Exhibit 10.1

EXECUTION VERSION

THIRD AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT

Dated as of June 7, 2022

Among:

CITIBANK, N.A., as Lender,

and

OP SPE BORROWER PARENT, LLC, as Parent Borrower,

OP SPE PHX1, LLC, as a Borrower,

OP SPE TPA1, LLC, as a Borrower

and

WELLS FARGO BANK, N.A., as Calculation Agent and Paying Agent

-i-

Section 5.	Conditions Precedent	53

5.01	Initial Advance	53
5.02	Initial and Subsequent Advances	54

Section 6.	Representations and Warranties	57

6.01	Existence	57
6.02	Financial Condition	58
6.03	Litigation	58
6.04	No Breach	58
6.05	Action	59
6.06	Approvals	59
6.07	Margin Regulations	59
6.08	Taxes	59
6.09	Investment Company Act	59
6.10	[Reserved]	60
6.11	Compliance with Law	60
6.12	No Default	60
6.13	Collateral; Collateral Security	61
6.14	Chief Executive Office; Chief Operating Office	62
6.15	Location of Books and Records	62
6.16	True and Complete Disclosure	62
6.17	[Reserved]	62
6.18	[Reserved]	62
6.19	ERISA	62
6.20	No Burdensome Restrictions	63
6.21	Filing Jurisdictions/Relevant States	63
6.22	[Reserved]	63
6.23	Subsidiaries/Other Indebtedness	63
6.24	Representations and Warranties	63
6.25	No Adverse Selection	63
6.26	Solvency; Fraudulent Conveyance	64
6.27	No Broker	64
6.28	USA Patriot Act; OFAC	64
6.29	Anti-Money Laundering	64
6.30	[Reserved]	64
6.31	Financial Reporting	64
6.32	No Statutory Limitations to Indebtedness	65
6.33	No Prior Pledge	65
6.34	Mezzanine Financing	65
6.35	Asset Manager	65
6.36	Separateness	65

Section 7.	Covenants of Borrowers	65

7.01	Financial Statements and Other Information	65
7.02	Litigation	68
7.03	Existence, Etc	68

-ii-

7.04	Prohibition of Fundamental Changes	69
7.05	Borrowing Base Deficiency	70
7.06	Notices	70
7.07	Asset Management	71
7.08	OFAC	71
7.09	Lines of Business	72
7.10	Transactions with Affiliates	72
7.11	Defense of Title	72
7.12	Preservation of Collateral	72
7.13	No Assignment	72
7.14	Limitation on Sale of Assets	72
7.15	Limitation on Distributions	73
7.16	Financial Covenants	73
7.17	[Reserved]	73
7.18	Power of Attorney	73
7.19	Mortgages	73
7.20	Mezzanine Financings	73
7.21	Maintenance of Property; Insurance	74
7.22	Further Identification of Collateral	74
7.23	Properties Determined to be Defective	74
7.24	Delivery of Income	74
7.25	Maintenance of Papers, Records and Files	74
7.26	Taxes, Etc	75
7.27	Use of Diligence Agent	75
7.28	Change of Fiscal Year	75
7.29	Delivery of Servicing Records	75
7.30	Concentration Account and Collection Account	75
7.31	Borrower Negative Covenants	76
7.32	Removal of Properties	76
7.33	[Reserved]	76
7.34	Asset Manager	76
7.35	Further Proceeds	76
7.36	Properties	76
7.37	Voting Rights	77
7.38	Removal of Contributed Properties	77
7.39	Asset Management Agreements	77
7.40	[Reserved]	77
7.41	[Reserved]	77
7.42	Asset Management Rights	77
7.43	[Reserved]	77
7.44	[Reserved]	78
7.45	Further Borrower Obligations	78
7.46	Provision of Deed	79
7.47	Pledged Equity	80

-iii-

Section 8.	Events of Default	82

Section 9.	Remedies Upon Default	85

Section 10.	No Duty on Lender’s Part	86

Section 11.	Paying Agent and Calculation Agent	86

11.01	Paying Agent	86
11.02	Calculation Agent	89

Section 12.	Single-Purpose Entity	92

12.01	Covenants Applicable to each Borrower	92
12.02	Covenants Applicable to Parent SPE	94
12.03	Covenants Applicable to each Borrower and Parent SPE	96

Section 13.	Agency	96

13.01	Exculpatory Provisions	96
13.02	Reliance by Agent	98
13.03	Delegation of Duties	98
13.04	Successor Agents; Merger etc. affecting Agents	99
13.05	No Other Duties, etc	99
13.06	Expenses; Indemnity; Damage Waiver	99

Section 14.	Miscellaneous	99

14.01	Waiver	99
14.02	Notices	100
14.03	Indemnification and Expenses	100
14.04	Amendments	103
14.05	Successors and Assigns	103
14.06	Survival	103
14.07	Platform; Access to Information	105
14.08	Captions	105
14.09	Counterparts; Electronic Signatures	105
14.10	Severability	106
14.11	GOVERNING LAW	106
14.12	SUBMISSION TO JURISDICTION; WAIVERS	106
14.13	WAIVER OF JURY TRIAL	107
14.14	Acknowledgments	107
14.15	Hypothecation or Pledge of Collateral	107
14.16	Confidentiality	107
14.17	Asset Management	108
14.18	Periodic Due Diligence Review	110
14.19	Set-Off	111
14.20	Restructuring of Agreement	111
14.21	Borrowers to Remain Liable	111
14.22	USA Patriot Act	112

-iv-

14.23	Actions and Events Outside of Lenders’ and Agents’ Control	112
14.24	Erroneous Payments	112
14.25	Entire Agreement	113
14.26	Amendment and Restatement	113
14.27	Joint and Several Liability	114

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Pledged Equity and Properties

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Guarantor’s Indebtedness

SCHEDULE 4	Initial Properties

SCHEDULE 5	Exception Codes

SCHEDULE 6	[Reserved]

SCHEDULE 7	Tax Identification Numbers

EXHIBITS

EXHIBIT A	Form of Promissory Note

EXHIBIT B-1	Form of Monthly Parent Borrower Certification

EXHIBIT B-2	[Reserved]

EXHIBIT C	Wire Instructions

EXHIBIT D	Form of Joinder Agreement

EXHIBIT E	Form of Confidentiality Agreement

EXHIBIT F	Form of Assignment of Asset Management Agreement

EXHIBIT G	Form of Security Release Certification

EXHIBIT H	[Reserved]

EXHIBIT I	Form of Power of Attorney

EXHIBIT J	[Reserved]

EXHIBIT K	[Reserved]

-v-

EXHIBIT L	[Reserved]

EXHIBIT M	Insurance Requirements

EXHIBIT N	[Reserved]

EXHIBIT O	Form of Notice of Borrowing and Pledge

EXHIBIT P	Form of Preliminary Report

EXHIBIT Q	Form of Final Report

EXHIBIT R	Form of Payment Date Report

-vi-

THIRD AMENDED AND RESTATED MASTER LOAN AND SECURITY

AGREEMENT

THIRD AMENDED AND RESTATED MASTER LOAN AND SECURITY AGREEMENT, dated as of June 7, 2022, by and among OP SPE BORROWER PARENT, LLC, a Delaware limited liability company (“Parent Borrower”), and OP SPE PHX1, LLC, a Delaware limited liability company, and OP SPE TPA1, LLC, a Delaware limited liability company (each a “Borrower” and collectively, with Parent Borrower and any “Additional Borrowers” as defined below, “Borrowers”), CITIBANK, N.A., a national banking association as lender (“Lender”) and WELLS FARGO BANK, N.A., as calculation agent (in such capacity, the “Calculation Agent”) and paying agent (in such capacity, the “Paying Agent”).

RECITALS

Borrowers wish to obtain financing from time to time to provide interim funding for the acquisition of certain Properties (as defined herein) and for other corporate purposes to be secured by the assets of Borrowers, including any Borrower’s equity interests in any other Borrower.

Lender has agreed, subject to the terms and conditions of this Loan Agreement (as defined herein), to provide such financing to Borrowers, with a portion of the revenues and other income derived from such Properties, together with other funds of Borrowers (or, if necessary and to the extent set forth in Guaranty, funds of Guarantor), being used to repay any Advance made hereunder as more particularly described herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Account Bank” shall mean with respect to the Concentration Account, Wells Fargo Bank, National Association, or any other bank reasonably acceptable to Lender.

“Account Control Agreements” shall mean, collectively, the Concentration Account Control Agreement and the Collection Account Control Agreement.

“Acquisition Parameters” shall mean the required characteristics of an Eligible Property set forth on Exhibit B to the Pricing Side Letter, as the same may be updated and/or modified from time to time by Borrowers and approved in writing by Lender in Lender’s reasonable discretion.

“Acquisition Price” shall mean with respect to a Contributed Property, the sale price set forth in the contract governing the sale of such Contributed Property by an unaffiliated third party seller of such Contributed Property to such Borrower.

“Additional Amount” shall have the meaning provided in Section 3.03(a).

“Additional Borrower” shall have the meaning provided in Section 2.12.

“Advances” shall mean all borrowings and advances of the Loan. Any amounts paid by Lender on behalf of a Borrower under any Loan Document shall be an Advance for purposes of this Loan Agreement.

“Advance Rate” shall mean, with respect to each Interest Period, a rate per annum equal to the sum of (a) the greater of (i) zero (0.00%) and (ii) Term SOFR (or the applicable Benchmark Replacement) determined by Lender as of the Determination Date for such Interest Period, plus (b) the Applicable Margin; provided that if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Advance Rate shall be limited to the maximum rate permitted by applicable law.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Asset Manager” means any Asset Manager that is an Affiliate of any Borrower.

“Agent” shall mean any of the Calculation Agent, the Paying Agent, or any permitted delegee, sub-agent or successor of any of the foregoing, and “Agents” shall mean all of the foregoing collectively.

“Agent Indemnity Annual Cap Amount” shall have the meaning set forth in the Pricing Side Letter.

“Alternate Rate” shall mean, with respect to each Interest Period, (a) the per annum rate of interest of the applicable Benchmark Replacement, determined by Lender for such Interest Period, plus (b) the Applicable Margin.

“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.

“Anti-Money Laundering Laws” shall have the meaning assigned thereto in Section 6.28.

“Applicable Acquisition Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Applicable BPO Value Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Asset Management Agreement” shall mean each agreement, together with the related fee schedule or other description of fees payable to Asset Manager, entered into by a Borrower and Asset Manager that governs the management responsibilities of Asset Manager with respect to the related Properties, in each case as such agreement may be amended and otherwise in effect from time to time. Each Asset Management Agreement must be in form and substance acceptable to Lender.

“Asset Management Fees” shall mean the fees payable to an Asset Manager pursuant to its Asset Management Agreements with Borrowers; provided, that, in no event shall such fees include any termination fees, penalty fees or interest payments due to such Asset Manager. For the avoidance of doubt, the Asset Management Fees may not be increased without the prior consent of Lender.

“Asset Management Rights” shall mean all right, title and interest of each Borrower in and to any and all of the following (if any): (a) rights to manage and make all decisions with respect to the Eligible Properties, (b) rights to make protective advances and receive reimbursement therefor, (c) rights to receive a management fee for managing the Eligible Properties, (d) late fees, penalties or similar payments with respect to the Eligible Properties, (e) agreements and documents creating or evidencing any such rights to manage, documents, files and records relating to the servicing of the Eligible Properties, and rights of the Underlying Entities or any other Person thereunder, (f) escrow, reserve and similar amounts with respect to the Eligible Properties, (g) rights to appoint, designate and retain any other managers, sub-managers, agents, custodians, trustees and liquidators with respect to the Eligible Properties, and (h) accounts and other rights to payment related to the Eligible Properties.

“Asset Management Standard” shall mean the requirement that Asset Manager manage all Eligible Properties in compliance with the related Asset Management Agreement and otherwise consistent with generally accepted management standards for prudent, reputable and experienced managers that manage portfolios of properties of similar size, type and location; provided that, such management shall be in a manner at least equal in quality to, and with the same care, skill, prudence and diligence with which Asset Manager services and administers Properties for its own account or any third party portfolios to the extent applicable, and in all cases, in material compliance with all Requirements of Law, and without regard to (w) any relationship that Asset Manager or an Affiliate of Asset Manager may have with any Borrower or Guarantor or any other party to the Loan Documents; (x) Asset Manager’s obligation to make protective advance or other advances or to incur servicing expenses with respect to the Properties if and to the extent required pursuant to the terms of the related Asset Management Agreement; (y) subject to the terms of the related Assignment of Asset Management Agreement, Asset Manager’s right to receive compensation for its services; or (z) the ownership, or servicing or management for others, by Asset Manager of any other residential real properties.

“Asset Manager” shall mean each of (x) Offerpad, LLC, in its capacity as servicer or asset manager pursuant to the Asset Management Agreements, and (y) any other servicer or asset manager that has been pre-approved by Lender in its sole discretion and which is a party to an Assignment of Asset Management Agreement.

“Asset Manager Termination Event” shall mean the occurrence of (i) any event of default (as such term is defined in each Asset Management Agreement) by an Asset Manager under any Asset Management Agreement, (ii) any material breach by an Asset Manager of the related Assignment of Asset Management Agreement, (iii) any Insolvency Event occurs with respect to any Asset Manager, or (iv) any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Asset Manager, or shall have taken any action to displace the management of an Asset Manager or to curtail its authority in the conduct of the business of an Asset Manager.

“Asset Transmission” shall mean in the case of each Property, a computer-readable transmission containing the information mutually agreed on by Lender, Diligence Agent and Asset Manager and delivered by Diligence Agent pursuant to Section 2.03(a)(ii). Diligence Agent will incorporate all agreed upon data provided by Borrower to Diligence Agent into the Asset Transmission.

“Assignment of Asset Management Agreement” shall mean each assignment agreement in the form of Exhibit F hereto, among Lender, the related Borrower and the related Asset Manager, as such agreement may be amended from time to time.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Basel III” shall mean “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.

“Base Rate” shall have the meaning set forth in the Pricing Side Letter.

“Benchmark” shall mean, (a) initially, the Term SOFR Reference Rate; and (b) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then the applicable Benchmark Replacement. Notwithstanding anything to the contrary herein, Lender shall have the sole discretion to re-set the Benchmark on a daily basis.

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Lender giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the Benchmark Replacement Adjustment; provided that, in no event shall the Benchmark Replacement for any Interest Period be deemed to be less than zero.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender in consultation with the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);

(b)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or

(c)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period” shall mean, unless and until a Benchmark Replacement is implemented with respect to the then-current Benchmark pursuant to Section 2.13(e)(i) (rather than pursuant to Section 2.13(c)), each (if any) Interest Period for which Lender determines that (a) adequate and reasonable means do not exist for ascertaining the component of the Advance Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) (including, if the Benchmark is the Term SOFR Reference Rate, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) it is unlawful to use the then current Benchmark to determine the applicable Advance Rate for any Interest Period.

“Borrower Pledged Equity” shall mean all of the shares, membership interests or trust certificates comprising Capital Stock of each Borrower (other than Parent Borrower) that is pledged to Lender hereunder, together with all stock certificates, options or rights of any nature whatsoever (but excluding all Retained Interests) which may be issued or granted by such Borrower to Parent Borrower while this Loan Agreement is in effect.

“Borrower Pledged Equity Summary” shall mean a summary of information related to the Borrower Pledged Equity interests required to be delivered by Parent Borrower to Lender pursuant to Section 2.03(c) hereof, which schedule shall contain the following information with respect to each Borrower Pledged Equity interest (to the extent applicable), (i) the name of the related Borrower and state of formation/authorization, (ii) the number of shares and (iii) the percentage of ownership that such certificated interest represents in such Borrower.

“Borrowing Base” shall mean, as of any date of determination, the aggregate Collateral Value of all Contributed Properties.

“Borrowing Base Deficiency” shall mean as of any date of determination, the aggregate outstanding principal amount of the Advances exceeds the Borrowing Base.

“BPO” shall mean, with respect to a Property, a broker’s price opinion obtained by Lender (at Borrowers’ expense) prior to the related Funding Date for a Contributed Property, prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Property or in a Borrower or any Affiliate of a Borrower and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds from a sale of the related Property and includes certain assumptions, including those as to the condition of the interior of the applicable Property and expected marketing time. Each BPO shall take into account at least three (3) sales of other comparable Properties, and at least three (3) listings of comparable Properties. Lender may, in its sole discretion, obtain additional BPOs at Lender’s cost from time to time.

“BPO Value” shall mean with respect to a Property, the value of Property set forth in the most recently obtained BPO or Reconciled BPO.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, banking and savings and loan institutions in the State of New York, the City of New York or the city or state in which the offices of the Calculation Agent or Paying Agent are located, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Calculation Agent” shall mean Wells Fargo or any replacement institution designated by Lender. Wells Fargo will perform its duties as Calculation Agent through its Corporate Trust Services division.

“Calculation Agent Fee” shall mean (a) with respect to the initial Calculation Agent appointed under this Loan Agreement, an amount equal to $8,500 for each Payment Date and (b) with respect to any replacement calculation agent, such fee as shall be agreed by the Lender and, so long as no Event of Default then exists, with the consent of the Borrowers. In addition to the foregoing, Borrowers shall pay to the initial Calculation Agent on the Closing Date a one-time upfront fee equal to $12,500.

“Calculation Agent Indemnity Amounts” shall mean amounts payable to the Calculation Agent pursuant to Section 11.02(g) hereof in an amount not to exceed, on an aggregate basis calculated together with any Paying Agent Indemnity Amounts, an amount equal to the Agent Indemnity Annual Cap Amount in any calendar year.

“Calculations” shall have the meaning assigned thereto in Section 11.02(a)(i).

“Capital Expenditures” shall have the meaning set forth in the Pricing Side Letter.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Loan Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests or membership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, including (where applicable) certificated and uncertificated membership interests in a limited liability company.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Casualty” shall have the meaning assigned thereto in Exhibit M hereof.

“Change of Control” shall mean, (a) with respect to a Borrower (other than Parent Borrower), if such Borrower ceases to be a Special Purpose Entity wholly owned directly by Parent Borrower, (b) with respect to Parent Borrower, if Parent Borrower ceases to be a Special Purpose Entity wholly owned directly by Parent SPE, (c) with respect to Parent SPE, if Parent SPE ceases to be a Special Purpose Entity wholly owned, directly by Offerpad Holdings LLC, (d) with respect to Offerpad Holdings LLC, if Offerpad Holdings LLC ceases to be wholly owned, directly by Guarantor, (e) with respect to Guarantor, any of the following shall have occurred: (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of Guarantor or at any time if after giving effect to such acquisition such Person or Persons owns forty-nine (49%) or more of such outstanding shares of voting stock, (ii) LL Capital Partners I, L.P. and/or related funds managed by LL Funds, LLC, individually or collectively on an aggregate basis no longer own 50% or more of Guarantor’s outstanding shares of voting stock or (iii) LL Capital Partners I, L.P. and/or related funds managed by LL Funds, LLC, individually or collectively on an aggregate basis do not hold at least one (1) seat on the Board of Directors of Guarantor, (f) with respect to each Relevant Party, if any Relevant Party that does not, as of the Effective Date, have an ownership interest in such Relevant Party acquires an ownership interest in such Relevant Party and, in connection with such acquisition, such Person acquires, or is granted, voting control over the operating policies and/or procedures such Relevant Party or (g) with respect to an Affiliated Asset Manager, the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock, limited partnership interests or limited liability interests, as the case may be, of such Affiliated Asset Manager or at any time if after giving effect to such acquisition such Person or Persons owns fifty (50%) or more of such outstanding shares of voting stock, limited partnership interests or limited liability company interests, as the case may be.

“Closing Costs” shall have the meaning set forth in the Pricing Side Letter.

“COBRA” shall have the meaning assigned thereto in Section 6.19 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning assigned to such term in Section 4.01(b) hereof.

“Collateral Value” shall have the meaning set forth in the Pricing Side Letter.

“Collection Account” shall mean the account established and maintained at the Control Bank, entitled “49515500, Collection Account—Wells Fargo Bank, N.A., as paying agent fbo Citibank, N.A. as secured party” into which Borrowers shall cause all Income in the Concentration Account to be deposited and held in accordance with Section 3.05, and identified in and subject to the related Collection Account Control Agreement except to the extent otherwise expressly set forth herein.

“Collection Account Control Agreement” shall mean each collection account control agreement entered into with respect to a Collection Account, by and among the related Borrower, Lender, and the applicable Control Bank, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time. Each such Collection Account Control Agreement in form and substance reasonably acceptable to Lender.

“Commitment Fee” shall have the meaning set forth in the Pricing Side Letter.

“Committed Amount” shall have the meaning set forth in the Pricing Side Letter.

“Concentration Account” shall mean the segregated deposit account held with the Account Bank for the benefit of the Lender and entitled “Concentration Account” into which Borrowers shall cause all Income to be deposited and held in accordance with Section 7.24, and identified in and subject to the related Concentration Account Control Agreement except to the extent otherwise expressly set forth herein.

“Concentration Account Control Agreement” shall mean each concentration account control agreement entered into with respect to a Concentration Account, by and among the related Borrower, Lender, and the applicable Account Bank, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time. Each such Concentration Account Control Agreement in form and substance reasonably acceptable to Lender.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Determination Date,” “Interest Period,” “Payment Date,” and “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, preceding and succeeding business day conventions and other administrative or operational matters) that Lender determines may be appropriate or necessary to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Loan Agreement and the other Loan Documents).

“Constituent Members” shall have the meaning assigned thereto in Section 12.02 hereof.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Contributed Property” shall mean any Property owned by a Borrower.

“Control Bank” shall mean with respect to the Collection Account, the Paying Agent, or any other bank reasonably acceptable to Lender.

“Costs” shall have the meaning assigned thereto in Section 14.03(a).

“Deed” shall mean, with respect to each Property, the instrument or document required by the law of the jurisdiction in which the Property is located to convey fee title and identified on the related Property Schedule.

“Default” shall mean any event that, with the giving of notice or the passage of time or both, could become an Event of Default.

“De Minimis Substances” shall mean Hazardous Substances in, on, or under the Eligible Properties that are de minimis in amount and are in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required.

“Determination Date” shall mean, with respect to any Interest Period, (a) if the Loan is a SOFR Loan, the Periodic Term SOFR Determination Day for such Interest Period, or (b) if the Loan is an Alternate Rate Loan, the date and time determined by Lender in accordance with the Conforming Changes.

“Diligence Agent” shall mean (i) Green River Capital, LLC or, (ii) an institution designated by Lender, or (iii) in the event of a material breach by Diligence Agent under this Loan Agreement or the Diligence Agent Agreement, an institution designated by Lender.

“Diligence Agent Certification” shall mean, in respect of any Property or group of Properties, a certification of Diligence Agent that it has reviewed the Property File for each related Property, has performed the applicable diligence services for such Property or Properties under the Diligence Agent Agreement and has confirmed whether each Property is an Eligible Property.

“Diligence Agent Agreement” shall mean that Evaluation Services Agreement, dated as of August 10, 2018, by and between Diligence Agent and Lender, as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time and any other diligence agent agreement entered into in connection with this Loan Agreement.

“Diligence Agent Fees” shall mean fees or other amounts at any time due and payable to Diligence Agent under the Diligence Agent Agreement.

“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Due Diligence Review” shall mean the performance by Lender and Diligence Agent of any or all of the reviews permitted under Section 14.18 hereof with respect to any or all of the Properties, Borrowers, Pledged Equity, Guarantor, Parent SPE, Asset Managers or related parties, as reasonably required by Lender from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 5.01 shall have been satisfied.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Property” shall have the meaning set forth in the Pricing Side Letter.

“Environmental Laws” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy or rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, each as amended, and any state and local or foreign counterparts or equivalents.

“Environmental Liens” shall have the meaning provided in Section 7.46(f).

“Equity Interests” shall mean, with respect to any Person, (a) any share or ownership interest in Capital Stock (including any participation interest or divided ownership or profit sharing interest however denominated) in such Person, whether voting or nonvoting, and whether or not such share, warrant, option right or other interest is authorized or otherwise existing as of any date of determination, (b) any warrant, option or other right for the purchase or acquisition from such Person of any share or interest described in (a) above, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership interest in such Person (including partnership, member or trust interests therein).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Affiliate, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which each Borrower is a member.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Exception” shall mean, with respect to any Property, any variance from the delivery requirements with respect to the Property File, as applicable and indicating such exceptions using the codes set forth on Schedule 5.

“Exception Report” shall mean a list, in a format reasonably acceptable to Lender, relating to the Properties, such list being delivered by Diligence Agent to Lender via Electronic Transmission, reflecting the Property Files delivered to Diligence Agent, indicating any Exceptions with respect to each Property File listed thereon.

“Excluded Taxes” shall mean (i) any income Taxes, branch profits Taxes, franchise Taxes, or other Taxes measured by or enforced on gross receipts or net income that is imposed by the United States, a state, a foreign jurisdiction under the laws of which Lender or an Agent is organized, maintains its principal office or applicable lending office, or has a present or former connection, and any political subdivision of any of the foregoing, (ii) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which such Lender acquires such interest in the Loan or commitment, or such Lender changes its lending office, except in each case to the extent that pursuant to Section 3.03, Additional Amounts with respect to such Taxes were payable to either such Lender’s assignor immediately before such Lender became party hereto, or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to a Lender or an Agent’s failure to comply with Section 3.03(d), and (iv) any Taxes imposed under FATCA.

“Executive Order” shall mean Executive Order 13224— Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Final Report” shall mean a report of the Calculation Agent substantially in the form of Exhibit Q confirming the absence of exceptions with respect to (i) the Borrowers’ calculation of the Borrowing Base and, (ii) if delivered in response to a draft Notice of Borrowing and Pledge, any calculations required in connection with the Advance contemplated thereby.

“FIRREA” shall mean The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended.

“Funding Date” shall mean the date on which an Advance is made hereunder; provided that, there shall not be more than one funding date in any calendar week unless otherwise approved by Lender.

“Funding Notice” shall mean Lender’s agreement to make an Advance requested by a Borrower pursuant to a Notice of Borrowing and Pledge. Such Funding Notice shall specify the Properties that Lender has agreed to include in the calculation of the Borrowing Base, the related Funding Date, the amount of the Advance and any other terms of such Advance agreed upon between such Borrower and Lender.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.

“Governing Document” shall mean, as applicable, each limited liability company agreement, operating agreement, trust agreement, articles of incorporation, by-laws and/or any other document governing the formation, operation and existence of any Person.

“Governmental Authority” shall mean with respect to any Person, the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Property, to the extent required by Lender. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Offerpad Solutions Inc., a Delaware corporation.

“Guarantor Certification” shall have the meaning specified in Section 7.01(d).

“Guaranty” shall mean each Guaranty and Recourse Agreement by a Guarantor in favor of Lender, as such agreement may be amended from time to time.

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives; provided, however, that “Hazardous Substances” shall not include cleaning materials customarily used at properties similar to the Properties, to the extent such materials are used, stored and disposed of in accordance with Environmental Laws.

“Improvements” shall mean all buildings, structures, improvements, parking areas, landscaping, fixtures and articles of property now erected on, attached to, or used or adapted for use in the operation of any Property, including, without limitation, all heating, air conditioning apparatus and equipment, all boilers, engines, motors, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor covering, underpadding, storm sashes, awnings, and shrubbery and plants.

“Income” shall mean with respect to any Contributed Property, all of the following: (a) all Liquidation Proceeds, (b) all other income, dividends, distributions, receipts, payments, collections, prepayments (when recognized as applied in accordance with GAAP), recoveries, proceeds (including Insurance Proceeds and insurance and condemnation proceeds) and other payments or amounts of any kind paid or to be paid, received, collected, recovered or distributed on, in connection with or in respect of such Contributed Property, including all proceeds received upon the liquidation or other disposition of such Contributed Property, and including all other fees or charges of any kind or nature payable to a Borrower, including rents, interests, profits, returns or repayment of contributions, insurance payments, judgments, settlements and proceeds, and (c) all other “proceeds” as defined in Section 9-102(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person by a note, bond, debenture or similar instrument.

“Indemnified Party” shall have the meaning assigned thereto in Section 14.03(a).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes or Other Taxes.

“Independent Director” or “Independent Manager” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by Amacar Group, CT Corporation, Corporation Service Company, Global Securitization Services, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally recognized company approved by Lender in the exercise of its reasonable discretion, in each case that is not an Affiliate of any Relevant Party and that provides professional Independent Directors and Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(a) a member, partner, equity holder, manager, director, officer or employee of any Relevant Party, any of their respective equity holders or Affiliates (other than as an Independent Director or Independent Manager of any Relevant Party or Affiliate thereof or any of their respective single-purpose entity equity holders, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);

(b) a creditor, supplier or service provider (including provider of professional services) to any Relevant Party, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services to any Relevant Party, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business);

(c) a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).

An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with any Relevant Party shall not be disqualified from serving as an Independent Director or Independent Manager of a Borrower or Parent SPE if the fees that such individual earns from serving in such role in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year.

“Independent Director Event” shall mean with respect to the Independent Director or Independent Manager (as applicable) for any Borrower or Parent SPE, (i) any act or omission by such Independent Director that constitutes willful disregard of its duties under the applicable Governing Documents, (ii) such Independent Director engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, or (iii) such Independent Director no longer meeting the definition of Independent Director.

“Initial Acquisition Price” shall mean with respect to a Contributed Property, an amount equal to the Acquisition Price for such Contributed, less the amount of any Offerpad Acquisition Fees.

“Initial Properties” shall mean, the Properties set forth on Schedule 4 hereto, which Properties shall be Contributed Properties hereunder as of the initial Funding Date.

“Insolvency Action” shall mean with respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event” shall mean with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs; or, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” shall mean any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Insurance Premiums” shall have the meaning assigned thereto in Exhibit M hereof.

“Insurance Proceeds” shall mean with respect to each Contributed Property, proceeds of insurance policies insuring the Contributed Property.

“Interest Period” shall mean, with respect to any Advance, (i) initially, the period commencing on the Funding Date with respect to such Advance and ending on the last calendar day of such month immediately prior to the next succeeding Payment Date, and (ii) thereafter, each period commencing on the first calendar day of a month and ending on the last calendar day of such month immediately prior to the next succeeding Payment Date.

“Investment” shall have the meaning assigned thereto in Section 7.32 hereof.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“Joinder Agreement” shall mean a joinder agreement in the form of Exhibit D, by and among Borrowers, Lender and each Additional Borrower.

“Lender” shall have the meaning assigned thereto in the heading hereto.

“Lien” shall mean any deed of trust, mortgage, lien, pledge, charge, security interest or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof, but excluding for the avoidance of doubt a Permitted Extended Stay Agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidation Proceeds” shall mean all amounts paid in respect of any disposition of a Property, whether by sale, securitization, liquidation, assignment or otherwise, net of reasonable direct costs and expenses incurred by a Borrower in connection with such disposition, which costs and expenses shall be documented and provided to Lender upon the reasonable request of Lender.

“Loan” shall have the meaning specified in Section 2.01(a) hereof.

“Loan Agreement” shall mean this Third Amended and Restated Master Loan and Security Agreement, as may be amended, restated, supplemented or otherwise modified from time to time as mutually agreed by the parties in writing.

“Loan Documents” shall mean collectively, this Loan Agreement, the Note, the Guaranty, the Diligence Agent Agreement, each Asset Management Agreement, each, Assignment of Asset Management Agreement, each Mezzanine Financing Intercreditor Agreement (if applicable), the Pricing Side Letter, the Collection Account Control Agreement, the Concentration Account

Control Agreement, each Pledge Agreement, the PRES License Agreement, the PRES Side Letter, and each other agreement entered into by a Borrower, on the one hand, and Lender and/or any of its Affiliates or Subsidiaries on the other, and all other Governing Documents related to each Borrower and Parent SPE, and the executed Power of Attorney in the form of Exhibit I for each Borrower, in connection herewith or therewith, in each case as such agreement may be amended and in effect from time to time.

“Management File” shall mean with respect to each Property, the file retained by Asset Manager consisting of all documents that a prudent property manager would have, including copies of the Property File, and all documents necessary to document and manage the Properties, and any and all documents required to be delivered pursuant to any of the Loan Documents.

“Material Adverse Effect” shall mean a material adverse effect on (a) the property, taken as a whole, business, operations, financial condition or prospects of any Borrower, (b) the ability of any Borrower to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of Lender under any of the Loan Documents, (e) the timely repayment of the principal and interest of all Advances or payment of other amounts payable in connection therewith or (f) the Collateral.

“Maturity Date” shall mean (i) June 7, 2024, or (ii) such earlier date on which the Loans hereunder have become due and payable hereunder in accordance with Section 9.

“Maximum Credit” shall have the meaning assigned thereto in the Pricing Side Letter, as such amount may be adjusted.

“Mezzanine Financing Facility” shall have the meaning set forth in the Pricing Side Letter.

“Mezzanine Financing Intercreditor Agreement” shall mean an intercreditor agreement between Lender and each Mezzanine Lender in form and substance reasonably acceptable to Lender.

“Mezzanine Lender” shall mean each lender under a Mezzanine Financing Facility.

“Monthly Borrower Certification” shall have the meaning specified in Section 7.01(d).

“Moody’s” shall mean Moody’s Investors Service, Inc., its successors and assigns.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by any Borrower or any ERISA Affiliate or as to which any Borrower or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“Net Worth” shall mean, with respect to any Person, the excess of total assets of such Person, over total liabilities of such Person, determined in accordance with GAAP.

“Note” shall mean the promissory note provided for by Section 2.02(a) hereof the Loan and any promissory note delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

“Notice of Borrowing and Pledge” shall mean the notice of borrowing and pledge substantially in the form of Exhibit O hereto, specifying the Contributed Properties to be included in the calculation of the Borrowing Base, including any Contributed Properties to be financed by such Advance (after giving effect thereto), and indicating which Borrower owns such Properties. Each Notice of Borrowing and Pledge shall have attached thereto a Property Schedule of any Contributed Properties not previously included in the Borrowing Base.

“Obligations” shall mean (a) all of Borrowers’ present and future obligations to repay principal and interest with respect to the Loan and other obligations and liabilities of Borrowers to Lender, its Affiliates, all Diligence Agent Fees or obligations and liabilities to any other Person arising under, or in connection with, the Loan Documents or directly related to the Pledged Equity or the Contributed Properties, whether now existing or hereafter arising; (b) any and all sums paid by Lender or on behalf of Lender pursuant to the Loan Documents in order to preserve the Pledged Equity, any Contributed Property or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Borrowers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on the Pledged Equity or any Contributed Property, or of any exercise by Lender or any Affiliate of Lender of its rights under the Loan Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of Borrowers’ indemnity obligations to Lender pursuant to the Loan Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offerpad Acquisition Fees” shall mean with respect to a Contributed Property, the aggregate amount of all standard fees or other compensation paid to any Relevant Party in connection with the acquisition of such Contributed Property.

“Operating Company” shall mean an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.

“Parent Borrower” shall mean OP SPE Borrower Parent, LLC, a Delaware limited liability company and a Borrower hereunder.

“Parent Borrower Pledge Agreement” shall mean that certain pledge and security agreement, dated as of August 10, 2018, between Parent Borrower and Lender, whereby Parent Borrower pledges its Equity Interests in each Borrower, as the same shall be amended, restated, supplemented or otherwise modified.

“Parent Borrower Pledged Equity” shall mean all of the shares, membership interests or trust certificates comprising Capital Stock of Parent Borrower that is pledged to Lender under the Parent SPE Pledge Agreement, together with all stock certificates, options or rights of any nature whatsoever (but excluding all Retained Interests) which may be issued or granted by Parent Borrower to Parent SPE while this Loan Agreement is in effect.

“Parent SPE” shall mean OP SPE Holdco, LLC, a Delaware limited liability company.

“Parent SPE Pledge Agreement” shall mean that certain pledge and security agreement dated as of August 10, 2018, between Parent SPE and Lender, whereby Parent SPE pledges its Equity Interests in Parent Borrower, as the same shall be amended, restated, supplemented or otherwise modified.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.

“Paying Agent” shall mean Wells Fargo or any replacement paying agent designated by Lender. Wells Fargo will perform its duties as Paying Agent through its Corporate Trust Services division.

“Paying Agent Fee” shall mean (a) with respect to the initial Paying Agent appointed under this Loan Agreement, $0 (it being agreed that fees of such Paying Agent are subsumed under the Calculation Agent Fee), and (b) with respect to any replacement paying agent (including the initial Paying Agent if such Paying Agent is no longer acting as the Calculation Agent), such fee or fees as shall be agreed by the Lender and, so long as no Event of Default then exists, with the consent of the Borrowers.

“Paying Agent Indemnity Amounts” shall mean amounts payable to the Paying Agent pursuant to Section 11.01(i) hereof in an amount not to exceed, on an aggregate basis calculated together with any Calculation Agent Indemnity Amounts, an amount equal to the Agent Indemnity Annual Cap Amount in any calendar year.

“Payment” shall have the meaning assigned thereto in Section 14.24(a)(i).

“Payment Date” shall mean the 20th day of each calendar month, (or if such day is not a Business Day, the following Business Day).

“Payment Date Report” shall mean, for any Payment Date, the report prepared by the Calculation Agent substantially in the form of Exhibit R and reflecting the principal, interest, fees, costs, expenses, indemnities payable hereunder on such Payment Date.

“Payment Notice” shall have the meaning assigned thereto in Section 14.24(b)(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Permitted Extended Stay” shall have the meaning set forth in the Pricing Side Letter.

“Permitted Extended Stay Agreement” shall have the meaning set forth in the Pricing Side Letter.

“Permitted Lien” shall mean, for any Property: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) materialmen’s, mechanic’s, carriers’, workmen’s, repairmen’s and similar Liens, in each case, arising in the ordinary course of business securing obligations that are not yet delinquent, (c) the lien of taxes, assessments, governmental charges and home owners’ association dues and fees not yet due and payable or being diligently contested in good faith by appropriate proceedings with respect to which adequate reserves have been provided, (d) all non-monetary liens, encumbrances, easements and other matters of record, (e) any matters set forth in any of the owner’s title insurance policy for such Property, (f) Liens granted pursuant to or by the Loan Documents, (g) any Permitted Second Liens following a Permitted Second Lien Event, (h) Liens arising by operation of law in the ordinary course of business for sums not due or for sums that are being contested in good faith with respect to which adequate reserves have been provided, and (i) easements, restrictive covenants and other encumbrances which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the business conducted on, habitability or other customary use of such Property.

“Permitted Second Lien” shall mean, with respect to a Contributed Property, and following a Permitted Second Lien Event, a second lien in favor of a Mezzanine Lender under any applicable Mezzanine Financing Facility.

“Permitted Second Lien Event” shall mean with respect to a Contributed Property, the effective date on which a mortgage, deed of trust or other form of security instrument has been recorded in the applicable jurisdiction in favor of Lender, evidencing and perfecting Lender’s first priority Lien on and security interest in such Contributed Property.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by a Borrower or, in the case of a Plan subject to Title IV of ERISA, any ERISA Affiliate and that is covered by Title IV of ERISA, other than a Multiemployer Plan.

“Platform” shall have the meaning assigned thereto in Section 14.07(a) hereof.

“Pledge Agreement” shall mean each of the Parent SPE Pledge Agreement and the Parent Borrower Pledge Agreement.

“Pledged Equity” shall mean, collectively, the Borrower Pledged Equity and the Parent Borrower Pledged Equity.

“Policies” or “Policy” shall have the meaning assigned thereto in Exhibit M hereof.

“Post-Default Rate” shall mean, with respect to the principal amount and/or interest of any Advance or any other amount payable under this Loan Agreement or any other Loan Document that is not paid when due to Lender (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum equal to the rate set forth in the Pricing Side Letter.

“Power of Attorney” shall mean a power of attorney in the form of Exhibit I hereto.

“Preliminary Report” shall mean a report of the Calculation Agent substantially in the form of Exhibit P identifying any exceptions with respect to the Borrowers’ calculation of the Borrowing Base and, if delivered in response to a draft Notice of Borrowing and Pledge, the results of any applicable calculations required in connection with the Advance contemplated thereby.

“PRES License Agreement” shall mean the Software Customization and License Agreement between Precise Real Estate Solutions, Inc. and Offerpad, LLC, dated as of January 23, 2017, as such agreement may be amended supplemented or modified from time to time.

“PRES Side Letter” shall mean the side letter agreement, dated as of August 10, 2018, among Offerpad, LLC, Lender, Diligence Agent and Precise Real Estate Solutions, Inc., as such agreement may be amended supplemented or modified from time to time.

“Pricing Side Letter” shall mean the third amended and restated pricing side letter, dated as of the date hereof, among Borrowers and Lender, as the same may be amended, supplemented or modified from time to time.

“Prime Rate” shall mean rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the U.S. If more than one such “Prime rate” is published in The Wall Street Journal for a day, the average of such “Prime rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime rate” for the U.S., Lender shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event will the Prime Rate be deemed to be less than zero.

“Prohibited Jurisdiction” shall mean any country or jurisdiction, from time to time, that is the subject of a prohibition order (or any similar order or directive), sanctions or restrictions promulgated or administered by any Governmental Authority of the United States.

“Prohibited Person” shall mean any Person:

(i)	listed in the Annex to (the “Annex”), or otherwise subject to the provisions of, the Executive Order;

(ii)	that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(iv)	who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v)

that is named as a “specially designated national and blocked person” on the most current list published by the OFAC at its official website, http: //www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(vi)	who is an Affiliate of a Person listed above.

“Property” shall mean residential real property, together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such property, together with the related Records, the related Asset Management Rights, any related takeout commitment, and all instruments, chattel paper and general intangibles comprising or relating to any or all of the foregoing.

“Property Documents” shall mean with respect to each Property, the documents comprising the related Property File.

“Property File” shall mean, as to each Property, a file including those documents listed below, and any other documents related to such Property that are required to be posted to the Platform or otherwise delivered to the Lender pursuant to the definition of “Eligible Property” or any other provision of this Loan Agreement:

(a)	A copy of the Purchase Agreement related to such Property;

(b)	A copy of the final HUD for such Property;

(c)

A copy of the recorded deed conveying the Property to the applicable Borrower with recording information on it; or, if unavailable, evidence reasonably satisfactory to Diligence Agent that the deed has been submitted for recording provided, in each case, that a copy of the recorded deed shall be added to the Property Documents as promptly as practicable and in no event later than the date that is ninety (90) days following the date on which such Borrower acquired or obtained the related Contributed Property;

(d)	A copy of a title insurance policy that satisfies the requirements described in clause (w) of Part II of Schedule 1 hereto in respect of such Property;

(e)	A flood certificate with respect to such Property;

(f)	Evidence of insurance with respect to such Property that satisfies the Insurance Requirements set forth in Exhibit M;

(g)	Copies of all applicable powers of attorney with respect to such Contributed Property;

(h)	Valuation; and

(i)	If such Property is subject to a Permitted Extended Stay, the related Permitted Extended Stay Agreement.

“Property Schedule” shall mean a hard-copy or electronic format incorporating the fields set forth on Schedule 1 to the Pricing Side Letter, as such Schedule (including the fields set forth thereon) may be updated by the parties from time to time.

“Purchase Agreement” shall mean any purchase agreement or other document between a Borrower and any Transferor pursuant to which such Borrower purchased or acquired a Contributed Property, which shall include without limitation any purchase or acquisition of such Contributed Property through a trustee sale, foreclosure sale or short sale.

“Qualified Institution” shall mean any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that has or the parent of which has, either (1) a long-term unsecured debt rating of “BBB+” or higher by S&P and “Baa1” or higher by Moody’s, or (2) a short-term unsecured debt rating of not less than “A 1” by S&P and not less than “P-1” by Moody’s or (b) is otherwise acceptable to Lender and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Reconciled BPO” shall mean a BPO that has been evaluated and reconciled by an independent third party diligence agent at the request of Lender in accordance with its standard procedures, which may include a rebuttal by Borrowers thereof, for evaluating and adjusting BPO Values, which evaluation and reconciliation process may result in an adjusted BPO Value.

“Records” shall mean, with respect to any Contributed Property, the Property File and the Servicing Records.

“Register” shall have the meaning assigned thereto in Section 14.05 hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Federal Reserve Board (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, Remedial Work, disposal, presence or migration of Hazardous Substances on, about, under or within all or any portion of any property or Property.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Relevant Party” shall mean each of Borrowers, Guarantor and Parent SPE.

“Remedial Work” shall mean any investigation, inspection, site monitoring, containment, clean-up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Contributed Property of any Hazardous Substances, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“Repayment Date” shall mean each Business Day occurring on a weekly basis as mutually agreed upon by the Borrowers and Lender; provided, that all conditions precedent for such Repayment Date set forth herein have been satisfied; provided further, that with respect to any Repayment Date that occurs in the same calendar week that includes a monthly Payment Date, the Repayment Date for such calendar week shall be the 20th day of such calendar month, (or if such day is not a Business Day, the following Business Day) unless otherwise agreed by the parties.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31, or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code).

“Reporting Date” shall mean the fifteenth (15th) calendar day of each month (and if such day is not a Business Day the next succeeding Business Day), beginning with September 2018.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, all governmental licenses and authorizations and any law, treaty, rule or regulation or interpretation thereof or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (i) any Person (other than the Calculation Agent or the Paying Agent), the chief executive officer or, with respect to financial matters, the chief financial officer, controller or director of capital markets, of such Person; provided, that (a) Notices of Borrowing and Pledge and certifications in the form of Exhibit B-1 attached hereto may be delivered by Tony Franceschina in his capacity as Director, Treasury on behalf of the Borrowers and (b) certifications in the form of Exhibit A attached to the Pricing Side Letter may be delivered by Hiten Patel on behalf of the Guarantor in his capacity as VP, Controller; and provided further, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated by a certificate of corporate resolution, or (ii) the Calculation or the Paying Agent, any officer of the Calculation Agent or the Paying Agent, as applicable, with direct responsibility for the administration of this Loan Agreement and, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Participant” shall mean (i) an Operating Company, or (ii) a direct competitor of Borrowers and their affiliates set forth in a written notice delivered to Lender by a Relevant Party from time to time; provided that, in no event shall any bank or insurance company be a Restricted Participant without the prior written consent of Lender.

“Retained Interest” shall mean all duties, obligations and liabilities of a Person, including payment and indemnity obligations, with respect to the Pledged Equity and Contributed Properties.

“S&P” shall mean Standard and Poor’s Ratings Group, its successors and assigns.

“SEC” shall have the meaning assigned thereto in Section 14.16 hereof.

“Secured Obligations” shall have the meaning assigned thereto in Section 4.01(c) hereof.

“Securities Laws” shall mean the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit G hereto.

“Servicing Records” shall have the meaning assigned thereto in Section 14.17(b) hereof.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format reasonably acceptable to Borrowers and Lender containing such information as determined by Lender in its reasonable discretion.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the SOFR Rate.

“SOFR Rate” shall mean the sum of (a) Term SOFR applicable to such Interest Period and (b) the Applicable Margin.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person and its consolidated Subsidiaries is greater than the amount of such Person’s and its consolidated Subsidiaries’ liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 91(32) of the Bankruptcy Code, (b) the present fair saleable value of the assets and property of such Person and its consolidated Subsidiaries in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person and its consolidated Subsidiaries on its debts as they become absolute and matured, (c) such Person and its consolidated Subsidiaries is able to realize upon its assets and property and pay its and their debts and other liabilities

(including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person and its consolidated Subsidiaries do not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s and its consolidated Subsidiaries’ ability to pay as such debts and liabilities mature, and (e) such Person and its consolidated Subsidiaries are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which such Person’s and its consolidated Subsidiaries’ assets and property would constitute unreasonably small capital.

“Special Purpose Entity” shall mean a bankruptcy remote special purpose entity which has restrictions and limitations in its organizational documents, including a requirement for Independent Managers, Independent Directors or a trustee, that are consistent with its bankruptcy remote special purpose entity status and are reasonably acceptable to Lender and at all times on and after the date hereof, complies with the provisions of Section 12.

“Specified Properties” shall mean each Contributed Property that first became subject to an Advance on or prior to February 28, 2020, as set forth in a schedule provided by Borrower and Lender to Calculation Agent.

“Stabilized Listed Advance” shall mean an outstanding Advance with respect to a Stabilized Listed Property.

“Stabilized Listed Property” shall mean a Contributed Property (i) as to which all renovations and improvements have been completed and (ii) which has been listed for sale by or on behalf of the applicable Borrower.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Survey” shall mean a survey prepared by a surveyor licensed in the State where the Property is located and mutually satisfactory to Lender and the related Borrower and the company or companies issuing ALTA owner’s title insurance policy, and containing a certification of such surveyor customary for residential home loan properties and that is reasonably satisfactory to Lender.

“Taxes” shall mean any taxes, levies, imposts, and similar deductions, charges or withholdings, and all liabilities for penalties, interest and additions to tax with respect thereto, imposed by any Governmental Authority.

“Term SOFR” shall mean, with respect to each day in an Interest Period, the Term SOFR Reference Rate determined daily for a one-month period on such day (such day, the “Periodic Term SOFR Determination Day”), as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than zero.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the one-month forward-looking term rate based on SOFR, currently identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.

“Termination Date” shall mean (i) the Maturity Date, or (ii) such earlier date on which this Loan Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Transferor” shall mean the related seller or transferor of Properties to a Borrower.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uncommitted Amount” shall have the meaning set forth in the Pricing Side Letter.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unintended Recipient” shall have the meaning assigned there in Section 14.24(a)(i).

“USC” shall mean the United States Code, as amended.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Valuation” shall mean with respect to a Contributed Property, the value set forth in the most recently obtained BPO or Reconciled BPO or other valuation type as applicable, each as approved by Lender.

“Valuation Requirements” shall have the meaning set forth in the Pricing Side Letter.

“Wells Fargo” shall mean Wells Fargo Bank, N.A., a national banking association, and any successor in interest.

“Wire Instructions” shall mean Paying Agent’s and Lender’s Wire Instructions set forth on Exhibit C hereto. Any reference in this Loan Agreement to Wire Instructions shall be deemed to refer to the Paying Agent’s Wire Instructions, unless clearly stated otherwise.

1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Lender hereunder shall be prepared, in accordance with GAAP.

1.03 Interpretation. The following rules of this Section 1.03 apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Loan Agreement. A reference to a party to this Loan Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Loan Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Loan Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The term “including” is not limiting and means “including without limitation.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

Except where otherwise provided in this Loan Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to Borrowers by Lender or an authorized officer of Lender provided for in this Loan Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement. Any Default or Event of Default hereunder shall be deemed to be continuing unless explicitly waived in writing by Lender in its sole and absolute discretion and once waived in writing by Lender shall be deemed to be not continuing, subject to and in accordance with the terms and conditions of any applicable waiver.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form or electronic readable form. Where Borrowers are required to provide any document to Lender under the terms of this Loan Agreement, the relevant document shall be provided in writing or printed form unless Lender requests otherwise. At the request of Lender, such document shall be provided in computer disk form, electronic readable form or both printed and computer disk or electronic readable form.

This Loan Agreement is the result of negotiations among, and has been reviewed by counsel to, Calculation Agent, Paying Agent, Lender, Borrowers, Parent Borrower, Parent SPE and Guarantor, and is the product of all parties. In the interpretation of this Loan Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Loan Agreement or this Loan Agreement itself. Except where otherwise expressly stated, Lender may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by Lender shall not be construed to require Lender to request or await receipt of information or documentation not immediately available from or with respect to Borrowers, Asset Manager or any other Person or the Pledged Equity or Properties themselves.

Section 2. Advances, Note and Prepayments.

2.01 Advances.

(a) Subject to fulfillment of the conditions precedent set forth in Sections 5.01 and 5.02 hereof, and subject to 2.03(a) and (b) below, Lender shall, with respect to the Committed Amount and may, with respect to the Uncommitted Amount, from time to time as requested by Borrowers on the terms and conditions of this Loan Agreement, make loans (individually, an “Advance,” collectively, the “Advances” or the “Loan”) to a Borrower in Dollars, on any Business Day from and including the Effective Date to but excluding the Maturity Date in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Credit; provided, however, that in no event shall Lender be required to make any Advance which would result in a Borrowing Base Deficiency or would cause the amount of the Loan to exceed the Maximum Credit. Lender shall have the obligation, subject to the terms and conditions of the Loan Documents, to make Advances up to the Committed Amount and shall have no obligation to make Advances with respect to the Uncommitted Amount, which Advances may be made in the sole discretion of Lender. All Advances hereunder shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up to the Uncommitted Amount.

(b) Subject to the terms and conditions of this Loan Agreement, Borrowers may borrow and reborrow and repay hereunder without any penalty to any Relevant Party.

2.02 Notes.

(a) The Advances made by Lender (i) are evidenced by the Fifth Amended and Restated Promissory Note of Borrowers, dated as of June 7, 2022, or (ii) shall be evidenced by a single promissory note of Borrowers substantially in the form of Exhibit A hereto (in each case, the “Note”), dated the date hereof, payable to Lender in a principal amount equal to the amount of the Maximum Credit and otherwise duly completed. Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b) The Funding Date, amount and Advance Rate with respect to each Advance made by Lender to a Borrower, and each payment made on account of the principal thereof, shall be recorded by Lender on its books and, prior to any transfer of the Note, noted by Lender on the grid attached to the Note or any continuation thereof; provided, that the failure of Lender to make any such recordation or notation shall not affect the obligations of such Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Advances.

(c) In no event shall either the Paying Agent or the Calculation Agent have any obligation to maintain a register of holders of any Note, or to register or otherwise monitor transfers thereof.

2.03 Procedure for Confirming Eligible Property and Borrowing.

(a) Procedure for Confirming Eligible Properties.

(i)

Borrowers may, from time to time, notify Lender, Agents and Diligence Agent of its desire to confirm Properties as Eligible Properties. Concurrently with such notice, Borrowers shall deliver (w) to Lender, Agents and Diligence Agent, a Property Schedule and the aggregate Borrowing Base of the Properties included therein, (x) to Lender and Diligence Agent, via the Platform, the Property File for each such Property, (y) to Agents and Diligence Agent, all other documents, materials and information reasonably requested by Agents and Diligence Agent to confirm compliance with the definition of the term “Eligible Properties,” as contemplated by the terms hereof and (z) if such Eligible Properties are to be owned by an Additional Borrower, to Lender, such additional documents as are required to be delivered pursuant to Section 5.02(p). Each item to be delivered to Lender, the Agents and Diligence Agent pursuant to this Section 2.03(a) shall be delivered in accordance with the terms specified herein or the Diligence Agent Agreement, as applicable.

(ii)

Diligence Agent shall deliver to Borrowers and Lender, within one (1) Business Day after receipt of all of the foregoing materials described in clauses (w) through (y) above, (A) an Asset Transmission and its Diligence Agent Certification that (subject to clause (B) hereof) (i) it has completed the Due Diligence Review of each Property, including, without limitation, that it has determined that each such Property is an Eligible Property, (iii) Valuations have been prepared and completed by it for each Property in accordance with the Valuation Requirements and (iv) if it has found any deficiency with respect to the matters described in clause (A), it has noted such deficiency in an Exception Report.

(iii)

Promptly after receipt of an Asset Transmission and Diligence Agent Certification from Diligence Agent, Borrowers shall notify Diligence Agent of any objections or corrections thereto, or Borrowers shall confirm that there are no objections or corrections thereto. If objections or corrections are received, and after consulting with Borrowers and Lender as necessary, Diligence Agent shall deliver to the same parties, either its revised Asset Transmission and/or Diligence Agent Certification or notice that no revisions are required. For all purposes of this Loan Agreement, the most recently delivered Asset Transmission, Diligence Agent Report, Exception Report or listing of Property Files shall control.

(iv)

Each Exception Report shall set forth the Property Files with Exceptions delivered to Lender on or prior to any applicable Funding Date and all Exceptions with respect thereto and such Exception Report shall be delivered daily (or as often as Borrowers and Lender otherwise agree) to Borrowers and Lender until such Exceptions have been eliminated. From time to time Lender may request an aggregate Exception Report setting forth the Property Files previously delivered to Lender and Diligence Agent and all Exceptions with respect thereto, with any updates thereto from the time last delivered.

(b) Confirmation of Borrowing Base. Borrowers shall deliver to Lender and Agents its calculation of the Borrowing Base promptly after receipt of a Diligence Agent Certification from Diligence Agent, and otherwise at any time that the related Borrower is aware of any change in circumstances rendering the then-current calculation thereof inaccurate. Within one (1) Business Day after receipt of any calculation of the Borrowing Base by Borrowers, the Calculation Agent shall deliver to the Lender and Borrowers a Preliminary Report with respect thereto, as it deems appropriate. Promptly after receipt of a Preliminary Report each related Borrower shall resubmit its Borrowing Base calculations with any corrections required by such Preliminary Report (including an updated Property Schedule reflecting the removal of any Property which Diligence Agent has determined to not be an Eligible Property), and the foregoing process shall repeat until a Final Report is delivered by the Calculation Agent.

(c) Borrowing Procedure for Requesting an Advance.

(i)

Unless otherwise agreed, a Borrower shall request an Advance which shall be secured by Pledged Equity, the value of which Pledged Equity shall be based on the aggregate Collateral Value of the Contributed Properties owned by or contributed to such Borrower, and any additional Properties proposed to be owned by or contributed to such Borrower and included in the Borrowing Base, on any Business Day during the period from and including the Effective Date to but excluding the Maturity Date, by delivering (i) to Lender and Diligence Agent, a Property Schedule, no later than 11:00 a.m. (New York City time) one (1) Business Day prior to the proposed Funding Date (or such lesser period of time as Lender may agree), (ii) to Lender and Calculation Agent, a Property Schedule and draft Notice of Borrowing and Pledge, no later than 11:00 a.m. (New York City time)

one (1) Business Day prior to the proposed Funding Date (or such lesser period of time as Lender may agree) (iii) with respect to newly Contributed Properties, to Diligence Agent, the Property Files for each Eligible Property not previously included in the Borrowing Base by the times set forth herein. For the avoidance of doubt, any Borrower may request an Advance concurrently with any notices requesting confirmation of eligibility pursuant to Section 2.03(a).

(ii)

Any Notice of Borrowing and Pledge to be submitted by Borrowers pursuant to clause (i) above shall first be submitted to the Agents in draft form, for review in accordance with this clause (ii). The Calculation Agent shall deliver a Preliminary Report, as it deems appropriate, to the Borrowers and the Lender, within one (1) Business Day after receipt of any such draft Notice of Borrowing and Pledge. Promptly after receipt of a Preliminary Report, the Borrower shall resubmit its draft Notice of Borrowing and Pledge with any corrections required by such Preliminary Report (including an updated Property Schedule reflecting the removal of any Property which Diligence Agent has determined to not be an Eligible Property), and the foregoing process shall repeat until a Final Report is received.

(iii)

In the event of a conflict between the terms set forth in the request for Advance delivered by the related Borrower to Lender and Agents pursuant to Section 2.03(c)(i) and the terms set forth in the related Final Report delivered by Agents to such Borrower and Lender, the terms of the related Final Report shall control. In the event that Lender includes any terms in a Final Report which relate to any Advance that Lender would not otherwise have been obligated to fund, then, in the event of any conflict between the terms set forth in this Loan Agreement and the terms set forth in any Final Report, the terms of such Final Report shall control to the extent that the Final Report notes such conflict and specifies that the Final Report shall control.

(iv)

Following receipt by the related Borrower of the related Final Report pursuant to Section 2.03(c)(ii) above, such Borrower shall deliver to Lender an executed Notice of Borrowing and Pledge no later than 3:00 p.m. (New York City time) one (1) Business Day (or such other period of time as the parties may mutually agree) prior to the proposed Funding Date which Notice of Borrowing and Pledge shall specify the proposed Funding Date and requested Advance amount (which shall, in all events, be at least equal to $500,000 on each day that an Advance is made). Each Notice of Borrowing and Pledge shall include (i) with respect to newly Contributed Properties, a Property Schedule in respect of the Properties proposed to be contributed to such Borrower or which such Borrower proposes to first include in the Borrowing Base on the related Funding Date, and (ii) with respect to any Funding Date in respect of one or more Borrowers, the name of the related Borrower that owns or will own each Property, and any other information reasonably requested by Lender with respect to such Borrower and the related Borrower Pledged Equity.

(v)

Upon a Borrower’s request for an Advance pursuant to Section 2.03(c)(i) above, Lender shall, assuming all conditions precedent set forth in this Section 2.03 and in Sections 5.01 and 5.02 have been met, and provided no Default which has not been cured to Lender’s satisfaction or waived shall have occurred, on the requested Funding Date make an Advance in an amount which would not cause the aggregate amount of Advances then outstanding to exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base in effect as of such date. Subject to the foregoing, such borrowing will be made available to a Borrower by Lender transferring, via wire transfer to the Paying Agent, in immediately available funds the aggregate amount of such borrowing, and the Paying Agent shall promptly transfer the amounts so received to the Borrowers via wire transfer pursuant to wire transfer instructions provided by Borrower on or prior to such Funding Date or, if an Advance is not made on such date because any condition precedent herein specified shall not have been met, Lender shall provide written instructions to the Paying Agent to return the amounts so received to Lender.

(d) With respect to any Property which has been determined by Lender or Calculation Agent to have a Collateral Value of zero, the related Borrower shall at the direction of Lender remove such Property from the calculation of the Borrowing Base. In the event such Property (i) is deemed, in the reasonable discretion of Lender, to be likely to cause the related Borrower to incur any material liabilities that could materially and adversely affect such Borrower or Lender, (ii) is in breach of clause (r) set forth on Schedule 1 or (iii) is in material breach of clause (12) of the definition of “Eligible Property”, in each case, at the direction of Lender remove or transfer (or cause the removal or transfer of) such Property from Borrowers.

2.04 Limitation on Types of Advances; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any Benchmark:

(a) Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of any Benchmark in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Advances as provided herein but that a Benchmark Transition Event has not occurred; or

(b) Lender determines, which determination shall be conclusive, that the Advance Rate is not likely to adequately cover the cost to Lender of making or maintaining Advances; or

(c) it becomes unlawful for Lender to make or maintain Advances hereunder using such Benchmark;

then Lender shall give Borrowers prompt notice thereof and, so long as such condition remains in effect, (i) Lender shall not make additional Advances unless, in the case of clauses (a) and (b), Borrowers agree to pay a rate per annum as determined by Lender taking into account the increased cost to Lender of making and maintaining the Advances and using an index rate comparable to that use by Lender in connection with other comparable facilities provided by Lender, and (ii) Borrowers shall, at their option, either prepay any existing Advances or pay interest on such Advances at a rate per annum as determined by Lender taking into account the increased cost to Lender of making and maintaining the Advances and using an index rate comparable to that use by Lender in connection with other comparable facilities provided by Lender.

2.05 Repayment of Advances; Interest.

(a) Borrowers shall repay in full on the Termination Date the then aggregate outstanding principal amount of the Advances. Interest on the Advances and other amounts outstanding hereunder shall accrue daily from the Effective Date at the Advance Rate or such other rate provided for hereunder (including the Post-Default Rate, if applicable), until repaid in accordance with the applicable terms and conditions hereof. Interest shall accrue on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Funding Date and ending on (but excluding) the date of determination, reduced by the amount of interest in respect of such period previously paid by Borrowers to Paying Agent, and received by Lender, with respect to such Advance or other amount.

(b) Interest on the unpaid principal amount of Advances shall be payable in arrears monthly on the Payment Date in respect of the related Interest Period and on the Termination Date. No later than the Business Day prior to each Payment Date, Lender shall provide to Borrowers and Paying Agent a report which shall state the interest amount due for the current interest period on the Advances.

(c) Borrowers shall remit to Paying Agent, for the account of Lender, interest on the unpaid principal amount of the Advances for the period from and including the date of such Advance to but excluding the date such Advance shall be paid in full, at the Advance Rate. Notwithstanding the foregoing, Borrowers shall pay to Paying Agent, for the account of Lender, interest at the applicable Post-Default Rate on any principal of any Advance and on any other amount payable by Borrowers hereunder or under the Note, that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full to Lender. Accrued interest on each Advance as calculated in Section 2.05(b) above shall be payable monthly on each Payment Date and on the Termination Date, except that interest payable at the Post-Default Rate shall accrue daily and shall be payable promptly upon receipt of invoice. Promptly after the determination of any interest rate provided for herein or any change therein, Lender shall give written notice thereof to Borrowers.

2.06 Mandatory Prepayments or Pledge.

(a) On any day on which Calculation Agent determines the Collateral Value of the Contributed Properties, Calculation Agent shall notify Borrowers of such determination, including Calculation Agent’s determination of the Borrowing Base as of such date. The Calculation Agent shall determine the Borrowing Base (i) as required by Section 2.03(b), (ii) as required by Section 3.05(d) and (iii) otherwise as reasonably requested by the Lender from time to time.

(b) In the event that at any time a Borrowing Base Deficiency is in existence, as determined by Calculation Agent and notified to Borrowers on any Business Day, Borrowers shall, in accordance with Section 2.06(c), prepay the Advances in part or in whole, such that after giving effect to such prepayment the aggregate outstanding principal amount of the Advances does not exceed the Borrowing Base.

(c) Notice required pursuant to Section 2.06(a) or Section 2.06(b) may be given by any means provided in Section 14.02 hereof, and the related mandatory prepayment shall be remitted to Paying Agent, for the account of Lender, no later than 5:00 p.m. (New York City time) on the following Business Day. The failure of Lender or any Agent, on any one or more occasions, to exercise its rights under this Section 2.06, shall not change or alter the terms and conditions to which this Loan Agreement is subject or limit the right of Lender to do so at a later date. Borrowers and Lender each agree that a failure or delay by Lender to exercise its rights hereunder shall not limit or waive Lender’s rights under this Loan Agreement or otherwise existing by law or in any way create additional rights for Borrowers.

2.07 Optional Prepayments. The Loan is prepayable without premium or penalty, in whole or in part. Any amounts prepaid shall be applied to repay the outstanding principal amount of the Loan (together with interest thereon) until paid in full. Amounts repaid may be reborrowed in accordance with the terms of this Loan Agreement. If Borrowers intend to prepay the Loan in whole or in part from any source, Borrowers shall give prior written notice thereof to Lender and Calculation Agent by 12:00 p.m. (New York City time) three (3) Business Days prior to such repayment. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.

2.08 Requirements of Law.

(a) If any Requirement of Law (other than with respect to any amendment made to Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)

shall subject Lender to any Tax (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or it deposits, reserves, other liabilities or attributable thereto;

(ii)

shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Advances or other extensions of credit by, or any other acquisition of funds by any office of Lender which is not otherwise included in the determination of the Benchmark hereunder;

(iii)	shall impose on Lender any other condition that would affect this Loan Agreement;

and the result of any of the foregoing is to increase the cost to Lender, by an amount which Lender reasonably deems to be material, of making, continuing or maintaining any Advance or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly upon written notice thereof in accordance with clause (b) below pay Lender such additional amount or amounts as will compensate Lender for such increased cost or reduced amount receivable thereafter incurred; provided that Borrower shall not be required to pay any such additional amounts unless (i) such amounts are the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of its individual circumstances and (ii) Lender certifies that it is seeking similar compensation from all similarly situated borrowers and not singling Borrower out for additional compensation.

(b) If Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Borrowers of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Lender to Borrowers shall be conclusive in the absence of manifest error.

2.09 Purpose of Advances. The Loan shall be for the purpose of financing the acquisition of, holding, renovating and maintaining the Eligible Properties identified to Lender in writing on each Property Schedule as such Property Schedule may be amended from time to time, and for other general corporate purposes not inconsistent with the terms of this Loan Agreement.

2.10 [Reserved].

2.11 Increased Capital.

(a) If either (i) the introduction of or any change in or in the interpretation by any Governmental Authority of any Requirement of Law or (ii) compliance by Lender with (x) any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof or (y) with the requirements of, whether such compliance is commenced prior to or after the date hereof, any of (a) Basel III or (b) the Dodd-Frank Act, or any existing rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating to Basel III or the Dodd-Frank Act affects the amount of capital required to be maintained by Lender or Lender reasonably determines that the amount of such capital is increased by or based upon the existence of Lender’s agreement to make or maintain Loans hereunder and other similar agreements or facilities and such event would have the effect of reducing the rate of return on capital of Lender by an amount deemed by Lender to be material, then, within thirty (30) days after demand by Lender, Borrower shall pay to Lender, from time to time, as specified by Lender, additional amounts sufficient to compensate Lender in light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be attributable to the existence of Lender’s agreements hereunder. In determining the amount of such compensation, Lender may use any reasonable averaging and attribution methods. Lender shall submit to Borrower a certificate describing such compensation in reasonable detail, which certificate shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, Borrower shall not be required to pay any such additional compensation unless (i) such compensation is the result of requirements imposed generally on lenders similar to Lender and not the result of some specific reserve or similar requirement imposed on Lender as a result of its individual circumstances and (ii) Lender certifies that it is seeking similar compensation from all similarly situated borrowers and not singling Borrower out for additional compensation.

(b) If Lender makes any claim under Section 2.08(a), Section 2.11(a) or Section 3.03, Lender will, to the extent reasonably feasible in accordance with Lender’s business practices and its administration of similar lending agreements, designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to it or inconsistent with its internal policies.

(c) Failure or delay on the part of Lender to demand compensation pursuant to Section 2.08(a), Section 2.11(a) or Section 3.03 shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to Section 2.11(a) for any increased costs or payments incurred more than ninety (90) days prior to the date that Lender notifies Borrowers of circumstances giving rise to such increased costs or payments.

2.12 Addition of Borrowers. From time to time additional borrowers may become a party to this Loan Agreement (each, an “Additional Borrower”) by execution and delivery of a Joinder Agreement in accordance with the following: (i) each Additional Borrower must be a Special Purpose Entity approved by Lender in its reasonable discretion, (ii) the Equity Interests of such Additional Borrower must be pledged hereunder and the related original certificates evidencing such Equity Interests shall be delivered to Lender together with an undated stock power with respect to such certificates, executed in blank, (iii) Lender shall have received all additional documents specified in Section 5.02(p) prior to and in connection with the closing of the Joinder Agreement, (iv) each Additional Borrower shall, at the time of becoming a Borrower hereunder, be in compliance with each of the representations, warranties and covenants made by Borrowers in this Loan Agreement and the other Loan Documents with respect to such party upon its joinder, and (v) each Additional Borrower shall have provided to Lender information reasonably satisfactory to Lender to comply with applicable legal requirements with respect to “know your customer” requirements. Upon the addition of any such Additional Borrower, such Additional Borrower shall be a “Borrower” for all purposes of this Loan Agreement and the other Loan Documents, and any document, agreement, or instrument executed or issued pursuant to this Section 2.12 shall be a Loan Document.

2.13 Determination of Advance Rate.

(a) Advance Rate. The Advance Rate of the Loans shall be based on: (A) the SOFR Rate with respect to the applicable Interest Period if the Loan is a SOFR Loan or (B) the Alternate Rate with respect to the applicable Interest Period if the Loan is an Alternate Rate Loan.

(b) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any Relevant Party or any other party to this Loan Agreement or any other Loan Document. Lender will promptly notify each Relevant Party of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(c) Benchmark Unavailability Period. During a Benchmark Unavailability Period, the component of the Advance Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) shall during such Benchmark Unavailability Period be replaced with the Base Rate.

(d) Subject to the terms and conditions hereof, the Loans shall be either a SOFR Loan or an Alternate Rate Loan, as applicable, and Borrowers shall pay interest on the outstanding principal balance of the Loans at the SOFR Rate or at the Alternate Rate, as applicable, for each day in the applicable Interest Period. Each determination by Lender of the Advance Rate shall be conclusive and binding upon Borrowers for all purposes, absent manifest error. If and to the extent part of the Conforming Changes, any change in the rate of interest hereunder due to a change in the Benchmark shall become effective as of the opening of business on the first day on which such change in the Benchmark shall become effective.

(e) Effect of Benchmark Transition Event.

(i)

Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Periodic Term SOFR Determination Day (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Date for such other Benchmark) for any day in any Interest Period, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of any other party to, this Loan Agreement).

(ii)

Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of a Benchmark Replacement, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any Relevant Party or any other party to this Loan Agreement or any other Loan Document.

(iii)

Lender will promptly notify Borrowers of (i) the Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Conforming Changes, and/or (iv) any Benchmark

Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.13, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any Relevant Party.

(iv)	Notwithstanding any provision of this Loan Agreement to the contrary, in no event shall any Relevant Party have the right to convert the Loans to an Alternate Rate Loan.

(f) Disclaimer. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to (A) the administration, submission or any other matter related to Term SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (B) the composition or characteristics of any Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to Term SOFR (or any other Benchmark) or have the same volume or liquidity as did Term SOFR (or any other Benchmark), (C) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.13 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Conforming Changes, the delivery or non-delivery of any notices required by this Section 2.13 or otherwise in accordance herewith, and (D) the effect of any of the foregoing provisions of this Section 2.13.

Section 3. Payments; Taxes.

3.01 Payments. All payments to be made by Borrowers under this Loan Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Paying Agent, for the account of Lender except to the extent otherwise provided herein, in accordance with the applicable Wire Instructions, not later than 4:00 p.m., New York City time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Each Borrower acknowledges that it has no rights of withdrawal from the account identified in the Wire Instructions except to the extent set forth in Section 3.05(e).

3.02 [Reserved].

3.03 Taxes; Tax Treatment.

(a) All payments made by Borrowers to Lender under this Loan Agreement shall be made free and clear of, and without deduction or withholding for or on account of any current or future Taxes except as required by any Requirements of Law. If any Borrower determines that it is required by law to deduct or withhold any Taxes from or in respect of any amount payable to Lender hereunder, they shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Lender, as promptly as possible, copies of any receipts of such Taxes paid or other evidence reasonably satisfactory to Lender of the payment when due of the full amount of such Taxes; and (iv) if such Tax is an Indemnified Tax, pay to Paying Agent such additional amounts (“Additional Amounts”) as may be necessary so that such Lender receives a net amount equal to the amount it would have received under this Loan Agreement if no deduction or withholding of Taxes had been made. For the avoidance of doubt, Additional Amounts does not include Excluded Taxes or Other Taxes.

(b) In addition, Borrowers agree to pay or cause to be paid to the relevant Governmental Authority in accordance with any Requirements of Law, any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made by Borrowers hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Loan Agreement (“Other Taxes”).

(c) Borrowers agree to indemnify Lender and Paying Agent for the full amount of Indemnified Taxes (including Additional Amounts with respect thereto) and any Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), provided that Lender and the Paying Agent shall have provided Borrowers with written evidence, reasonably satisfactory to Borrowers, of its payment of such Indemnified Taxes or Other Taxes, as the case may be.

(d) (i) Any Lender (and any Lender assignee or participant) that is not a United States Person within the meaning of Code section 7701(a)(30) (a “Foreign Lender”) shall provide to Borrower, on or prior to the date on which such Foreign Lender becomes a party to this Loan Agreement or any other Loan Document, and from time to time thereafter upon the reasonable request of Borrower, two duly completed and executed originals of United States Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E, or W-8ECI, or any other such forms, successor forms, or documentation prescribed by the IRS, certifying that (A) such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest to zero, (B) that the income receivable by such Foreign Lender under this Loan Agreement is effectively connected with the conduct of a trade or business carried on in the United States by the Foreign Lender, or (C) such Foreign Lender is entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code. Each Foreign Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so. In addition, any Lender, if requested by the Paying Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Paying Agent as will enable the Paying Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements (including, without limitation, if applicable, any cost-basis reporting obligations). Without limiting the generality of the foregoing:

(ii)

A Foreign Lender shall not be entitled to receive (A) any Additional Amounts or “gross-up” of Taxes under this Loan Agreement, or (B) any indemnification under Section 3.03(c) with respect to any Taxes imposed by the United States or with respect to any other liability (including penalties, interest and expenses) arising from or in respect of any Taxes withheld or deducted from, or imposed by the United States on, any payments under this Loan Agreement, for any period with respect to which such Foreign Lender fails to provide Borrower with the appropriate IRS Form W-8BEN, Form W-8BEN-E, or W-8ECI or other relevant documentation required to be provided pursuant to this Section 3.03(d) (unless the failure to provide such applicable IRS Form is due solely to a change in any Requirement of Law (other than with respect to any amendment made to Lender’s certificate of incorporation and by-laws or other organizational or governing documents) of the United States prohibiting provision of the Form which occurs subsequent to the date on which a duly completed and executed IRS Form W-8BEN, Form W-8BEN-E, or W-8ECI was provided by Foreign Lender to Borrower in accordance with the requirements of this Section 3.03(d)). In addition, a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower executed originals of any other IRS Form prescribed by any Requirements of Law as a basis for claiming a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by any Requirements of Law to permit Borrower to determine the withholding or deduction required to be made. If a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by any Requirements of Law and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.

(iii)

Each Lender assignee or participant that is not a Foreign Lender shall provide Borrowers, on or prior to the date on which such Person becomes party or subject to this Loan Agreement or any other Loan Document, two copies of IRS Form W-9 certifying that it is not subject to backup withholding.

(e) If Lender determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by payment of Additional Amounts pursuant to Section 3.03(a)), it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of out-of-pocket expenses (including taxes) of such Lender.

(f) Without prejudice to the survival or any other agreement of Borrowers hereunder, the agreements and obligations of Borrowers contained in this Section 3.03 shall survive the termination of this Loan Agreement. Nothing contained in this Section 3.03 shall require Lender to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(g) Each party to this Loan Agreement acknowledges that it intends, and agrees, for United States federal, state and local income and franchise tax purposes, to treat and report Advances as indebtedness issued by Borrowers secured by the Pledged Equity and Contributed Properties and, consistent therewith, to treat and report the Pledged Equity and Contributed Properties as assets owned by Borrowers, in the absence of an Event of Default by Borrowers that is not cured. All parties to this Loan Agreement hereby agree to take no action inconsistent with the tax treatment and tax reporting of the Advances and the Pledged Equity, as described above, unless and only to the extent required by applicable United States federal, state or local income or franchise tax law.

(h) Lender does not intend (and each participant and Lender assignee shall be deemed to acknowledge, by acquiring a participation or taking an assignment from Lender hereunder, that it does not intend) to treat any transaction in respect of this Loan Agreement as being a “reportable transaction” as defined in Treasury Regulation Section 1.6011–4. If Lender (or any participant or Lender assignee) determines to take any action inconsistent with such intention, it will promptly notify Borrowers, in which case Borrowers may treat each such transaction in respect of this Loan Agreement as subject to Treasury Regulation Section 301.6112–1 and adhere to any obligations imposed on it under such regulatory provision.

(i) For federal income tax purposes (i) the Collection Account will be owned by OP SPE Borrower Parent, LLC (the “Account Owner”). The Account Owner shall provide Wells Fargo, in its capacity as Paying Agent with (i) an IRS Form W-9 or appropriate IRS Form W-8 by the Effective Date, and (ii) any additional IRS forms (or updated versions of any previously submitted IRS forms) or other documentation at such time or times required by applicable law or upon the reasonable request of Wells Fargo as may be necessary (a) to reduce or eliminate the imposition of U.S. withholding taxes to the Account Owner and (b) to permit Wells Fargo to fulfill its tax reporting obligations under applicable law with respect to the Distribution Account, the General Reserve Account and the Remittance Account, as applicable, or any amounts paid to the Account Owner. If any IRS form or other documentation previously delivered by an Account Owner becomes obsolete or inaccurate in any respect (including without limitation in connection with the transfer of any beneficial ownership interest in Borrower), the Account Owner shall timely provide to Wells Fargo in its capacity as Paying Agent accurately updated and complete versions of such IRS forms or other documentation. Wells Fargo, both in its individual capacity and in its capacity as Paying Agent, shall have no liability to the Account Owner or any other person in connection with any tax withholding amounts paid or withheld from the Collection Account pursuant to applicable law arising from the Account Owner’s failure to timely provide an accurate, correct and complete IRS Form W-9, an appropriate IRS Form W-8 or such other documentation contemplated under this paragraph.

3.04 Commitment Fee. (a) On the Effective Date and on each anniversary thereof, Borrowers shall pay to the Paying Agent, for the account of the Lender, the applicable installment of the Commitment Fee in accordance with Section 2(a) of the Pricing Side Letter, which shall be paid in Dollars, in immediately available funds, without deduction, set off or counterclaim. Each such installment of the Commitment Fee shall be deemed to be fully earned as of each date due, as applicable, and is non-refundable. Lender may, in its sole discretion, net any unpaid Commitment Fee from the amount to be disbursed in respect of any Loan made to Borrowers hereunder.

(b) Borrowers agree to pay to Paying Agent, for the benefit of the Agents and Diligence Agent, the Paying Agent Fees, Calculation Agent Fees and Diligence Agent Fees, as applicable, and any other accrued and unpaid fees, expenses and indemnity amounts to the Agents and Diligence Agent, as applicable, when due and owing and such payments to be made in Dollars, in immediately available funds, without deduction, set off or counterclaim. The Diligence Agent Fees, Paying Agent Fees and Calculation Agent Fees are and shall be deemed to be fully earned when due and owing and non-refundable when paid by the Borrowers.

3.05 Income Payments.

(a) With respect to each Contributed Property, Borrowers shall ensure that all Income payments are made or promptly remitted directly into the Concentration Account in accordance with Section 7.30 hereof, without being first deposited into any other account. If any Income is received by any Relevant Party with respect to any Contributed Properties (and not otherwise deposited into the Concentration Account), Borrowers shall or shall direct such other Relevant Party to remit such Income to the Concentration Account promptly, but in any event, not later than the second (2nd) Business Day following receipt thereof. The Borrowers shall cause all amounts on deposit in the Concentration Account to be swept to the Collection Account by the start of business on each Business Day. No Relevant Party shall have any rights in, rights of withdrawal from, or rights to give notices or instructions regarding any Concentration Account or Collection Account, unless otherwise expressly permitted in the related Account Control Agreement, the Asset Management Agreements, the related Assignment of Asset Management Agreement or this Loan Agreement.

(b) To the extent that no Default or Event of Default has occurred and is continuing, the Paying Agent shall on each Payment Date, Funding Date and Repayment Date (in accordance with the Payment Date Report as approved by the Lender in accordance with Section 3.05(d) below), apply such Income on deposit in the Collection Account in the following order of priority:

first, to Paying Agent, for the account of the appropriate Agent or Diligence Agent, as applicable, any regularly scheduled fees, expenses, and any Calculation Agent Indemnity Amounts and Paying Agent Indemnity Amounts due and owing to the Agents or Diligence Agent, as applicable (including, without limitation, the Calculation Agent Fee, the Paying Agent Fee and the Diligence Agent Fee);

second, to pay to Paying Agent, for the account of Lender an amount equal to any fees (other than any Commitment Fee), expenses and indemnity amounts due to Lender;

third, only if such date is a Payment Date, to pay to Paying Agent, for the account of Lender an amount equal to the amount of any Commitment Fee for such period and any accrued and unpaid interest on the Loans for the Interest Period then ending;

fourth, to pay Paying Agent, for the account of Lender an amount equal to reduce the outstanding Advances with respect to any Properties that have been sold or transferred to zero;

fifth, to pay to Paying Agent, for the account of Lender an amount sufficient to eliminate any Borrowing Base Deficiency;

sixth, to pay to Asset Manager an amount equal to the Asset Management Fees and permitted expenses then due and owing to Asset Manager in accordance with the Loan Documents; and

seventh, 100% of the remaining amount shall be paid to or at the direction of Borrowers.

(c)To the extent that a Default has occurred and is continuing or an Event of Default has occurred, Paying Agent shall (in accordance with the Payment Date Report as approved by Lender in accordance with Section 3.05(d) below) on each Payment Date, Funding Date and Repayment Date, to apply 100% of such Income on deposit in the Collection Account in the following order of priority:

first, to Paying Agent, for the account of the appropriate Agent or Diligence Agent, as applicable, any regularly scheduled fees and expenses due, and any Calculation Agent Indemnity Amounts and Paying Agent Indemnity Amounts due and owing to the Agents or Diligence Agent, as applicable (including, without limitation, the Calculation Agent Fee, the Paying Agent Fee and the Diligence Agent Fee);

second, to pay to Paying Agent for the account of Lender any accrued and unpaid interest on the Loans for the Interest Period then ending;

third, to pay to Paying Agent for the account of Lender to reduce the outstanding principal amount of the Advances until such amount is reduced to zero, plus all other Obligations, to zero; and

fourth, the remaining amount, if any, shall be paid to or at the direction of Borrowers or to whomsoever may be lawfully entitled to receive the same.

(d)Upon receipt of the deliverables delivered pursuant to Section 7.01(g), the Calculation Agent shall verify any applicable calculations contained therein, calculate the Borrowing Base in accordance therewith, and prepare and deliver a Payment Date Report to the Lender (with a copy to the Borrowers) two (2) Business Days prior to the related Payment Date. Upon the Lender’s approval of each such Payment Date Report, the Paying Agent shall apply the Income on deposit in the Collection Account in the manner set forth in Section 3.05 above.

(e) If any Contributed Property is sold or otherwise removed from the Loan Agreement, the related Borrower shall direct the purchaser of such Contributed Property to remit all Liquidation Proceeds in respect of such Contributed Property directly to the Concentration Account via wire transfer pursuant to the applicable Wire Instructions simultaneously with the sale or release of such Contributed Property. The related Borrower shall assure that such sale or removal shall not result in a Borrowing Base Deficiency, and no Contributed Property may be sold or otherwise removed from the Loan Agreement if, after giving effect to any repayment of the Advances concurrently therewith, such sale or removal would result in a Borrowing Base Deficiency.

(f) Borrowers acknowledge and agree that, subject to the terms hereof, no Borrower and no other party claiming on behalf of, or through, any Borrower shall have any right, title or interest, whether express or implied, in the Concentration Account or the Collection Account (other than as expressly set forth above). Borrowers acknowledge and agree that the Concentration Account and the Collection Account are subject to the sole dominion, control and discretion of Lender or the Paying Agent, as applicable, its respective authorized agents or designees, including the bank at which the Concentration Account and the Collection Account are maintained, subject to the terms hereof. Borrowers and Lender acknowledge and agree that each of the Concentration Account and the Collection Account constitutes, and shall be treated as, a “deposit account” within the meaning of Section 9-102(a)(29) of the UCC. The parties agree that for purposes of Article 9 of the UCC as used in and applied to this Loan Agreement, the State of New York is the “bank’s jurisdiction” (within the meaning of Section 9-304(b) of the UCC) with respect to the Concentration Account and the Collection Account.

Section 4. Collateral Security.

4.01 Collateral; Security Interest.

(a) To the extent the Paying Agent has control or possession of the Collection Account or any other Collateral, the Paying Agent shall hold such Collateral as a collateral agent for the Lender in accordance with Section 13.05. Nothing in this Loan Agreement requires delivery of Collateral to the Paying Agent, or obligates Paying Agent to hold any Collateral other than the Collection Account and funds and assets credited thereto.

(b) Each of the following items or types of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter referred to as the “Collateral”:

(i)

all Property Documents, including without limitation, the Property File, all Servicing Records, and any other collateral pledged or otherwise relating to the Contributed Properties, together with all files, material documents, instruments, Surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, accounting records and other books and records relating thereto;

(ii)	all rights of Borrowers to receive from Asset Manager or any third party or to take delivery of any Servicing Records or other documents which constitute part of the Property File or Management File;

(iii)	the Concentration Accounts, the Collection Accounts and all Income relating to the Pledged Equity or the Contributed Properties;

(iv)	amounts and property from time to time on deposit in the Concentration Account and the Collection Account and the proceeds thereof;

(v)	all warrants, options and other rights to acquire stock in each Borrower and all of Parent SPE’s right, if any, to participate in the management of such Borrower;

(vi)

the Pledged Equity and all rights, privileges, authority and powers of any Borrower and Parent SPE, as applicable, as owner or holder of its equity interest in Parent Borrower or another Borrower, as applicable, including, but not limited to, all general intangible and contract rights related thereto;

(vii)	all documents and certificates representing or evidencing any Pledged Equity;

(viii)

all of Parent Borrower’s rights as the sole owner of the Equity Interests of each other Borrower to receive dividends and redemptions on account of the Pledged Equity interests of such Borrowers or to receive distributions of such Borrowers’ respective assets, upon complete or partial liquidation or otherwise;

(ix)

all of Parent SPE’s rights as the sole owner of the Equity Interests of Parent Borrower to receive dividends and redemptions on account of the related Parent Borrower Pledged Equity or to receive distributions of Parent Borrower’s assets, upon complete or partial liquidation or otherwise;

(x)

all distributions, cash, Property, and instruments from time to time received, receivable or otherwise distributed in respect of, or in exchange for Parent Borrower’s interest in each other Borrower and Parent SPE’s interest in Parent Borrower, respectively, related to any Parent Borrower Pledged Equity and Borrower Pledged Equity, respectively;

(xi)

any other rights, title, interest, privilege, authority and power of Parent SPE or any Borrower in or relating to any Pledged Equity, respectively, all whether now existing or hereafter arising, and whether arising at law or in equity and any and all proceeds of and distribution in any of the foregoing and all books and records of Parent SPE or each Borrower pertaining to the foregoing;

(xii)	all insurance policies and Insurance Proceeds relating to any Property and all rights of any Borrower to receive from Asset Manager or any third party or to take delivery of any of the foregoing;

(xiii)

any Purchase Agreements, any other purchase agreements, contracts, related takeout commitments or other agreements relating to or constituting any or all of the foregoing and all rights to receive documentation relating thereto;

(xiv)

all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing;

(xv)	all rate protection collateral;

(xvi)	any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing; and

(xvii)	all other assets owned or acquired by Borrowers at any time.

(c) Each Borrower hereby assigns, pledges and grants a perfected first priority security interest to Lender in all of such Borrower’s rights, title and interest in, to and under (i) all the Collateral and (ii) each Property identified on a Notice of Borrowing and Pledge delivered by or on behalf of such Borrower to Lender and Diligence Agent from time to time, in each case whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the repayment of principal of and interest on all Advances and all other amounts owing to Lender hereunder, under the Note and under the other Loan Documents (collectively, the “Secured Obligations”). For the avoidance of doubt, the grant of a perfected first priority security interest does not require mortgages to be executed and recorded except as contemplated under Section 4.02(b).

4.02 Further Documentation; Mortgages.

(a) At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrowers, Borrowers will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Lender may reasonably request (but not including the recording of any mortgage on a Property except as expressly provided in Section 4.02(b) below) for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Each Borrower hereby authorizes Lender to file any such financing or continuation statement and agrees that any such financing statement may, for convenience, describe the Collateral as “all assets” of such Borrower, whether now existing or hereafter acquired, or words to similar effect. This Loan Agreement shall constitute a security agreement under any Requirement of Law.

(b) Each Borrower shall, any time following the occurrence of a Default and upon receipt of a request from Lender, promptly deliver or cause to be delivered to Lender a properly prepared mortgage, deed of trust or other form of security instrument in form and substance sufficient in each related jurisdiction in which each Contributed Property is located, to create a perfected Lien in favor of Lender in each such Contributed Property and, further, any time following the occurrence of a Default and upon receipt of a request from Lender, Borrowers shall cause to be properly and validly recorded in the name of Lender such mortgages with respect to each Contributed Property in the appropriate jurisdiction. The obligation to and costs of providing such mortgages, and of any loss, cost, expense, liability or obligation incurred by Lender in the event of a failure to provide such mortgages shall be fully paid by Guarantor as more specifically set forth in the Guaranty. For the avoidance of doubt such costs and expenses shall not be paid from the Concentration Accounts or the Collection Accounts or netted from any Income collected with respect to the Contributed Properties.

4.03 [Reserved].

4.04 Lender’s Appointment as Attorney-in-Fact.

(a) Each Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Borrower and in the name of such Borrower or in its own name, from time to time in Lender’s reasonable discretion, if an Event of Default shall have occurred and be continuing, for the purpose of carrying out the terms of this Loan Agreement, including without limitation, protecting, preserving and realizing upon the Collateral, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, including without limitation, to protect, preserve and realize upon the Collateral, and, without limiting the generality of the foregoing, such Borrower hereby gives Lender the power and right, on behalf of such Borrower, without assent by, but with notice to, such Borrower, if an Event of Default shall have occurred and be continuing, to do the following:

(i)

in the name of such Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Lender for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

(ii)	to pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iii)

(A) to direct any party liable for any payment under any Collateral to make payment of any and all moneys due or to become due thereunder directly to Lender or as Lender shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against such Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Lender may deem appropriate in its discretion acting in good faith; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Lender were the absolute owner thereof for all purposes, and to do, at Lender’s option and such Borrower’s expense, at any time, or from time to time, all acts and things which Lender deems necessary to protect, preserve or realize upon the Collateral and Lender’s Liens thereon and to effect the intent of this Loan Agreement, all as fully and effectively as such Borrower might do; and

(iv)

to register or cause to be registered in the name of Lender or other designee of Lender, all Pledged Equity subject to this Loan Agreement and Lender or its designee shall have all rights of conversions, exchange, subscription and any other rights, privileges and options pertaining to such Pledged Equity as if it were the owner thereof, and in connection therewith, the right to deposit and deliver any and all of the Pledged Equity with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as Lender may determine; and/or

(v)

to receive all cash dividends and distributions in connection with the Pledged Equity. Any such dividends or distributions received by Borrowers or Asset Managers shall be promptly remitted to Lender to be held in the Collection Account and applied in accordance with Section 3.05.

Such Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest, shall be irrevocable, and shall survive termination of this Loan Agreement.

(b) Each Borrower also authorizes Lender, at any time and from time to time, if an Event of Default shall have occurred and be continuing, to execute, in connection with the sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on Lender are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Lender nor any of its officers, directors, or employees shall be responsible to any Borrower for any act or failure to act hereunder.

4.05 Performance by Lender of Borrowers’ Obligations. If a Borrower fails to perform or comply with any of its material agreements contained in the Loan Documents and Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Lender incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by Borrowers to Lender on demand and shall constitute Secured Obligations.

4.06 Proceeds. All proceeds of Collateral received by Borrower, Asset Managers or any Relevant Party consisting of cash, checks and other near-cash items shall be held in trust for Lender, segregated from other funds of Borrower, such Asset Manager or such Relevant Party and shall forthwith upon receipt be deposited in the Concentration Account and swept to the Collection Account, in each case, in accordance with Section 3.05 and applied in accordance with Section 3.05.

4.07 Remedies. If an Event of Default shall occur and be continuing, Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code, at law and in equity. Without limiting the generality of the foregoing, Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon a Borrower or any other Person (all and each of which demands, defenses, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Lender or elsewhere upon such terms and conditions and at prices that are consistent with the prevailing market for similar collateral as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall act in good faith to obtain the best execution possible under prevailing market conditions. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Borrower, which right or equity is hereby waived or released. Borrowers further agree, at Lender’s request, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Borrowers’ premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as Lender may elect, and only after such application and after the payment by Lender of any other amount required or permitted by any provision of law, including, without limitation, Section 9-504(1)(c) of the Uniform Commercial Code, need

Lender account for the surplus, if any, to the related Borrower. To the extent permitted by any Requirements of Law, Borrowers waive all claims, damages and demands it may acquire against Lender arising out of the exercise by Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition. Borrowers shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.05(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable fees and disbursements incurred by Lender, including reasonable fees and expenses of any attorneys employed by Lender to collect such deficiency. Because Borrowers recognize that it may not be possible to purchase or sell all of the Collateral on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Collateral may not be liquid, Borrowers agree that liquidation of the Collateral does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Lender may elect, in its sole discretion, the time and manner of liquidating any Collateral and nothing contained herein shall (A) obligate Lender to liquidate any Collateral on the occurrence of an Event of Default or to liquidate all Collateral in the same manner or on the same Business Day or (B) constitute a waiver of any of Lender’s rights or remedies.

4.08 Limitation on Duties Regarding Presentation of Collateral. Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Lender deals with similar property for its own account. Neither Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrowers or otherwise.

4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10 Release of Security Interest. Upon the repayment in full to Lender of all Secured Obligations then outstanding and the performance of all outstanding Obligations under the Loan Documents, Lender shall release its security interest in any remaining Collateral and any Property in which a security interest has been granted hereunder and shall, upon the reasonable request of Borrowers, execute any documentation necessary to release the Collateral and/or any Property from the liens granted hereunder; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for a Borrower or any substantial part of its property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, until such payments have been made.

Section 5. Conditions Precedent.

5.01 Initial Advance. The obligation of Lender to make its initial Advance hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Advance, of the following conditions precedent:

(a) Loan Documents. The Loan Documents (including all exhibits, annexes and schedules related thereto) duly executed and delivered by each party thereto and being in full force and effect, free of any modification, breach or waiver.

(b) Organizational Documents. A good standing certificate of each Relevant Party, dated as of a recent date, but in no event more than thirty (30) days prior to the date of such initial Advance, and certified copies of the charter and by-laws (or equivalent documents) of each Relevant Party, and of all corporate or other authority for each Relevant Party with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by each Relevant Party from time to time in connection herewith (and Lender may conclusively rely on such certificate until it receives notice in writing from any Relevant Party to the contrary).

(c) Legal Opinion. Such opinions of counsel to the Relevant Parties as Lender may reasonably require as to formation, valid existence, due authorization, non-contravention, no governmental consents or approvals required other than those that have been obtained, nonconsolidation, and related issues with respect to Borrowers and Parent SPE, Investment Company Act issues with respect to Borrowers, enforceability of the Loan Documents, perfection and (as to certificated securities and deposit accounts only) priority of security interest with respect to the Collateral.

(d) Incumbency Certificate. An incumbency certificate of the secretary of each Relevant Party, certifying the names, true signatures and titles of such Person’s representatives duly authorized to act hereunder and to execute the Loan Documents and the other documents to be delivered thereunder.

(e) Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder or shall have been properly prepared and executed for filing (including the applicable county(ies) if Lender determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) UCC lien searches, dated as of a recent date, in no event more than fourteen (14) days prior to the date of such initial Advance, in such jurisdictions as shall be applicable to Parent SPE, each Borrower and the Collateral, the results of which shall be satisfactory to Lender.

(f) Fees and Expenses. Lender, Calculation Agent, Paying Agent and Diligence Agent shall have received all fees and expenses required to be paid by Borrowers on or prior to the initial Funding Date, which fees and expenses may be netted out of any Advance made by Lender hereunder.

(g) Financial Statements. Lender shall have received the financial statements referenced in Section 6.02.

(h) Accounts Lender shall have received evidence in form and substance satisfactory to Lender showing the establishment of the Concentration Account and the Collection Account with respect to each Borrower and compliance with the terms and conditions of the related Account Control Agreement.

(i) [Reserved].

(j) Assignment of Asset Management Agreement. Borrower, the related Asset Manager and Lender shall have entered into the applicable Assignment of Asset Management Agreement.

5.02 Initial and Subsequent Advances. The making of each Advance to Borrowers (including the initial Advance) on any Business Day is subject to the following further conditions precedent, both immediately prior to the making of such Advance and also after giving effect thereto and to the intended use thereof:

(a) No Default or Event of Default shall have occurred under this Loan Agreement and there shall exist no default under any Mezzanine Financing Facility entered into by any Relevant Party;

(b) The representations and warranties made by Borrowers in Section 6 hereof, and in each of the other Loan Documents, shall be true and complete on and as of the date of the making of such Advance in all material respects (in the case of the representations and warranties in Section 6.24 and Schedule 1, solely with respect to Pledged Equity and Properties included in the Borrowing Base) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date). At the request of Lender, Lender shall have received an officer’s certificate signed by a Responsible Officer of each related Borrower certifying as to the truth and accuracy of the above, which certificate shall specifically include a statement that such Borrower is in compliance with all governmental licenses and authorizations and is qualified to do business and in good standing in all required jurisdictions;

(c) The aggregate outstanding principal amount of the Advances shall not, after giving effect to such Advance, exceed the lesser of the Borrowing Base and the Maximum Credit;

(d) Subject to Lender’s right to perform one or more Due Diligence Reviews pursuant to Section 14.18 hereof, Lender shall have completed its due diligence review of the Property Documents for each Advance and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Advances as Lender in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Lender in its reasonable discretion;

(e) Lender shall have received a Notice of Borrowing and Pledge, Property Schedule and all other documents required under Section 2.03 with respect to the Pledged Equity and Properties to be included in the Borrowing Base;

(f) Lender shall have received from Diligence Agent a Diligence Agent Certification in respect of all Properties to be included in the Borrowing Base on such Business Day and an Exception Report (including, confirmation by Diligence Agent that each such Property is an Eligible Property) dated such Business Day and duly completed;

(g) With respect to any Property that was acquired by a Borrower from an Affiliate of such Borrower, Lender may, in its sole discretion and at the expense of Lender, require such Borrower to provide evidence sufficient to satisfy Lender that such Property was acquired in a legal sale, including without limitation, an opinion, in form and substance and from an attorney, in both cases, acceptable to Lender in its reasonable discretion, that such Property was acquired in a legal sale;

(h) No event beyond the control of Lender which Lender reasonably determines may result in Lender’s inability to perform its obligations under this Loan Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing, shall have occurred or be continuing;

(i) Lender shall have determined that all actions necessary or, in the reasonable opinion of Lender, desirable to maintain Lender’s perfected, first priority security interest in the Pledged Equity and other Collateral have been taken, including, without limitation, duly executing and filing Uniform Commercial Code financing statements on Form UCC 1;

(j) Borrowers shall have paid to Lender all fees and expenses owed to Lender in accordance with this Loan Agreement and any other Loan Document including, without limitation the amount of Diligence Agent Fees, Paying Agent Fees, Calculation Agent Fes or Commitment Fee then due and owing, and all of Lender’s attorney fees and expenses and due diligence expenses then due and owing in accordance with the Pricing Side Letter and the other Loan Documents;

(k) Lender or its designee shall have received any other documents reasonably requested by Lender with reasonable notice to Borrowers;

(l) [Reserved];

(m) With respect to any Property and any Pledged Equity that is subject to a security interest (including any precautionary security interest) immediately prior to the Funding Date, Lender shall have received a Security Release Certification for such Property or Pledged Equity, as applicable that is duly executed by the related secured party and the related Borrower;

(n) Borrowers shall have delivered to Lender copies of each related Asset Management Agreement with respect to each Contributed Property, including any and all amendments that materially affect the servicing of the Contributed Properties and Lender’s interest therein and an accompanying duly executed Assignment of Asset Management Agreement (to the extent not previously provided);

(o) Lender or its designee shall have received all Property Documents comprising the Property File for each Contributed Property on or before the related Funding Date, together with such certificates or other documents as Lender may reasonably request;

(p) If such Property is to be owned by an Additional Borrower which has not previously joined this facility by compliance with the documents specified below, the following additional documents:

(i)	an updated Borrower Pledged Equity Summary delivered pursuant to Section 2.03(c);

(ii)	the original Pledged Equity certificates with respect to the Pledged Equity of such Additional Borrower;

(iii)	an undated stock power (or equivalent document) covering such certificates, duly executed in blank;

(iv)

certificates of an authorized officer of such Additional Borrower, together with copies of its Governing Documents, applicable corporate resolutions and incumbencies and signatures of officers who are executing the applicable Loan Documents, evidencing the respective authority of such Additional Borrower with respect to the execution, delivery and performance thereof;

(v)	a closing certificate executed by such Additional Borrower;

(vi)	an executed Power of Attorney in the form of Exhibit I for such Additional Borrower;

(vii)

evidence that (x) UCC financing statements have been filed against such Additional Borrower in all filing offices reasonably required by Lender, (y) Lender has received such searches of UCC filings, tax liens, judgments, pending litigation, bankruptcy and other matters relating to each Additional Borrower as Lender may reasonably require, and (z) the results of such searches are reasonably satisfactory to Lender;

(viii)

such opinions from counsel to the Additional Borrower as Lender may require, including with respect to the valid existence and good standing of such Additional Borrower, enforceability, non-contravention, no consents or approvals required other than those that have been obtained, the attachment and perfection of the security interest in favor of Lender in the Pledged Equity of such Additional Borrower and the Collateral to be pledged by it, Investment Company Act matters, and “bring down” true sale and substantive non-consolidation opinions;

(ix)	Joinder Agreements to each Loan Document entered into by Borrowers, executed and delivered by the Additional Borrower;

(x)	to the extent applicable, duly executed amendments to all Governing Documents for the Additional Borrower, reasonably acceptable to Lender;

(xi)

an Asset Management Agreement and the related Assignment of Asset Management Agreement, Joinder to this Loan Agreement and each Loan Document to which Borrowers are a party that are duly executed by the Additional Borrower; and

(xii)	such certificates or other documents, information financial statements, reports and/or approvals as Lender may reasonably request.

(q) To the extent the financial statements referenced in Section 7.01 have been completed, Lender shall have received such financial statements;

(r) To the extent applicable, Lender shall have received all documentation entered into in connection with any Mezzanine Financing Facility and a Mezzanine Financing Intercreditor Agreement in form and substance reasonably acceptable to Lender and duly executed by each Mezzanine Lender under any Mezzanine Financing Facility;

(s)	[Reserved];

(t)	[Reserved];

(u)	Borrowers are in compliance with Section 7.16 hereof;

(v)	[Reserved];

Each request for a borrowing by a Borrower hereunder shall constitute a certification by such Borrower to the effect set forth in this section (both as of the date of such notice, request or confirmation and as of the date of such borrowing). With respect to any Advance, Lender may conclusively rely upon, and shall incur no liability to Borrowers in acting upon, any request or other communication that Lender reasonably believes to have been given or made by a person authorized to request an Advance on Borrowers’ behalf.

Section 6. Representations and Warranties. Each Borrower represents and warrants to Lender that throughout the term of this Loan Agreement that with respect to each Relevant Party, as applicable:

6.01 Existence. Such Relevant Party (a) is a limited liability company (or in the case of Guarantor, a corporation), duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, as specified in this Loan Agreement, (b) has all requisite limited liability company or other power, and has all governmental licenses, authorizations, consents and approvals, necessary to (i) own its assets and carry on its business as now being or as proposed to be conducted and (ii) acquire and own each Contributed Property, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law. Such Relevant Party’s tax identification number is set forth on Schedule 7 hereto. Such Relevant Party’s fiscal year is the calendar year. Such Relevant Party has not changed its name within the past twelve (12) months. Each Borrower is a Special Purpose Entity wholly owned by Parent Borrower. Parent Borrower is a Special Purpose Entity wholly owned by Parent SPE. Parent SPE is a Special Purpose Entity wholly owned by Offerpad Holdings LLC. Offerpad Holdings LLC is wholly owned by Guarantor.

6.02 Financial Condition. Guarantor has heretofore furnished to Lender a copy of its audited consolidated balance sheets of its consolidated Subsidiaries, as at December 31, 2021 and its unaudited consolidated balance sheets of its consolidated Subsidiaries, as at March 31, 2022. Guarantor has also heretofore furnished to Lender the related unaudited consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for the period ending December 31, 2021 and March 31 2022. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations for the period ended on the date of such statement, all in accordance with GAAP applied on a consistent basis. Guarantor does not have any material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, which will not be reflected in the foregoing statements or notes. Since the date of the financial statements and other information delivered to Lender prior to the date of this Loan Agreement, Guarantor has not sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Loan Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to its financial condition.

6.03 Litigation. There are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against such Relevant Party or any of its Subsidiaries or Affiliates or affecting any of the property thereof before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to have a Material Adverse Effect, (ii) which questions the validity or enforceability of any of the Loan Documents or any action to be taken in connection with the transactions contemplated thereby, or (iii) which seeks to prevent the Loan or the pledge of any Collateral.

6.04 No Breach. Neither (a) the execution and delivery of the Loan Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will conflict with or result in a breach of the Governing Documents of such Relevant Party, or any Requirement of Law, applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or other material agreement or instrument or Contractual Obligation to which such Relevant Party is a party or by which such Relevant Party or its Property is bound or to which such Relevant Party, its Subsidiaries or their Property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Loan Agreement) result in the creation or imposition of any Lien upon any Property of such Relevant Party, pursuant to the terms of any such agreement or instrument.

6.05 Action. Such Relevant Party has all necessary limited liability company or other power, authority and legal right to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party; the execution, delivery and performance by such Relevant Party of each of the Loan Documents to which it is a party has been duly authorized by all necessary corporate or other action on its part; and each Loan Document has been duly and validly executed and delivered by such Relevant Party and constitutes a legal, valid and binding obligation of such Relevant Party, enforceable against such Relevant Party in accordance with its terms.

6.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by such Relevant Party of the Loan Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Loan Documents and the Liens created pursuant to this Loan Agreement.

6.07 Margin Regulations. Neither the making of any Advance hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X. No part of the proceeds of any Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Federal Reserve Board or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of the Federal Reserve Board, or for any purposes prohibited by Requirements of Law in any material respects or by the terms and conditions of this Loan Agreement or the other Loan Documents. None of the Collateral is comprised of Margin Stock and less than 25% of the assets of each Loan Party are comprised of Margin Stock.

6.08 Taxes. Such Relevant Party has filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due and payable pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of such Relevant Party and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of such Relevant Party, adequate. Any taxes, fees and other governmental charges payable by such Relevant Party in connection with an Advance and the execution and delivery of the Loan Documents have been paid, or will be paid when due.

6.09 Investment Company Act. None of such Relevant Party or any of its Subsidiaries are required to register as (or will be required to register after giving effect to the transactions under this Loan Agreement) an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act. Such Relevant Party (i) has been structured so as not to constitute, and is not a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and (ii) is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

6.10 [Reserved].

6.11 Compliance with Law. (a) No practice, procedure or policy employed or proposed to be employed by such Relevant Party in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to such Relevant Party and no Contributed Property materially contravenes any Requirements of Laws or contravenes any Requirements of Law in a way that adversely affects Lender.

(b) No properties presently or previously owned or leased by such Relevant Party contain or previously contained any Hazardous Substances that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of such Relevant Party. With respect to the Contributed Properties, there is not any violation, alleged violation, non-compliance, liability or potential liability of such Relevant Party under any Environmental Law. No Hazardous Substances have been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of such Relevant Party.

(c) Each Relevant Party and all Affiliates thereof are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto. No Relevant Party or Affiliate thereof has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to any Relevant Party or Affiliate thereof or any other Person, in violation of the Foreign Corrupt Practices Act.

(d) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws and all predatory, abusive and fair lending laws applicable to the acquisition, renovation and sale (and if applicable, rental) of the Properties have been complied with by each Relevant Party and any agent or designee acting on behalf of any Relevant Party (including any Asset Manager); the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations; and such Relevant Party shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Lender, and shall deliver to Lender, upon two (2) Business Days’ request, evidence of compliance with all such requirements. No predatory, abusive or deceptive practices were employed in connection with acquisition, renovation and sale (and if applicable, rental) of any Property by any Relevant Party or any agent or designee acting on behalf of any Relevant Party (including any Asset Manager).

6.12 No Default. Such Relevant Party is not in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing hereunder.

6.13 Collateral; Collateral Security.

(a) Such Relevant Party has not assigned, pledged, or otherwise conveyed or encumbered any Contributed Property to any other Person, and such any Relevant Party is the sole owner of the Contributed Properties and has good and marketable title thereto. Each Contributed Property is free and clear of all Liens other than the Lien of Lender and any Permitted Liens.

(b) Immediately prior to the pledge of any such Pledged Equity to Lender, Parent Borrower was the sole owner of, and had good and marketable title to, the Borrower Pledged Equity and Parent SPE was the sole owner of, and had good and marketable title to, the Parent Borrower Pledged Equity, in each case free and clear of all Liens, except for Liens to be released simultaneously with the Liens granted in favor of Lender hereunder.

(c) The provisions of this Loan Agreement are effective to create in favor of Lender a valid security interest in all right, title and interest of such Relevant Party in, to and under the Collateral except to the extent that any Collateral consists of real property in which a security interest cannot be created under Article 9 of the Uniform Commercial Code and for which a mortgage is required in order to create any lien thereon.

(d) Upon the filing of financing statements on Form UCC-1 naming Lender as “Secured Party” and each Borrower as “Debtor,” and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 2 attached hereto, the security interests granted hereunder in the Collateral will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of each Borrower in, to and under such Collateral, to the extent the Collateral can be perfected by filing under the Uniform Commercial Code. Upon the taking of possession of all certificated securities representing the Pledged Equity, Lender’s security interests in the Pledged Equity will constitute fully perfected first priority security interests under the Uniform Commercial Code. Upon the execution and delivery of the Concentration Account Control Agreement and the Collection Account Control Agreement, Lender’s security interest in the Concentration Account and the Collection Account will constitute a fully perfected first priority security interest under the Uniform Commercial Code.

(e) Without limiting the generality of the foregoing, each Borrower will no earlier than six (6) months or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with any Loan Document or any Advance, notify Lender and upon Lender’s request (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; provided that Lender may elect to file such continuation statement, and (ii) deliver or cause to be delivered to Lender an opinion of counsel, in form and substance reasonably satisfactory to Lender, confirming and updating the opinion delivered pursuant to Section 5.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

6.14 Chief Executive Office; Chief Operating Office. As of the Effective Date, the chief executive office and chief operating office of each Relevant Party is set forth on Schedule 2 hereto.

6.15 Location of Books and Records. The location where each Relevant Party keeps its books and records including all computer tapes and records relating to the Collateral is such Relevant Party’s chief executive office.

6.16 True and Complete Disclosure. The information, reports, financial statements, exhibits and schedules furnished in writing by or on behalf of each Relevant Party to Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of each Relevant Party or any of its Subsidiaries to Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. All copies of documents included in the Property File or otherwise required by this Loan Agreement to be delivered to Diligence Agent or Lender, are true, and correct and complete copies of such documents

6.17 [Reserved].

6.18 [Reserved].

6.19 ERISA. Any Plan which is not a Multiemployer Plan, and, to the knowledge of any Relevant Party, any Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law. No event or condition has occurred and is continuing as to which a Relevant Party would be under an obligation to furnish a report to Lender under Section 7.01(k) hereof. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Each Relevant Party and its Subsidiaries do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or other Requirements of Law at no cost to the employer (collectively, “COBRA”).

6.20 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of a Borrower has a Material Adverse Effect.

6.21 Filing Jurisdictions/Relevant States. As of the Effective Date, Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Lender to perfect its security interest in the Collateral that can be perfected by filing a financing statement.

6.22 [Reserved].

6.23 Subsidiaries/Other Indebtedness. (a) . No Borrower other than Parent Borrower has any Subsidiaries and Parent Borrower has no Subsidiaries other than the other Borrowers. No Borrower has any Indebtedness other than Indebtedness created pursuant to this Loan Agreement, Indebtedness created pursuant to a Mezzanine Financing Facility, if any, and ordinary trade payables not yet due and owing beyond their ordinary course. Schedule 3 attached hereto lists all of Guarantor’s Indebtedness, other than the Indebtedness created pursuant to this Loan Agreement, which Schedule 3 may be updated from time to time in writing by Guarantor.

6.24 Representations and Warranties. The Pledged Equity and each Contributed Property complies with the representations and warranties listed in Schedule 1 hereto in all material respects. All Properties included in any Borrowing Base calculation submitted by the Relevant Parties constitute Eligible Properties. The review and inquiries made on behalf of each Relevant Party in connection with the making of the representations and warranties listed in Schedule 1 hereto have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties. No Relevant Party has any knowledge of any material fact that could reasonably lead it to expect that the Collateral Value assigned to any Contributed Property will not be obtained or realized. Each of the Contributed Properties is an Eligible Property. With respect to each Contributed Property purchased by a Borrower or an Affiliate of such Borrower from a Transferor, (a) such Contributed Property was acquired and transferred on a true sale basis, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Contributed Property, and (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to such Borrower or an Affiliate of such Borrower (other than foreclosure of the related mortgage loan). No Contributed Property is or has been the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Contributed Property or otherwise, by any Borrower or any Asset Manager, any Transferor or other Person. Each Contributed Property was acquired by the applicable Borrower in accordance with and satisfies applicable standards established by such Borrower. None of the Property Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than the applicable Borrower or Lender (excluding notations relating to prior owners prior to the sale to such Borrower and which are no longer in effect).

6.25 No Adverse Selection. No Borrower has used selection procedures that identified the Properties or the Pledged Equity, when taken as a whole, as being less desirable or valuable than other comparable assets owned, or pledged to any other Person, by such Borrower.

6.26 Solvency; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to the Loan, each Relevant Party is and will be solvent, is able and will be able to pay and is paying its debts as they mature and does not and will not have an unreasonably small amount of capital to engage in the business in which it is engaged and proposes to engage. No Relevant Party intends to incur, and does not believe that it has incurred, debts beyond its ability to pay such debts as they mature. No Relevant Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of itself, any of its Subsidiaries or any of their respective assets. No Relevant Party is transferring any Collateral with any intent to hinder, delay or defraud any of its creditors.

6.27 No Broker. No Relevant Party nor any other Person on behalf of any Relevant Party has dealt with any broker, investment banker, agent, or other person who may be entitled to any commission or compensation in connection with any Pledged Equity or Contributed Property; except for such commissions or compensation as has been paid in full by such Relevant Party or such other Person.

6.28 USA Patriot Act; OFAC. None of the Relevant Parties and none of their Affiliates is a Prohibited Person and each Relevant Party is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. None of the Relevant Parties and none of their members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or act on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Each Relevant Party has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”). Lender hereby notifies each Relevant Party that Lender is required by the Patriot Act to obtain, verify and record information that identifies each Relevant Party.

6.29 Anti-Money Laundering. Each Relevant Party has complied with all applicable Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the acquisition of each Property for purposes of the Anti-Money Laundering Laws, and will maintain, sufficient information to identify any applicable tenant for purposes of the Anti-Money Laundering Laws.

6.30 [Reserved].

6.31 Financial Reporting. There has been no material weakness in, or fraud that involves management or other employees who have a significant role in, the internal controls of any Relevant Party or any Affiliate thereof over financial reporting, in each case as described in the Securities Laws.

6.32 No Statutory Limitations to Indebtedness. No Relevant Party is subject to any Federal or state statute or regulation which limits its ability to, in each case incur indebtedness.

6.33 No Prior Pledge. The Pledged Equity and Properties subject to this Loan Agreement have not at any time been pledged to any Person other than Lender (or a Mezzanine Lender pursuant to any Mezzanine Financing Facility).

6.34 Mezzanine Financing. As of the Effective Date, no Relevant Party has entered into any Mezzanine Financing Facility.

6.35 Asset Manager. With respect to any Affiliated Asset Manager, such Affiliated Asset Manager is an Affiliate of Borrowers and a Change of Control has not occurred with respect to such Affiliated Asset Manager. Asset Managers are the only parties managing, and collecting Income with respect to, the Contributed Properties on behalf of Borrowers. The management and servicing practices used by each Asset Manager with respect to the Contributed Properties have been, in all material respects legal, proper, prudent and customary.

6.36 Separateness. Each Borrower and Parent SPE is in compliance with the requirements of Section 12.

Section 7. Covenants of Borrowers. Each Borrower covenants and agrees with Lender that, with respect to each Relevant Party, as applicable, so long as any Advance is outstanding and until payment in full of all Secured Obligations:

7.01 Financial Statements and Other Information.

Each Borrower shall deliver to Lender:

(a) As soon as available and in any event within forty-five (45) days after the end of each calendar month, the consolidated balance sheets of Guarantor and its consolidated Subsidiaries as at the end of such month, the related unaudited consolidated statements of income and retained earnings and of cash flows for Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor, and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such month (subject to normal year-end audit adjustments);

(b) As soon as available and in any event within sixty (60) days after the end of each of the first three quarterly fiscal periods of each fiscal year of each Guarantor, the consolidated balance sheets of each Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for each Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of each Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of each Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(c) As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of each Guarantor, the consolidated balance sheets of each Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for each Guarantor and its consolidated Subsidiaries for such year, accompanied by an opinion thereon of Vavrinek, Trine, Day & Co., LLP or another independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of each Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(d) The following certificates (any of which may be consolidated for any month or quarter, respectively, on the latest date as to which any such consolidated certificates for such month or quarter, respectively, are due):

(1) At the time the Borrowers furnish each set of financial statements pursuant to Sections 7.01(a) through (c) above, a certificate of a Responsible Officer of Parent Borrower in the form of Exhibit B-1 attached hereto (“Monthly Borrower Certification”) with respect to the applicable calendar month, or, with respect to financial statements delivered pursuant to Sections 7.01(b) or 7.01(c), the last calendar month of the applicable reporting period); and

(2) At the time Borrowers furnish each set of financial statements pursuant to Sections 7.01 (a) through (c) above, a certificate of a Responsible Officer of each Guarantor in the form attached to the Pricing Side Letter as Exhibit A (each a “Guarantor Certification”) (a) certifying, to the best of such Responsible Officer’s knowledge, each Relevant Party, during such fiscal period or year has observed or performed all of its covenants and other agreements, and satisfied every material condition, contained in this Loan Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action such Relevant Party, as applicable, has taken or proposes to take with respect thereto) and (b) certifying that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject, in the case of financial statements delivered pursuant to Section 7.01(b), to normal year-end audit adjustments).

(e) From time to time at the request of Lender, a paper or electronic copy produced by such Borrower’s internal asset tracking system or other documentation reasonably acceptable to Lender, reflecting that the Contributed Properties are owned in the name of such Borrower within three (3) Business Days of such request (for the avoidance of doubt, a recorded deed, a certified copy of a deed sent for recording or a title policy, in each case in the name of such Borrower as the owner of the related Property, shall constitute documentation reasonably acceptable to Lender);

(f) From time to time such other information regarding the financial condition, operations, well-being or business of such Relevant Party, any Asset Manager and any Guarantor as Lender may reasonably request, within two (2) Business Days of such request;

(g) On each of the following dates: (i) within ten (10) days after the end of each month, (ii) within four (4) Business Days prior to each Payment Date and Repayment Date and application of Income pursuant to Section 3.05(b) and (iii) otherwise upon Lender’s request, a properly completed Property Schedule with respect to each Contributed Property, including each of the information fields agreed to between the parties. In addition, within ten (10) days after the end of each month, each Borrower shall deliver to Lender a record of the homeowners’ association fees (or similar fees) due and payable with respect to each Contributed Property then subject to this Loan Agreement;

(h) Subject to the terms and conditions of Section 7.39 hereof, (i) within five (5) days prior to the effectiveness of any proposed material amendment, modification or supplement to any Asset Management Agreement, draft or detailed description of the substance of such proposed amendment, modification or supplement, and (ii) within five (5) days after execution of any material amendment, modification or supplement to any Asset Management Agreement, a certified, fully executed copy of such amendment, modification or supplement;

(i) [Reserved];

(j) Within one (1) Business Day of any margin call (however defined or described in the applicable Indebtedness documents) or other similar request (including a claim under a guaranty) is made upon any Guarantor under any Indebtedness in an aggregate amount in excess of $1,000,000, notice of such margin call or other request;

(k) soon as reasonably possible, and in any event within fifteen (15) days after a Responsible Officer of any Relevant Party knows or has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the applicable Relevant Party setting forth details respecting such event or condition and the action, if any, that any Relevant Party or any of their ERISA Affiliates proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by any Relevant Party or any of their ERISA Affiliates with respect to such event or condition):

(A)	any Reportable Event, or any request for a waiver under Section 412(c) of the Code for any Plan;

(B)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by any Relevant Party or an ERISA Affiliate to terminate any Plan;

(C)

the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by any Relevant Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(D)

the complete or partial withdrawal from a Multiemployer Plan by such Borrower or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Relevant Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(E)

the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Relevant Party or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days; and

(F)

the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if any Relevant Party or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(l) Each Borrower shall give Lender fifteen (15) Business Days prior written notice of all proposed changes, amendments or modifications to the Acquisition Parameters. Lender will have no obligation to finance any Properties acquired pursuant to the new Acquisition Parameters until it has approved any changes determined by Lender in its reasonable discretion to be material.

(m) Upon Lender’s reasonable request, a schedule setting forth all scheduled tax payments, any taxes due and owing and tax receipts, with respect to each Property on an entity by entity basis.

7.02 Litigation. Each Relevant Party will promptly, and in any event within three (3) Business Days after service of process on any of the following, give to Lender notice of all legal or arbitration proceedings affecting such Relevant Party or any of their respective Subsidiaries that (i) questions or challenges the validity or enforceability of any of the Loan Documents, (ii) as to which there is a reasonable likelihood that an adverse determination would result in a Material Adverse Effect or (iii) seeks to prevent the pledge of any Collateral hereunder or the making of any Advance.

7.03 Existence, Etc. Each Relevant Party will:

(i)

(A) preserve and maintain its legal existence; (B) maintain all privileges, licenses, franchises, permits or other approvals necessary to conduct its business and to perform its obligations under the Loan Documents; (C) remain in good standing under the laws of each state in which it conducts business or any Contributed Property is located and (D) not change its tax identification number, fiscal year or method of accounting without the consent of Lender;

(ii)

comply with the requirements of and conduct its business strictly in accordance with all Requirements of Law, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws);

(iii)	keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(iv)

(A) change the location of its chief executive office/chief place of business from that specified in Section 6 hereof, (B) change its name, identity or corporate structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral or the Contributed Properties, or (C) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Lender at least thirty (30) days prior written notice thereof and shall have delivered to Lender all Uniform Commercial Code financing statements and amendments thereto as Lender shall request and taken all other actions deemed reasonably necessary by Lender to continue its perfected status in the Collateral with the same or better priority;

(v)

permit representatives of Lender, during normal business hours upon ten (10) Business Days’ prior written notice at a mutually desirable time or at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Lender;

(vi)	not directly or indirectly enter into any agreement that would be violated or breached by the making or continuation of any Advance or the performance by each Relevant Party of any Loan Document; and

(vii)	remain a Special Purpose Entity, wholly owned by Parent Borrower or by Parent SPE, as applicable.

7.04 Prohibition of Fundamental Changes. No Relevant Party shall at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation or division, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Lender’s prior consent; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a

Material Adverse Effect. No Relevant Party shall permit Parent SPE to enter into a merger or consolidation or division, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (including, without limitation, receivables and leasehold interests) or properties whether now owned or hereafter acquired, or permit any changes in the ownership of its Equity Interests, without the consent of Lender. Each Borrower shall ensure that all Equity Interests of such Borrower shall continue to be owned by Parent SPE or Parent Borrower, as applicable. Each Borrower shall ensure that neither the Equity Interests of such Borrower or Parent SPE nor any property or assets of Borrower or Parent SPE are pledged to any Person other than Lender (or a Mezzanine Lender pursuant to any Mezzanine Financing Facility).

7.05 Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency, Borrowers shall cure the same in accordance with Section 2.06 or Section 3.05(b) hereof.

7.06 Notices. Borrowers shall give notice to Lender promptly in writing of any of the following:

(i)

promptly upon, and in any event within twenty-four (24) hours after, becoming aware thereof, the occurrence of any Default, Event of Default or any event of default or default under any Loan Document or other material agreement of a Relevant Party;

(ii)

upon, and in any event within three (3) Business Days after, service of process on a Borrower, Parent SPE, a Guarantor or any of its Subsidiaries, or any agent thereof for service of process, in respect of any judicial or arbitration proceedings affecting a Borrower, Parent SPE or a Guarantor or any of its Subsidiaries (i) that questions or challenges the validity or enforceability of any of the Loan Documents, or (ii) in which the amount in controversy exceeds $500,000 and as to which an adverse determination would be reasonably likely to result in a Material Adverse Effect;

(iii)	upon becoming aware of any Material Adverse Effect and any event or change in circumstances which should reasonably be expected to have a Material Adverse Effect;

(iv)

upon determining during the normal course of its business that any Contributed Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Collateral Value of such Contributed Property;

(v)	upon the entry of a judgment or decree against (i) a Borrower or Parent SPE in an amount in excess of $500,000, or (ii) a Guarantor in an amount in excess of $1,000,000;

(vi)	any material change in the insurance coverage required of a Relevant Party or any other Person pursuant to any Loan Document, with copy of evidence of same attached;

(vii)

any material dispute, licensing issue, litigation, audit, revocation, sanctions, penalties, investigation, proceeding or suspension between a Relevant Party or, to any Relevant Party’s knowledge, any Asset Manager on the one hand, and any Governmental Authority or any other Person;

(viii)	any material change in accounting policies or financial reporting practices of a Relevant Party or its Subsidiaries;

(ix)	any material change in the management of a Relevant Party; and

(x)

upon becoming aware, with respect to any Contributed Property, of: (a) a material loss or damage, material licensing, zoning or permit issues, violation of Requirements of Law, discharge of or damage from Hazardous Substances or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value, (b) the existence of any material litigation or material adverse financial on the current or future operations of Asset Manager; (c) the existence of any Default or Event of Default under this Loan Agreement, or any material breach or default under any other Loan Document, or Property Document, Governing Document or any Indebtedness, Guarantee obligation or Contractual Obligation of a Relevant Party; (d) the resignation or termination of Asset Manager under any Asset Management Agreement, in each case, with respect to any Contributed Property; and (e) the establishment of a rating by any Rating Agency applicable to a Guarantor or any Affiliate thereof or Asset Manager and any downgrade in or withdrawal of such rating once established.

Each notice pursuant to this Section 7.06 shall be accompanied by a statement of a Responsible Officer of Parent Borrower, setting forth details of the occurrence referred to therein and stating what action such Borrower has taken or proposes to take with respect thereto.

7.07 Asset Management. Except as provided in Section 14.17(c), Borrower shall not permit any Person other than the applicable Asset Manager to service or administer any Contributed Properties without the prior written consent of Lender.

7.08 OFAC. At all times throughout the term of this Loan Agreement, each Relevant Party (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Pledged Equity or Contributed Properties to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person. Each Relevant Party shall conduct or shall cause to be conducted the requisite due diligence in connection with the origination or acquisition of each Contributed Property for purposes of complying with all Requirements of Law, including with respect to the origin of the assets used by a Relevant Party to purchase the Property, and will maintain sufficient information to identify such Relevant Party for purposes of such Requirements of Law.

7.09 Lines of Business. No Relevant Party shall engage to any substantial extent in any line or lines of business activity other than (i) the businesses generally carried on by it as of the Effective Date and (ii) with respect to Guarantor, acquiring and holding single family residences for rental purposes, without the prior written consent of Lender, which consent will not be unreasonably withheld or delayed.

7.10 Transactions with Affiliates. No Relevant Party shall enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (i) otherwise permitted under this Loan Agreement, (ii) in the ordinary course of such Relevant Party’s business and (iii) upon fair and reasonable terms that such Relevant Party has reasonably determined are no less favorable to such Relevant Party than such Relevant Party believes it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

7.11 Defense of Title. Relevant Party warrants and will defend the right, title and interest of Lender in and to all Collateral against all adverse claims and demands of all Persons whomsoever.

7.12 Preservation of Collateral. Each Relevant Party shall do all things necessary to preserve the Collateral so that such Collateral remains subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Relevant Party will comply with all Requirements of Law, rules and regulations of any Governmental Authority applicable to such Relevant Party or relating to the Collateral and cause the Collateral to comply with all Requirements of Law, rules and regulations of any such Governmental Authority. No Relevant Party will allow any default to occur for which such Relevant Party is responsible under any Collateral or any Loan Documents and each Relevant Party shall fully perform or cause to be performed when due all of its obligations under any Collateral or the Loan Documents. Each Relevant Party shall ensure that the Liens contemplated hereby shall be first priority perfected Liens on the Collateral in favor of Lender, subject to Permitted Liens, and there are no Liens in favor of any Person other than Lender, except for Permitted Liens.

7.13 No Assignment. No Relevant Party shall (i) sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to or otherwise permitted under the Loan Documents), any (A) Pledged Equity or (B) any Contributed Property or any interest therein, except in connection with a disposition otherwise expressly permitted under this Loan Agreement, or (ii) enter into any agreement or undertaking restricting the right or ability of a Borrower or Lender to sell, assign or transfer any of the Pledged Equity or Contributed Property.

7.14 Limitation on Sale of Assets. Except as a Relevant Party may be permitted in connection with the Loan Documents or otherwise in the ordinary course of a Relevant Party’s business, no Relevant Party shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired.

7.15 Limitation on Distributions. Without Lender’s consent, no Relevant Party shall make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock or senior or subordinate debt of any Relevant Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Relevant Party, except that (i) any Relevant Party which is a subsidiary of another Relevant Party shall not be subject to any such restrictions and (ii) notwithstanding the immediately preceding clause (i), no Relevant Party shall be restricted from paying dividends or other distributions to its equity owners so long as (x) no Default or Event of Default has occurred or would result from such dividend or distribution and (y) such dividend or distribution is funded solely out of monies that have been released to a Relevant Party under clause seventh of Section 3.05(b) of this Loan Agreement.

7.16 Financial Covenants. The Borrowers shall comply with the financial covenants set forth in Section 3(a) of the Pricing Side Letter.

7.17 [Reserved].

7.18 Power of Attorney. Each Borrower shall (i) within thirty (30) days of the Effective Date, deliver fifty (50) original separate powers of attorney (or such other amount as reasonably requested by Lender), and (ii) upon Lender’s reasonable request from time to time, deliver to Lender any original powers of attorney or other documentation required by Lender to ensure the enforceability under Requirements of Law of any rights and/or powers granted to Lender in Section 8 of this Loan Agreement, in each case, substantially in the form attached hereto as Exhibit I.

7.19 Mortgages. Borrowers shall, any time following the occurrence of a Default and upon receipt of a request from Lender, (i) promptly deliver or cause to be delivered to Lender a properly prepared mortgage, deed of trust or other form of security instrument in form and substance sufficient in each related jurisdiction in which each Contributed Property is located, to create a perfected Lien in favor of Lender in each such Contributed Property, and (ii) cause to be properly and validly recorded in the name of Lender such mortgages with respect to each Contributed Property in the appropriate jurisdiction.

7.20 Mezzanine Financings. No Relevant Party shall enter into any Mezzanine Financing Facility after the Effective Date without Lender’s express prior written consent. Borrowers shall cause Guarantor to deliver to Lender true and complete copies of all related documents entered into in connection with any Mezzanine Financing Facility, and any such Mezzanine Financing Facility shall be subordinate in all respects to the facility provided under this Loan Agreement. Borrowers shall deliver to Lender a Mezzanine Financing Intercreditor Agreement in form and substance reasonably acceptable to Lender with respect to each Mezzanine Financing Facility. No Relevant Party shall amend, modify or supplement any agreement in connection with any Mezzanine Financing Facility without the prior consent of Lender, which consent shall be deemed given so long as it does not have a material effect on (i) any of the Collateral, (ii) any rights of Lender or obligations of a Relevant Party or (iii) any administrative, reporting or accounting requirements, in each case, under the Loan Documents. The Relevant Parties shall comply with additional covenants set forth in Section 3 of the Pricing Side Letter with respect to any Mezzanine Financing Facility.

7.21 Maintenance of Property; Insurance. Borrowers shall cause each Property to be covered by insurance in accordance with the Insurance Requirements set forth on Exhibit M. Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments under any insurance policy. Borrowers agree to cooperate in good faith with Lender in connection with negotiating and revising the Insurance Requirements set forth on Exhibit M as may be required from time to time.

7.22 Further Identification of Collateral. Borrowers will furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail.

7.23 Properties Determined to be Defective. Upon discovery by a Relevant Party of any breach of any representation or warranty listed on Schedule 1 hereto applicable to any Property, such Relevant Party shall promptly give notice of such discovery to Lender.

7.24 Delivery of Income. Relevant Parties shall, and pursuant to the Asset Management Side Letters shall cause Asset Managers, and all other applicable Persons controlled by Borrowers deposit all Income in respect of the Contributed Properties immediately and directly into the Concentration Account in compliance with the provisions of Section 3.05 hereof. If a Relevant Party receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Contributed Properties, or otherwise in respect thereof, such Relevant Party shall accept the same as Lender’s agent, hold the same in trust for Lender and immediately deliver the same to Paying Agent for the account of Lender in the exact form received, together with duly executed instruments of transfer, stock powers or assignments in blank and such other documentation as Lender shall reasonably request. If any Income is received by any Relevant Party or Affiliate thereof, Borrowers shall cause such Relevant Party to pay or deliver or cause to be delivered such Income as provided in Section 3.05.

7.25 Maintenance of Papers, Records and Files.

(i)

Each Borrower shall maintain or cause Asset Managers to maintain all Servicing Records with respect to the Contributed Properties not in the possession of Diligence Agent or Lender in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)

Borrowers shall collect and maintain or cause to be collected and maintained, complete Servicing Records relating to the Contributed Properties, including those maintained pursuant to subsection (i), and all such Records shall be at all times available electronically to Diligence Agent unless Lender otherwise approves. Borrowers shall provide updates to Lender or its designee updates of such Servicing Records at least monthly, and more frequently as requested by Lender.

(iii)

For so long as Lender has an interest in or lien on any Pledged Equity or Contributed Property, Borrowers will hold or cause to be held all related Records in trust for Lender. Borrowers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)

Upon reasonable advance notice from Diligence Agent or Lender, Borrowers shall (x) make any and all such Records available to Diligence Agent or Lender to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Lender or its authorized agents to discuss the affairs, finances and accounts of Borrowers with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Borrowers with its independent certified public accountants.

7.26 Taxes, Etc. Each Relevant Party shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon such Relevant Party or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Contributed Properties) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Each Relevant Party shall file on a timely basis all federal, state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

7.27 Use of Diligence Agent. Without the prior written consent of Lender, no Borrower shall use any third party custodian as document custodian other than Diligence Agent with respect to the Property Documents related to the Contributed Properties; provided that the Platform will be used as a storage portal for the Property Files.

7.28 Change of Fiscal Year. No Relevant Party shall at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to Lender, change the date on which such Relevant Party’s fiscal year begins.

7.29 Delivery of Servicing Records. Borrowers shall deliver (or cause Asset Managers to deliver) the Servicing Records and the physical and contractual servicing of each Contributed Property, to Lender or its designee upon the termination of Borrowers or Asset Managers as the asset manager pursuant to Section 14.17. A Borrower’s transfer of the Servicing Records and the physical and contractual servicing under this Section 7.29 shall be in accordance with customary standards in the industry.

7.30 Concentration Account and Collection Account. Prior to the Effective Date, Borrowers have established the Concentration Account in accordance with the Concentration Account Control Agreement and the Collection Account in accordance with the Collection Account Control Agreement. Each Borrower shall cause to be deposited directly to the Concentration Account, the gross amount of all Income received with respect to the Pledged Equity and Properties directly to the Concentration Account without first being sent to any Borrower or Asset Manager. The Borrowers shall cause all amounts on deposit in the Concentration Account to be swept to the Collection Account and to be held therein until distributed by Lender, in each case, in accordance with Section 3.05.

7.31 Borrower Negative Covenants. None of Borrowers, Parent Borrower nor Parent SPE shall: (i) make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “Investment”), any Person; or (ii) form any Subsidiaries (other than formation of any Subsidiary which is a Borrower hereunder and joined to this Loan Agreement pursuant to Section 2.12 hereof).

7.32 Removal of Properties. Borrowers shall cause any Property that was previously subject to a Permitted Extended Stay Agreement to be sold or transferred to an entity that is not a Borrower hereunder in the event such Property remains occupied by the related seller of the Property upon the earlier to occur of (i) the expiration of the time period specified in the definition of “Permitted Extended Stay” or (ii) the filing of an eviction or any other procedural or judicial action to remove the seller of such Property from the home.

7.33 [Reserved].

7.34 Asset Manager. Lender shall have the right to terminate Asset Manager and/or any subservicer free and clear from any obligation to repay any servicing advances in the event that Asset Manager and/or any subservicer, in the reasonable discretion of Lender, is not acting in a commercially reasonable manner or in accordance with prudent and generally accepted industry practices.

7.35 Further Proceeds. If a Borrower, Parent Borrower or Parent SPE, as applicable, shall become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Pledged Equity, or otherwise in respect thereof, such Borrower, Parent Borrower or Parent SPE, as applicable, shall accept the same as Lender’s agent, hold the same in trust for Lender and deliver the same forthwith to Lender in the exact form received, duly endorsed by such Borrower, Parent Borrower or Parent SPE, as applicable, to Lender, if required, together with an undated bond power covering such certificate duly executed in blank and with, if Lender so requests, signature guaranteed. If any sums of money or property so paid or distributed in respect of the Pledged Equity shall be received by a Borrower, Parent Borrower or Parent SPE, as applicable, such Borrower, Parent Borrower or Parent SPE, as applicable, shall, until such money or property is paid or delivered to Lender as required hereunder, hold such money or property in trust for Lender.

7.36 Properties. (a) Each Relevant Party agrees that (i) subject to the terms of Section 7.39 hereof, it will not sell, transfer or otherwise dispose of any Property other than, in the ordinary course of business and in accordance with the Asset Management Standard or pursuant to a third party in an arms’ length transaction, without the written consent of Lender and (ii) it will not create or suffer to exist any Lien upon any Property, or pledge, option or otherwise encumber any Property other than Liens in favor of Lender and any Permitted Liens, whether now owned or hereafter acquired.

(b) Each Relevant Party shall permit Lender and its agents, representatives and employees, upon reasonable prior notice, at Lender’s cost, to inspect any Property and conduct such environmental and engineering studies as Lender may reasonably require; provided, that such inspections and studies do not materially and unreasonably interfere with the ownership, renovation, listing or sale of such Property.

7.37 Voting Rights. Without the prior written consent of Lender, a Borrower will not vote to enable, or take any other action to permit, (A) such Borrower to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of such Borrower, (B) such Borrower to sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to any Pledged Equity or Property owned by such Borrower (other than the sale of Properties in the ordinary course of business and in accordance with the Asset Management Standard), or (C) if a Default is in existence, such Borrower to dividend or otherwise make any distribution to its shareholders.

7.38 Removal of Contributed Properties. No Contributed Property may be sold, transferred, or otherwise removed from, the related Borrower without the approval of Lender unless (a)(i) such Contributed Property is sold for a purchase price equal to or greater than the outstanding amount of any Advance allocable to such Contributed Property as determined pursuant to Section 2.03(a) and (ii) the Liquidation Proceeds from such sale are simultaneously remitted to the Concentration Account, or (b) Lender has assigned a Market Value of zero to such Contributed Property and required that such Contributed Property be removed from the related Borrower. In any case, a Borrower shall notify Lender not less than two (2) Business Days prior to the removal of any Contributed Property from any such Borrower.

7.39 Asset Management Agreements. Each Borrower (a) shall comply with and take all reasonable steps to enforce the Asset Management Side Letter and (b) shall not amend, modify, waive, terminate or revoke the Asset Management Side Letters or permit any Asset Management Agreement to be amended, modified, waived, terminated or revoked, in each case without Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that ministerial, typographical or other clerical modifications or amendments of an Asset Management Agreement shall not require Lender’s consent.

7.40 [Reserved].

7.41 [Reserved].

7.42 Asset Management Rights. No Relevant Party shall pledge or otherwise assign, transfer or dispose of or permit the pledge, assignment, transfer or disposal of the Asset Management Rights with respect to the Contributed Properties to any Person without Lender’s prior written consent.

7.43 [Reserved].

7.44 [Reserved].

7.45 Further Borrower Obligations. Each Borrower shall comply (and to cause Asset Managers to comply, as applicable) with the following requirements:

(a) not (i) remove demolish or materially alter any related fixtures, equipment, personal property or Improvements with respect to any Contributed Property (except for normal repairs and replacement of fixtures, equipment or personal property and refurbishment of Improvements) without the consent of Lender (which shall not be unreasonably withheld, conditioned or delayed); or (ii) commit or suffer any waste of any Contributed Property or take any action that might invalidate or give cause for cancellation of any insurance policy, or do or permit to be done thereon anything that may in any way impair the value of the Contributed Properties, or permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Contributed Properties, regardless of the depth thereof or the method of mining or extraction thereof;

(b) deliver to Lender, promptly upon Lender’s request, evidence satisfactory to Lender that all taxes, assessments, water rates, sewer rents, governmental impositions, and other charges, including without limitation vault charges and license fees for the use of any vaults, chutes and similar areas adjoining the Properties, now or hereafter levied or assessed or imposed against the Contributed Properties or any part thereof, all ground rents, maintenance charges and similar charges, now or hereafter levied or assessed or imposed against the Contributed Properties or any part thereof, and all charges for utility services provided to the Contributed Properties prior to the same becoming delinquent, have been so paid or are not then delinquent;

(c) promptly pay or cause to be paid when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with the Contributed Properties and never permit to exist on any part thereof any Lien; provided that nothing contained herein shall affect or impair such Borrower’s ability to diligently and in good faith contest any Lien or bill for labor or materials so long as any Lien placed upon the Contributed Properties must be fully and irrevocably discharged (by bond or otherwise) within sixty (60) days after the date the same is first placed upon the Contributed Properties;

(d) for so long as such Borrower owns, manages, is in possession of, or otherwise controls the operation of the Contributed Properties, in accordance with the Asset Management Standard, (i) maintain the Contributed Property in good condition and repair; (ii) except as otherwise permitted under Section 7.21, promptly repair, replace or rebuild any part of any such Contributed Property which may be destroyed by any casualty or become damaged, worn or dilapidated or which may be affected by any condemnation; and (iii) otherwise make all commercially reasonable efforts to preserve the value of such Contributed Properties, liquidating and selling such Contributed Properties when appropriate in the best interest of Lender; and

(e) so long as such Borrower owns, manages, is in possession of, or otherwise controls the operation of the Contributed Properties, such Borrower ensure that: (i) all uses and operations on or of the Contributed Properties, are in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) other than De Minimis Substances, there shall be no Releases of Hazardous Substances by such Borrower, its agents or employees in, on, under or from the Contributed Properties; (iii) other than De Minimis Substances, there shall be no Hazardous Substances in, on, or under the Contributed Properties, except those that are in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, or those disclosed to Lender in writing; (iv) the Contributed Properties shall be kept free and clear of all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of such Borrower or any other person or entity (the “Environmental Liens”); (v) at Borrower’s sole cost and expense, any environmental site assessment or other investigation of environmental conditions in connection with the Contributed Properties is completed at the written request of Lender, the results of which shall be delivered to Lender; provided, that no such request shall be made by Lender unless Lender has reasonable grounds to believe that a Release of Hazardous Substances (other than De Minimis Substances) or a violation of Environmental Law has occurred; (vi) such Borrower complies, at its sole cost and expense, with all reasonable written requests of Lender to effectuate Remedial Work of any material environmental condition on the Contributed Properties, to comply with any Environmental Law and any directive from any Governmental Authority, and to take any other reasonable action necessary or appropriate for protection of human health or the environment; (vii) such Borrower shall not or allow other users of the Contributed Properties to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Contributed Property), impairs or may impair the value of the Contributed Properties, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Contributed Properties; and (ix) such Borrower shall promptly notify Lender in writing of (A) any presence or Releases or threatened Releases of Hazardous Substances (other than De Minimis Substances) in, on, under, from or migrating towards the Contributed Properties of which it has Actual Knowledge, (B) any material non-compliance with any Environmental Laws related in any way to the Contributed Properties of which it has Actual Knowledge, (C) any actual or potential (of which it has Actual Knowledge) Environmental Lien, (D) any required or proposed Remedial Work relating to the Contributed Properties, and (E) any written or oral notice or other communication which such Borrower becomes aware from any source whatsoever (including but not limited to a governmental entity) with respect to any Contributed Property relating in any way to Hazardous Substances (other than De Minimis Substances) or Remedial Work, possible liability of any Person pursuant to any Environmental Law, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 7.45. For purposes of this Section 7.45, “Actual Knowledge” with respect to any Person shall mean the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, such actual knowledge shall include the knowledge of such Person and each of its employees, officers, directors and agents who are involved in the administration, management, or oversight of any aspect of the facility being provided to Borrowers under this Loan Agreement and/or any of the Contributed Properties.

7.46 Provision of Deed.

(a) If any Borrower shall acquire, or contemplate the acquisition of, any Property, such Borrower shall cause such Property to be owned in fee simple by Deed in the name of such Borrower. Each such Deed shall be duly executed, be in recordable form in accordance with Requirements of Law and, shall have been recorded in or submitted for recordation to the governmental recordation office of the jurisdiction in which the Property is located.

(b) Each Borrower shall, with respect to any Contributed Property owned by it or transferred to it, in accordance with this Loan Agreement, deliver the correct and complete Property File (including a copy of the file-stamped Deed or a certified copy of a Deed delivered for recording) to Diligence Agent, as a condition precedent to such Property being accepted as an Contributed Property; provided that if a Deed has been delivered for recordation, but has not yet been returned, such Borrower shall post or deliver to Diligence Agent (x) a copy of such Deed with a certification from such Borrower that such Deed has been delivered for recordation and (y) by the date that is ninety (90) days following the date on which such Borrower acquired or obtained the related Contributed Property, a certified copy of the file-stamped Deed. Each copy of a Deed so delivered as part of any Property File (including intervening deeds) shall be a true, correct and complete copy of the Deed, and if recorded in the name of the applicable Borrower (as indicated on the related Property Schedule), the Deed shall be in recordable form, acceptable in all respects for recording under the laws of the jurisdiction in which the Property is located and shall have been recorded in the appropriate recording office. Each title commitment, ‘date-down’ or trustee’s sale guarantee delivered to Diligence Agent as part of the Property File shall be a true, correct and complete copy of the original document.

(c) All costs and expenses in connection with the preparation, execution, delivery and filing or recording of any Deed, and any filing, transfer or recording tax or other charges with respect thereto shall be borne by Borrowers.

(d) Upon the acquisition of title to a Property by a Borrower, such Borrower will be deemed to make the representations and warranties hereto with respect to such Property (if such Property is or will be a Contributed Property), as the case may be, as set forth in Section 6.24 and Schedule 1 attached hereto.

(e) Each Borrower shall assign, and does hereby assign, to Lender the representations and warranties made by the related Transferor to such Borrower (or an Affiliate thereof) in the related Purchase Agreement (provided that such representations and warranties are assignable and have not yet expired under the terms of such Purchase Agreement).

7.47 Pledged Equity.

(a) If Parent Borrower shall become entitled to receive or shall receive any certificate evidencing any option rights or any other equity interest in any other Borrower, whether in addition to, in substitution for, as a conversion of, or in exchange for the related Borrower Pledged Equity, or otherwise in respect thereof, Parent Borrower shall assign and deliver the same forthwith to Lender in the exact form received, duly endorsed by Parent Borrower, together with an undated transfer power, if required, covering such certificate duly executed in blank. Any sums paid upon or in respect of any Borrower Pledged Equity upon the liquidation or dissolution of the applicable Borrower shall be paid over to Lender and applied to the payment of the outstanding Advances. Parent Borrower shall, at its sole cost and expense, take all such other steps as may be necessary in connection with the preservation of Lender’s rights in and interests to the Borrower Pledged Equity.

(b) If Parent SPE shall become entitled to receive or shall receive any certificate evidencing any option rights or any other equity interest in Parent Borrower, whether in addition to, in substitution for, as a conversion of, or in exchange for the related Parent Borrower Pledged Equity, or otherwise in respect thereof, Parent SPE shall assign and deliver the same forthwith to Lender in the exact form received, duly endorsed by Parent SPE, together with an undated transfer power, if required, covering such certificate duly executed in blank. Any sums paid upon or in respect of any Parent Borrower Pledged Equity upon the liquidation or dissolution of Parent Borrower shall be paid over to Lender and applied to the payment of the outstanding Advances. Parent SPE shall, at its sole cost and expense, take all such other steps as may be necessary in connection with the preservation of Lender’s rights to and interests in the Parent Borrower Pledged Equity.

(c) Unless an Event of Default shall have occurred and be continuing, Parent Borrower and Parent SPE shall be permitted to exercise all voting and member rights inuring to each of them with respect to the related Pledged Equity in accordance with the terms of the related Governing Documents of the Parent SPE, Parent Borrower or the related Borrowers, as applicable; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair such Pledged Equity, Borrowers or the Contributed Properties or Lender’s rights to such Pledged Equity, Borrower or Contributed Properties or which would be inconsistent with or result in a violation of any provision of this Loan Agreement or any other Loan Document. Without the prior consent of Lender, neither Parent Borrower nor Parent SPE shall (i) vote to enable, or take any other action to permit Parent Borrower or the related Borrower, as applicable, to issue any Equity Interests of any nature or to issue any other Equity Interests convertible into or granting the right to purchase or exchange for any Equity Interests of Parent Borrower or such other Borrower, as applicable, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, any Pledged Equity, Parent Borrower or the other Borrowers, or the Contributed Properties or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to any Pledged Equity, except for the Lien provided for by this Loan Agreement or pursuant to the terms of a Mezzanine Financing Facility, or (iv) enter into any agreement (other than this Loan Agreement or the related Governing Documents) or undertaking restricting the right or ability of Parent Borrower or Parent SPE to sell, pledge, assign or transfer any Pledged Equity.

7.48 Additional Warehouse Facility. Guarantor or any Subsidiary thereof shall maintain throughout the term of this Loan Agreement, with a nationally recognized and established counterparty (other than Lender) one or more warehouse facilities for properties similar to the Properties financed by Lender hereunder, which facility or facilities shall have a term at least equal to that provided under this Loan Agreement and shall have terms and conditions comparable to those provided under this Loan Agreement, including as to the financial condition of the Relevant Parties; and, for the avoidance of doubt, that certain Second Amended and Restated Loan and Security Agreement, dated as of February 1, 2018, by and among Offerpad (SPVBorrower1), LLC, the other borrowers party thereto, LL Private Lending Fund, L.P., LL Capital Partners I, L.P., LL Private Lending Fund II, L.P., SIF V, LLC, and LL Funds, LLC, as collateral agent, satisfies the requirements of this Section 7.48, as such agreement may be amended, restated and otherwise in effect from time to time; provided that such agreement as amended continues to otherwise satisfy the requirements specified in this Section 7.48.

Section 8. Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) (i) A Relevant Party shall default in the payment of any principal of or interest on any Advance when due (whether at stated maturity, upon acceleration or at mandatory prepayment), (ii) any mandatory prepayment due to Lender under Section 2.06 hereof is not cured within one (1) Business Day or (iii) any payment default shall have occurred under the Guaranty which default shall have continued unremedied for one (1) Business Day; or

(b) A Relevant Party shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by Lender of such default, and such default shall have continued unremedied for three (3) Business Days; or

(c) Any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Relevant Party or any certificate furnished to Lender pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in Schedule 1 which shall be considered solely for the purpose of determining the Borrowing Base; unless (i) such Relevant Party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made or (ii) any such representations and warranties have been determined by Lender in its sole discretion to be materially false or misleading on a regular basis); or

(d) (i) A Relevant Party shall fail to comply with the requirements of Section 7.02, Section 7.03(i)(A), Section 7.04, Section 7.06(i), Section 7.12, Section 7.13, Section 7.14, Section 7.15, Section 7.16, Section 7.27 or Section 7.36(a) and such default shall continue unremedied for a period of one (1) Business Day; (ii) Parent SPE shall enter into a merger or consolidation or division, or liquidate, wind up or dissolve, or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its assets (including, without limitation, receivables and leasehold interests) or properties whether now owned or hereafter acquired, without the consent of Lender; or (iii) a Relevant Party shall otherwise fail to observe or perform any other obligation, representation or covenant contained in this Loan Agreement or any other Loan Document or any Relevant Party shall fail to observe or perform any obligation or covenant in any Loan Document and such failure to observe or perform shall continue unremedied for a period of five (5) Business Days; or

(e) Any final judgment or judgments or order or orders for the payment of money in excess of $500,000 in the aggregate (to the extent that it is, in the reasonable determination of Lender, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against a Relevant Party by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and such Relevant Party shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(f) Any Relevant Party or any Affiliated Asset Manager shall admit in writing its inability to, or intention not to, perform any of its Obligations, or Lender shall have determined in good faith that any Relevant Party is unable to meet its commitments; or any Relevant Party or any Affiliated Asset Manager files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for any Relevant Party or any Affiliated Asset Manager, or of all or any part of any Relevant Party’s or any Affiliated Asset Manager’s Property; or makes an assignment for the benefit of any Relevant Party’s or any Affiliated Asset Manager’s creditors; or

(g) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Relevant Party or any Affiliated Asset Manager, or of any Relevant Party’s or Affiliated Asset Manager’s Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or any Relevant Party or any Affiliated Asset Manager generally fails to pay its debts as they become due; or any Relevant Party or any Affiliated Asset Manager is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against any Relevant Party or Affiliated Asset Manager; or any Relevant Party’s or Affiliated Asset Manager’s Property is sequestered by court or administrative order; or a petition is filed against any Relevant Party or any Affiliated Asset Manager under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect which petition remains undismissed for thirty (30) or more days; or

(h) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Relevant Party or Affiliated Asset Manager, or shall have taken any action to displace the management of a Relevant Party or Affiliated Asset Manager or to curtail its authority in the conduct of the business of a Relevant Party or Affiliated Asset Manager; or

(i) (i) Any Loan Document shall for whatever reason cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower or any other Relevant Party, (ii) this Loan Agreement shall for any reason cease to create a valid, first priority security interest in any of the Collateral purported to be covered hereby (other than, to the extent permitted hereby, any non-perfection due solely to the non-recordation of mortgages on the Contributed Properties) or (iii) any of Borrowers’ material obligations (including the Obligations hereunder) shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Relevant Party; or

(j) Any “event of default”, “termination event” or other event, which entitles the related lender under any Mezzanine Financing Facility under to accelerate or require prepayment of any indebtedness, shall have occurred;

(k) (i) Any Relevant Party or any ERISA Affiliate shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 302 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Relevant Party or any ERISA Affiliate thereof, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) any Relevant Party or any ERISA Affiliate thereof shall, or in the reasonable opinion of Lender is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, (vi) any Relevant Party or any ERISA Affiliate thereof shall file an application for a minimum funding waiver under Section 302 of ERISA or Section 412 of the Code with respect to any Plan, (vii) any obligation for post-retirement medical costs (other than as required by COBRA or other Requirements of Law, at the expense of the retiree) exists, or (viii) any other event or condition shall occur or exist with respect to a Plan and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, is likely to subject any Relevant Party or any ERISA Affiliate or any of their Affiliates thereof to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of any Relevant Party or any ERISA Affiliate or any of their Affiliates thereof or could reasonably be expected to have a Material Adverse Effect; or

(l) A Change of Control shall have occurred without the prior consent of Lender; or

(m) (i) Borrowers shall grant, or suffer to exist, any Lien on any Collateral or any Contributed Property except the Liens contemplated hereby (including, for the avoidance of doubt, the Lien of a Mezzanine Lender pursuant to any Mezzanine Financing Facility and any other Permitted Liens), (ii) the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of Lender or shall be Liens in favor of any Person other than Lender, in each case, subject to Permitted Liens, or (iii) any Contributed Properties shall at any time cease to be owned by a Borrower other than in connection with a sale permitted hereunder; or

(n) Any Relevant Party or any Affiliated Asset Manager shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between such Relevant Party or such Affiliated Asset Manager, on the one hand, and Lender or any of Lender’s Affiliates on the other; or any Relevant Party or any Affiliated Asset Manager shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility or agreement for borrowed funds entered into by Borrowers or such other entity and any third party, the amount of indebtedness under which exceeds $500,000 and which default or failure entitles any party to cause acceleration or require prepayment of any indebtedness thereunder.

Section 9. Remedies Upon Default.

(a) Upon the occurrence of one or more Events of Default other than those referred to in Section 8(g) or (h), Lender may immediately (x) terminate all obligations of Lender to fund Advances under this Loan Agreement and (y) declare the principal amount of all Advances then outstanding under the Note to be immediately due and payable, together with all interest thereon and reasonable fees and out-of-pocket expenses accruing under this Loan Agreement; provided that upon the occurrence of an Event of Default referred to in Section 8(g) or (h), any obligation of Lender to fund any Advances shall immediately terminate and such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrowers, and Lender may thereupon exercise any remedies available to it at law and pursuant to the Loan Documents, including, but not limited to, the transfer of servicing or the liquidation of the Collateral on a servicing released basis, free and clear of any obligation, cost or expense.

(b) Upon the occurrence of one or more Events of Default, Lender shall have the right to obtain physical possession of the Servicing Records and all other files of Borrowers relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of Borrowers or any third party acting for Borrowers and Borrowers shall deliver to Lender such assignments as Lender shall request. Lender shall be entitled to specific performance of all agreements of Borrowers contained in this Loan Agreement.

(c) Each Borrower hereby acknowledges, admits and agrees that such Borrower’s obligations under this Loan Agreement are recourse obligations of such Borrower to which such Borrower pledges its full faith and credit. In addition to its rights hereunder, Lender shall have the right to proceed against any of Borrowers’ assets which may be in the possession of Lender, any of Lender’s Affiliates or their respective designees (including Diligence Agent), including the right to liquidate such assets and to set off the proceeds against monies owed by Borrowers to Lender pursuant to this Loan Agreement. Lender may set off cash, the proceeds of the liquidation of the Pledged Equity or Contributed Properties, any other Collateral and their proceeds and all other sums or obligations owed by Lender, or any of Lender’s Affiliates, to Borrowers against all of Borrowers’ obligations to Lender, whether under this Loan Agreement or under any other agreement among the parties, or otherwise, whether or not such obligations are then due, without prejudice to Lender’s right to recover any deficiency.

(d) Lender shall have the right to direct all Persons servicing the Contributed Properties to take such action with respect to the Contributed Properties as Lender determines appropriate.

(e) Lender shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Pledged Equity and the Contributed Properties and any other Collateral or any portion thereof, and do anything that Lender is authorized hereunder or by law to do. Borrowers shall pay all costs and expenses incurred by Lender in connection with the appointment and activities of such receiver.

(f) Upon the occurrence of an Asset Manager Termination Event, Lender shall have the right to replace such Asset Manager, or cause such Asset Manager to be replaced, within sixty (60) days of such Asset Manager Termination Event.

(g) In addition to all the rights and remedies specifically provided herein, Lender shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

(h) Except as otherwise expressly provided in this Loan Agreement, Lender shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by Borrowers.

(i) Borrowers shall cause all sums received by it with respect to the Contributed Properties to be deposited to the Concentration Account. Borrowers shall be liable to Lender for the amount of all expenses (plus interest thereon at a rate equal to the Post-Default Rate) as provided in Section 14.03(e).

Section 10. No Duty on Lender’s Part. The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrowers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

Section 11. Paying Agent and Calculation Agent

11.01 Paying Agent.

(a) The Lender hereby appoints Wells Fargo as the Paying Agent, and authorizes the Paying Agent to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Paying Agent by the terms hereof, together with such other powers as are reasonably incidental thereto. All payments of amounts due and payable in respect of the Obligations that are to be made from amounts withdrawn from the Collection Account pursuant to this Loan Agreement shall be made on behalf of the Borrowers by the Paying Agent, in accordance with the express terms of this Loan Agreement, or otherwise pursuant to the written instruction of the Lender (which may be in electronic form) received no later than 4:00 p.m. (New York City time) one (1) Business Day prior to such Payment Date.

(b) On each Payment Date, the Borrowers shall pay to the Paying Agent the Paying Agent Fee and any other regularly scheduled fees and expenses due and payable to the Paying Agent hereunder pursuant to Section 3.05(b) or Section 3.05(c), as applicable. Following the Termination Date, or while any Event of Default has occurred, if Lender directs the Paying Agent in writing to disburse funds from the Collection Account in a manner contrary to Section 3.05(c), Paying Agent shall disburse funds in accordance with such instructions, and thereupon the Paying Agent shall be released from all further liability with respect to such funds (and the Lender shall apply such funds in the manner applicable to proceeds of Collateral as provided in Section 4.06).

(c) The Paying Agent hereby agrees that subject to the provisions of this Section 11.01, it shall:

(i)

hold any sums held by it for the payment of amounts due with respect to the Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and pay such sums to such Persons as herein provided;

(ii)

give the Lender notice of any default by the Borrowers of which a Responsible Officer has actual knowledge in the making of any payment required to be made with respect to the Obligations, together with a copy of such notice posted to the Platform;

(iii)

at any time during the continuance of any such default, upon the written instruction of the Lender (a copy of which shall be provided by the Lender to the Borrowers), forthwith pay to the Lender any sums so held in trust by such Paying Agent;

(iv)

immediately resign as Paying Agent and forthwith pay to the Lender any sums held by it in trust for the payment of the Obligations if the Lender so requests in writing at any time after the Paying Agent ceases to be a Qualified Institution;

(v)

comply with all requirements of the Code and any applicable State law with respect to the withholding from any payments made by it in respect of any Obligations of any applicable withholding taxes imposed thereon and with respect to any applicable reporting requirements in connection therewith; and

(vi)

provide to the Lender such information as is required to be delivered under the Code or any State law applicable to the Paying Agent, relating to payments made by the Paying Agent under this Loan Agreement.

(d) If the Paying Agent shall at any time receive instructions from the Lender that conflict with instructions of the Borrowers or any other party to this Loan Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Loan Agreement or consultation with the Lender, the Paying Agent shall be entitled to rely solely on the instructions of the Lender.

(e) Any successor paying agent shall be appointed by the Lender; provided that any successor paying agent shall be, at the time of such appointment, a Qualified Institution.

(f) The Paying Agent may: (i) terminate its obligations as Paying Agent under this Loan Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Borrowers and the Lender (together with a copy of such notice posted to the Platform); provided, however, that, without the consent of the Lender, such resignation shall not be effective until a successor paying agent acceptable to the Lender and, so long as no Event of Default has occurred, the Borrowers, and to whose appointment the Lender does not object within five (5) Business Days after the Lender is notified thereof (or such shorter period in which the Lender may consent thereto), shall have accepted appointment as Paying Agent pursuant hereto and shall have agreed to be bound by the terms of this Loan Agreement and a new Collection Account shall have been established by such successor (together with procedures for directing all deposits to the Collection Account to such new account); or (ii) be removed upon at least 30 days’ prior written notice (or such shorter period as shall be acceptable to the Paying Agent) by the Lender, delivered to the Paying Agent and the Borrowers. In the event of such termination or removal, the Lender shall make reasonable efforts to appoint a successor paying agent and, so long as no Event of Default has occurred, with the consent of the Borrowers; provided, however, if a successor paying agent is not appointed by the Lender within sixty (60) days after the giving of such notice of resignation, the Paying Agent may petition a court of competent jurisdiction for the appointment of a successor paying agent, and the costs and expenses associated with such petition shall be an expense of the Borrowers.

(g) Any successor paying agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Lender and to the predecessor Paying Agent an instrument accepting such appointment under this Loan Agreement. Thereupon, the resignation or removal of the predecessor Paying Agent shall become effective and such successor paying agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Paying Agent under this Loan Agreement, with like effect as if originally named as Paying Agent. The predecessor Paying Agent shall upon payment of all fees and expenses payable to such Paying Agent pursuant to this Loan Agreement, deliver to the successor paying agent, or as otherwise directed by the Lender, all documents and statements and monies held by it under this Loan Agreement, and the Lender and the predecessor Paying Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor paying agent all such rights, powers, duties, and obligations. In all events, after resignation or removal of the Paying Agent is effective, all Income or other amounts received by such Paying Agent from Loan Parties shall be received in trust for the benefit of the Lender, acting for the Secured Parties, and shall be promptly delivered to, or as directed by, the Lender. The Borrowers shall reasonably cooperate with any such transition to a successor paying agent, including by executing such modifications to the Loan Documents as are reasonably necessary to accommodate and effect such transition without impairment of the Lender’s security interests in the Collateral.

(h) In the event the Paying Agent’s appointment hereunder is terminated without cause (by a party other than the Paying Agent), the Borrowers shall reimburse the Paying Agent for the reasonable out-of-pocket expenses of the Paying Agent incurred in effecting the transfer of its duties to the successor paying agent.

(i) The Paying Agent shall be entitled to indemnification from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including litigation costs and reasonable attorneys’ fees and expenses) which may at any time (including at any time following the payment of the obligations under this Loan Agreement, including the Advances outstanding) be imposed on, incurred by or asserted against the Paying Agent in connection with or arising out of (i) the performance of its obligations under and in accordance with this Loan Agreement, including without limitation the costs and expenses of (A) investigating any claim or allegation relating to the exercise or performance of any of its powers or duties under this Loan Agreement, and (B) preparing for, and prosecuting or defending itself against any investigation, legal proceeding, whether pending or threatened, related to any claim or liability in connection with the exercise or performance of any of its powers or duties under this Loan Agreement; (ii) pursuing enforcement (including without limitation by means of any action, claim, or suit brought by the Paying Agent for such purpose) of any indemnification or other obligation of the Borrower (the indemnification afforded under this subclause (ii) to include, without limitation, any reasonable legal fees, costs and expenses incurred by the Paying Agent in connection therewith); provided, that the Paying Agent shall not be entitled to the payment of any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Paying Agent resulting from its own gross negligence, or willful misconduct (in each case, as determined by a court of competent jurisdiction or as otherwise agreed to by the parties). In no event shall the Paying Agent be liable for any punitive, special, consequential, or indirect damages (including, without limitation, lost profits) even if advised of the likelihood of such loss or damage and regardless of the form of action. Paying Agent shall be entitled to be paid any Paying Agent Indemnity Amounts pursuant to Section 3.05. Any amounts payable to Paying Agent pursuant to this Section 11.01(i) that are not Paying Agent Indemnity Amounts shall not be payable pursuant to Section 3.05 but shall be paid by Borrowers to Paying Agent in accordance with Section 3.04(b). The provisions of this Section shall survive the payment of the Advances, the termination of this Loan Agreement, and any resignation or removal of the Paying Agent.

(j) The rights, protections, immunities and indemnities afforded to the Paying Agent hereunder shall apply to the Paying Agent in the performance of its duties under any Loan Document to which it is a party

11.02 Calculation Agent.

(a) The Lender hereby appoints Wells Fargo as Calculation Agent, and authorizes the Calculation Agent to take such actions and to exercise such powers and perform such duties as are expressly delegated to the Calculation Agent by the terms hereof, together with such other powers as are reasonably incidental thereto.

(i)

The Calculation Agent shall perform such calculations on behalf of the Borrowers (the “Calculations”) as it is expressly directed in this Loan Agreement to perform, in each case based solely on information provided to the Calculation Agent by the Borrowers or the Agents, through the use of a computer modeling program developed by the Calculation Agent (such program, the “Model”, and such process of verification, “Modeling”). In developing the Model and in conducting all Modeling with respect to the Calculations, the Calculation Agent shall use good faith efforts to conform to the requirements of this Loan Agreement, and shall consult with the Lender and Borrowers as reasonably deemed necessary by the Calculation Agent, or as reasonably requested by either of them.

(ii)

In the event of a discrepancy between the calculations received by the Calculation Agent from the Borrowers and the results of the Modeling conducted by the Calculation Agent, the Calculation Agent shall give prompt written notice (which may be in electronic form) of such discrepancy to the Borrowers and the Lender, and the Calculation Agent shall work with such parties to resolve such discrepancy. (For the avoidance of doubt, the notice and consultation requirements of the preceding sentence shall be deemed satisfied if the Calculation Agent complies with any similar procedure expressly provided for in this Loan Agreement, such as delivery of a Preliminary Report).

(iii)

The Calculation Agent shall promptly notify the Lender if a Responsible Officer of the Calculation Agent obtains actual knowledge of any material inaccuracy in any calculations previously performed by the Calculation Agent of which the Lender is not already aware.(iv) Each of the Borrowers and the Lender agree that so long as the Calculation Agent complies with the terms of clauses (ii) and (iii) above, the Calculation Agent shall have no liability with respect to any Calculations that are verified by the Calculation Agent (including pursuant to consultations described in clause (iii) above) that are subsequently determined to be incorrect. For avoidance of doubt, such exculpation from liability shall include, without limitation, any loss, liability or expense of Lender incurred as a result of lending to Borrowers based on any such erroneous calculations.

(b) On each Payment Date, the Borrowers shall pay to the Calculation Agent any Calculation Agent Fee and any regularly scheduled fees and expenses due and payable to the Calculation Agent hereunder pursuant to Section 3.05(b) or Section 3.05(c), as applicable.

(c) The Calculation Agent shall not be responsible for performing or verifying any calculations pursuant to this Loan Agreement to the extent information necessary to verify such calculations is requested from, or is required by the terms of this Loan Agreement to be provided by, and is not provided by, the Lender, Diligence Agent or the Borrowers, as applicable.

(d) If the Calculation Agent shall at any time receive instructions from the Lender that conflict with instructions of the Borrowers or any other party to this Loan Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Loan Agreement or consultation with the Lender, the Paying Agent shall be entitled to rely on the instructions of the Lender.

(e) The Calculation Agent may: (i) terminate its obligations as Calculation Agent under this Loan Agreement (subject to the terms set forth herein) upon at least 30 days’ prior written notice to the Borrowers and the Lender (together with a copy of such notice posted to the Platform); provided, however, that, without the consent of the Lender, such resignation shall not be effective until a successor calculation agent acceptable to the Lender and, so long as no Event of Default has occurred, the Borrowers, and to whose appointment the Lender does not object within five (5) Business Days after the Lender is notified thereof, shall have accepted appointment as Calculation Agent pursuant hereto and shall have agreed to be bound by the terms of this Loan Agreement; or (ii) be removed at any time by written demand of the Lender, delivered to the Calculation Agent. In the event of such termination or removal, the Lender shall make reasonable efforts to appoint a successor calculation agent. If, however, a successor calculation agent is not appointed by the Lender within sixty (60) days after the giving of a notice of resignation, the Calculation Agent may petition a court of competent jurisdiction for the appointment of a successor calculation agent, and the costs and expenses associated with such petition shall be an expense of the Borrowers.

(f) Any successor calculation agent appointed pursuant hereto shall execute, acknowledge, and deliver to the Lender and to the predecessor Calculation Agent an instrument accepting such appointment under this Loan Agreement. Thereupon, the resignation or removal of the predecessor Calculation Agent shall become effective and such successor calculation agent, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Calculation Agent under this Loan Agreement, with like effect as if originally named as Calculation Agent. The predecessor Calculation Agent shall upon payment of all fees and expenses payable to such Paying Agent pursuant to this Loan Agreement, deliver to the successor calculation agent, or as otherwise directed by the Lender, all documents and statements and monies held by it under this Loan Agreement, and the Lender and the predecessor Calculation Agent shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor calculation agent all such rights, powers, duties, and obligations. The Borrowers shall reasonably cooperate with any such transition to a successor calculation agent, including by executing such modifications to the Loan Documents as are reasonably necessary to accommodate and effect such transition. In the event the Calculation Agent’s appointment hereunder is terminated without cause (by a party other than the Paying Agent), the Borrowers shall reimburse the Calculation Agent for the reasonable out-of-pocket expenses of the Calculation Agent incurred in effecting the transfer of its duties to the successor calculation agent.

In the event the Calculation Agent’s appointment hereunder is terminated without cause (by a party other than the Paying Agent), the Borrowers shall reimburse the Calculation Agent for the reasonable out-of-pocket expenses of the Calculation Agent incurred in effecting the transfer of its duties to the successor calculation agent.

(g) The Calculation Agent shall be entitled to indemnification, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including litigation costs and reasonable attorneys’ fees and expenses) which may at any time (including at any time following the payment of the obligations under this Loan Agreement, including the Advances outstanding) be imposed on, incurred by or asserted against the Calculation Agent in connection with or arising out of (i) the performance of its obligations under and in accordance with this Loan Agreement, including without limitation the costs and expenses of (A) investigating any claim or allegation relating to the exercise or performance of any of its powers or duties under this Loan Agreement, and (B) preparing for, and prosecuting or defending itself against any investigation, legal proceeding, whether pending or threatened, related to any claim or liability in connection with the exercise or performance of any of its powers or duties under this Loan Agreement; (ii) pursuing enforcement (including without limitation by means of any action, claim, or suit brought by the Calculation

Agent for such purpose) of any indemnification or other obligation of the Borrower (the indemnification afforded under this subclause (ii) to include, without limitation, any reasonable legal fees, costs and expenses incurred by the Calculation Agent in connection therewith); provided, that the Calculation Agent shall not be entitled to the payment of any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Calculation Agent resulting from its own gross negligence, or willful misconduct (in each case, as determined by a court of competent jurisdiction or as otherwise agreed to by the parties). In no event shall the Calculation Agent be liable for any punitive, special, consequential, or indirect damages (including, without limitation, lost profits) even if advised of the likelihood of such loss or damage and regardless of the form of action. Calculation Agent shall be entitled to be paid any Calculation Agent Indemnity Amounts pursuant to Section 3.05. Any amounts payable to Calculation Agent pursuant to this Section 11.02(g) that are not Calculation Agent Indemnity Amounts shall not be payable pursuant to Section 3.05 but shall be paid by Borrowers to Paying Agent in accordance with Section 3.04(b). The provisions of this Section shall survive the payment of the Advances, the termination of this Loan Agreement, and any resignation or removal of the Calculation Agent.

Section 12. Single-Purpose Entity.

12.01 Covenants Applicable to each Borrower. Each Borrower shall (a) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Loan Agreement and any other Loan Document, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) without Lender’s prior written consent, other than (i) with respect to the Property Documents and the Retained Interests, and (ii) as otherwise permitted under this Loan Agreement, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the acquisition of Eligible Properties and the sale of Assets under the Loan Documents, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to such Borrower, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents except with the prior written consent of Lender, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that Borrowers may maintain joint bank accounts and financial records and statements with one another) and any financial statements may be consolidated with other entities to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of a Borrower from such Affiliate and to indicate that such Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on such Borrower’s own separate balance sheet) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or separate tax returns are not required because Borrowers, as single-member limited liability companies, have chosen to be disregarded as separate entities for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to such Borrower, (j) not engage in or suffer any Change of Control or, to the fullest extent permitted by law, any dissolution, winding up, liquidation, consolidation, division or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (k) not commingle its funds or other assets with those of any Affiliate or any other Person (except as contemplated herein with respect to any other Borrower) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) except as contemplated herein with respect to each other Borrower, maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) except as expressly contemplated herein with respect to any other Borrower, not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action, (o) (i) have at all times one Independent Director appointed by such Borrower and (ii) provide Lender with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to and serves as an “Independent Director” for such Borrower, (p) the Governing Documents for such Borrower shall provide (i) that no Independent Director of such Borrower may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Lender in writing and Borrower must provide Lender with not less than three (3) Business Days’ prior written notice of (x) any such proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of such Borrower shall not have any fiduciary duty to anyone including the holders of the Equity Interests in such Borrower and any Affiliates of such Borrower except such Borrower and the creditors of such Borrower with respect to taking of, or otherwise voting on, any Insolvency Action, (y) to the fullest extent permitted by Requirements of Law, and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Borrower, including the constituent members of such Borrower (the “Borrower Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to Borrower Constituent Members and such Borrower (including such Borrower’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Borrower exclusive of (A) all other interests (including, without limitation, all other interests of Borrower Constituent Members), (B) the interests of other Affiliates of Borrower Constituent Members and such Borrower and (C) the interests of any group of Affiliates of which Borrower Constituent Members or such Borrower is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of such Borrower except those expressly contemplated under this Loan Agreement in favor of Lender and on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, and (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber any Contributed Property except, in each case, pursuant to the Loan Documents (or pursuant to any Mezzanine Financing Facility).

12.02 Covenants Applicable to Parent SPE. Parent SPE shall, and Borrowers shall ensure that Parent SPE shall, (a) own no assets other than the Parent Borrower Pledged Equity interests, and shall not engage in any business other than owning Assets and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (b) not maintain or incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Parent SPE, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents without Lender’s prior written consent thereto, (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated with the financial statements of an Affiliate to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that appropriate notation shall be made on such financial statements to indicate the separateness of such Person from such Affiliate and to indicate that such Person’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law or separate tax returns are not required because the Parent SPE, as a single-member limited liability company, has chosen to be disregarded as a separate entity for applicable tax purposes), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent, provided, however, that no Person shall be required to make any direct or indirect additional capital contribution to Parent SPE, (j) not engage in or suffer any Change of Control or to the fullest extent permitted by law, any dissolution, winding up, liquidation, consolidation, division or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except in connection with a transfer or sale and disposition that is permitted hereunder), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) except as expressly contemplated by the Loan Documents with respect to any other Borrower, not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its board of directors including the Independent Director, take any Insolvency Action with respect to itself, (o) (i) have at all times one Independent Director or have a managing member or manager whose consent is required under its Governing Documents for Parent SPE to take any Insolvency Action and which managing member or manager has at all times one Independent Director, and (ii) provide Lender with up-to-date contact information for each such Independent Director and a copy of the agreement pursuant to which such Independent Director consents to act as an “Independent Director” for such Person, (p) the Governing Documents for such managing member of manager shall provide (i) that no Independent Director of such Person may be removed or replaced except as a result of an Independent Director Event or as otherwise consented to by Lender in writing; and such managing member of manager of Parent SPE must provide Lender with not less than three (3) Business Days’ prior written notice of (x) any such proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (y) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director and (ii) that (x) any Independent Director of such Person shall not have any fiduciary duty to anyone including the holders of the Equity Interests in such Person and any Affiliates of such Person except such Person, including the creditors of such Person with respect to taking of, or otherwise voting on, the Insolvency Action, (y) to the fullest extent permitted by Requirements of Law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Director shall consider only the interests of such Person and the constituent members of such Person (the “Constituent Members”) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to the Constituent Members and such Person (including such Person’s creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Person exclusive of (A) all other interests (including, without limitation, all other interests of the Constituent Members), (B) the interests of other Affiliates of the Constituent Members and such Person and (C) the interests of any group of Affiliates of which the Constituent Members or such Person is a part and (z) other than as provided above, the Independent Director shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction with an Affiliate of such Person except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) use separate stationery, invoices and checks bearing its own name, (t) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an affiliate, (u) not pledge its assets to secure the obligations of any other Person or take any action or permit any action to be taken to encumber any of the Parent Borrower Pledged Equity or its other assets, except pursuant to the Loan Documents (or pursuant to any Mezzanine Financing Facility), and (v) not form, acquire or hold any Subsidiary other than Parent Borrower or own any Equity Interest in any other entity.

12.03 Covenants Applicable to each Borrower and Parent SPE. Borrowers shall and shall cause Parent SPE to comply with the following additional provisions:

(a) For each Person that is a multi-member limited liability company, it shall have one member or shall be managed by a manager that is a Special Purpose Entity, which is a corporation or a single-member Delaware limited liability company, with one Independent Director; and

(b) For each Person that is a single-member limited liability company, it (i) shall be organized in a jurisdiction acceptable to Lender (provided that Delaware and Nevada are deemed to be acceptable jurisdictions), (ii) shall have one Independent Director or Independent Manager serving as manager of such company, (iii) shall not take any Insolvency Action and shall not cause or permit the members or managers of such entity to take any Insolvency Action, either with respect to itself or any of its Subsidiaries unless all of its Independent Directors or Independent Managers then serving as managers of the company shall have consented in writing to such action, and (iv) shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) one natural person or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the resignation or dissolution of the last remaining member of the company.

Section 13. Agency.

13.01 Exculpatory Provisions.

(a) An Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents to which such Agent is a party, any permissive right or privilege afforded to an Agent hereunder shall not be construed as a duty, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, an Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by Lender; provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent (or its Affiliates) to liability or unreimbursed expense or that is contrary to any Loan Document or applicable law including for the avoidance of doubt any action that may be in violation of the automatic stay under any Insolvency Law or that may effect a forfeiture, modification or termination of property of a Lender in violation of any Insolvency Law;

(iii)

shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; and

(iv)

shall not have any duty (1) to record, file or deposit this Loan Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or maintain any such recording, filing or depositing or to subsequently record, refile or redeposit any of the same, (2) to pay or discharge any Taxes, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, or assessed or levied against, any part of the Collateral, (3) to confirm or verify the contents of any reports or certificates of the Borrowers or of another Agent delivered to such Agent pursuant to this Loan Agreement believed by the receiving Agent to be genuine and to have been signed or presented by the proper party or parties or (4) to ascertain or inquire as to the performance or observance of any of the Borrower’s representations, warranties or covenants under this Loan Agreement or any other Loan Document.

(v)

in the case of the Calculation Agent and the Paying Agent, shall not have any duty to institute, conduct or defend any litigation under this Loan Agreement or in relation to this Loan Agreement (regardless of any request, order or direction of any Agent or any Lender).

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of Lender, or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. For the avoidance of doubt, (x) no Agent shall be liable for (i) an error of judgment made in good faith by one of its officers; or (ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred by this Loan Agreement or at the direction of Lender, in each case, unless it shall be proved that such Agent shall have been grossly negligent in ascertaining the pertinent facts.

(i)

An Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to a Responsible Officer of such Agent in writing by a Borrower or a Lender. No Agent shall be obligated to ascertain or inquire as to the performance or observance of any of any Relevant Party’s representations, warranties or covenants under this Loan Agreement or any other Loan Document. Other than with respect to any information that an Agent has an express duty hereunder to review, such Agent shall not be deemed to have knowledge of any fact or matter for purposes of this Loan Agreement unless a Responsible Officer of such Agent responsible for performing such Agent’s duties under this Loan Agreement (i) has actual knowledge thereof or (ii) receives written notice with respect thereto.

(c) An Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, in the case of any Agent, any certificate or report of any other Agent), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Sections 5.01 or 5.02 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to an Agent.

(d) No Agent shall be responsible for the acts or omissions of any Relevant Party, any other Agent, Lender, or any other Person.

(e) Knowledge or information acquired by (i) Wells Fargo in any of its respective capacities hereunder or under any other document related to this transaction shall not be imputed to Wells Fargo in any of its other capacities hereunder or under such other documents except to the extent their respective duties are performed by employees in the same division of Wells Fargo, and (ii) any Affiliate of Wells Fargo shall not be imputed to Wells Fargo in any of its respective capacities hereunder and vice versa.

13.02 Reliance by Agent. An Agent shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, direction, opinion, resolution, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. An Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Any Agent may rely on the work product of any other Agent. In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. An Agent may consult with legal counsel of its choice (who may be counsel for the Borrowers or another Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In connection with any request that an Agent take any action or refrain from taking any action outside the scope of this Loan Agreement, such Agent shall be entitled to request and conclusively rely upon, and shall be protected in acting or refraining from acting upon, an officer’s certificate or opinion of counsel delivered by or on behalf of such requesting party.

13.03 Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent with the approval of the Lender. Without limiting the forgoing, Lender may delegate any of its duties hereunder to Calculation Agent or Paying Agent to the extent the applicable Agent agrees in writing to assume such responsibility. An Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the revolving credit facility contemplated by this Loan Agreement as well as activities as Agent. No Agent shall be responsible to Lender for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Lender hereby appoints the Paying Agent as its sub-agent for purposes of perfecting its security interest in the Collection Account, any funds credited thereto and any other Collateral in the possession of the Paying Agent.

13.04 Successor Agents; Merger etc. affecting Agents. (a) The resignation or removal of the Calculation Agent or Paying Agent shall be governed by the applicable terms of Section 11.01(f) or 11.02(e) above, as applicable.

(b) Any Person into which an Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which an Agent shall be a party, or any Person succeeding to the business of the an Agent, shall be the successor of the Agent under this Loan Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

13.05 No Other Duties, etc. No Agent is bound to comply with any notice or instruction given to it by any other party hereto or by any other person, firm or corporation, except such notices or instructions as are herein provided for, and orders of any court entered or issued with jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in each such case such Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which legal counsel of its own choosing advises is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may subsequently be reversed, modified, annulled, set aside or vacated.

13.06 Expenses; Indemnity; Damage Waiver. No Agent shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, and none of the provisions contained in this Loan Agreement shall in any event require any Agent to perform, or be responsible for the manner of performance of, any of the obligations of the Borrower under this Loan Agreement.

Section 14. Miscellaneous.

14.01 Waiver. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14.02 Notices.

(a) Except as otherwise expressly permitted by this Loan Agreement, all notices, requests and other communications provided for herein (including, without limitation, any modifications of, or waivers, requests or consents under, this Loan Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Loan Agreement and except for notices given under Section 2 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

(b) Subject to Section 14.21, notices and other communications (including delivery of Property Files) to Lender hereunder may be delivered or furnished by Electronic Transmission pursuant to procedures approved by Lender, provided that the foregoing shall not apply to notices to Lender by Borrowers pursuant to Section 2 if Lender has notified Borrowers that it is incapable of receiving notices under such Article by Electronic Transmission. Lender or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by Electronic Transmission pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

14.03 Indemnification and Expenses.

(a) Borrowers agree to hold Lender, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Borrowers agree to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to the Pledged Equity and the Contributed Properties relating to or arising out of (i) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (ii) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (iii) performance of any labor or services or the furnishing of any materials or other property in respect of any Contributed Property, (iv) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Loan Document, Purchased Asset or Contributed Property, (v) any Lien or claim arising on or against any Pledged Equity or Contributed Property under any Requirements of Law or any liability asserted against Lender or any Indemnified Person with respect thereto, (vi) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any property or Property by any Person or other source, whether related or unrelated to Borrowers, (2) any presence of any Hazardous Substances in, on, within, above, under, near, affecting or emanating from any Property, (3) the failure to timely perform any Remedial Work, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Borrowers in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Contributed Property of any Hazardous Substances at any time located in, under, on, above or affecting any Contributed Property, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Contributed Property by any Person or other source, whether related or unrelated to Borrowers, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Contributed Property with regard to, or as a result of, any Hazardous Substances or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Loan Document or Property Document relating to environmental matters in any way, or (vii) each Borrower’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 14.03, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct. For the avoidance of doubt, following an Event of Default and the realization by Lender on the Pledged Equity, Borrowers shall not be liable pursuant to the terms and provisions of this Section 14.03(a) for any Costs which directly result from any action (or inaction, only to the extent that Lender is required to take any action and failed to do so, including, without limitation, maintaining liability insurance within a reasonable period following such realization and otherwise acting as a prudent owner of residential real property) by Lender (or any successor to Lender) as the owner of the Pledged Equity or of any related Property. Borrowers also agree to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. Borrowers hereby acknowledge that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of Borrowers under the Note is a recourse obligation of Borrowers. This Section 14.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-tax claim, and in no event shall Costs include any Excluded Taxes.

(b) Borrowers agree to promptly pay when billed by Lender all of the out-of pocket costs and expenses incurred by Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith. Borrowers agree to promptly pay when billed by Lender all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) all the reasonable fees, disbursements and expenses of counsel to Lender and (ii) except as otherwise specifically provided elsewhere in this Loan Agreement, all the due diligence, inspection, testing and review costs and expenses incurred by Lender with respect to Collateral under this Loan Agreement, including, but not limited to, those costs and expenses incurred by Lender pursuant to Sections 12.03, 12.14 and 12.18 hereof. Borrowers also agree not to assert any claim against Lender or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, the actual or proposed use of the proceeds of the Advances, this Loan Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT FRAUD GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) If Borrowers fail to pay when due any costs, expenses or other amounts payable by Borrowers under this Loan Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of Borrowers by Lender, in its sole discretion and Borrowers shall remain liable for any such payments by Lender. No such payment by Lender shall be deemed a waiver of any of Lender’s rights under the Loan Documents.

(d) Without prejudice to the survival of any other agreement of Borrowers hereunder, the covenants and obligations of Borrowers contained in this Section 14.03 shall survive the termination of this Loan Agreement.

(e) All sums reasonably expended by Lender in connection with the exercise of any right or remedy provided for herein shall be and remain Borrowers’ obligation (unless and to the extent that a Borrower is determined, by a final, nonappealable order of a court of competent jurisdiction to be the prevailing party in any dispute, claim or action relating thereto). Borrowers agree to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable out of pocket expenses and reasonable attorneys’ fees incurred by Lender and/or Diligence Agent Fees in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Loan Documents (regardless of whether an Advance is outstanding hereunder), the taking of any action, including legal action, required or permitted to be taken by Lender and/or Diligence Agent pursuant thereto, any “due diligence” or loan agent reviews conducted by Lender or on its behalf or by refinancing or restructuring in the nature of a “workout.”

14.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by Borrowers and Lender and acknowledged by the Calculation Agent and Paying Agent and any provision of this Loan Agreement (other than any provision with respect to the rights, protections and indemnities with respect to any Agent) may be waived by Lender; provided, however, during the term of any Mezzanine Financing Facility, any such amendment shall require Borrowers to obtain the consent of the applicable Mezzanine Lender prior to any such amendment, which consent shall be deemed given so long as it does not have a material effect on (i) any of the Collateral, (ii) any rights of the applicable Mezzanine Lender or obligations of Borrowers or (iii) any administrative, reporting or accounting requirements, in each case, under the applicable Mezzanine Financing Facility.

14.05 Successors and Assigns. (a)(i) This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and (ii) each Participant (as defined below) and each Lender assignee shall be subject to the requirements set forth in the confidentiality agreement in the form of Exhibit E attached hereto. Lender may from time to time assign all or a portion of its rights and obligations under this Loan Agreement and the other Loan Documents to (a) any Affiliate of Lender, or (b) any other Person with prior written consent of Borrowers (such consent not to be unreasonably withheld or delayed); provided, that the foregoing shall not limit Lender’s ability to pledge or assign a security interest in all or any portion of its rights under this Loan Agreement to secure obligations of Lender pursuant to Section 14.05(c). Lender acknowledges and agrees that it shall be considered reasonable for a Borrower to withhold its consent in connection with any assignment to a competitor of such Borrower or any of its Affiliates. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, Lender shall be entitled to assign its rights and obligations under this Loan Agreement or issue one or more participation interests to any Person without the consent of Borrowers. Lender, acting solely for this purpose as an agent of Borrowers, shall maintain a register on which it enters the name and address of each Participant and each Lender assignee, and the principal amounts (and stated interest) of each Participant’s and each Lender assignee’s interest in the rights and obligations under this Loan Agreement and related Loan Documents (the “Register”). No assignment shall be effective unless recorded in the Register. The entries in the Register shall be conclusive absent manifest error, and Borrowers and their respective affiliates and Lender shall treat each person whose name is recorded in the Register as the owner of the related participation or assignment for purposes of this Loan Agreement. The Register shall be available for inspection by Borrowers, Lender and other parties hereto at any reasonable time and from time to time upon reasonable prior notice.

14.06 Survival.

(a) The obligations of Borrowers under Sections 2.08(a), 2.11(a), 3.03, 6, 7, 12.03 and 14.24 hereof shall survive the repayment of the Advance and the termination of this Loan Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and Lender shall not be deemed to have waived, by reason of making any Advance, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Advance was made.

(b) Lender may, in accordance with applicable law, at any time, upon at least five (5) Business Days’ notice to the Borrowers, sell to one or more entities (“Participants”) participating interests in this Loan Agreement, its agreement to make Advances, or any other interest of Lender hereunder and under the other Loan Documents; provided that, unless an Event of Default has occurred and is continuing, Lender shall not issue one or more participation interests to a Restricted Participant without the prior written consent of Borrowers; provided further that Lender shall not be required to provide advance notice to Borrowers with respect to participating interests to the Federal Reserve Bank. In the event of any such sale by Lender of participating interests to a Participant, Lender’s obligations under this Loan Agreement to Borrowers shall remain unchanged, Lender shall remain solely responsible for the performance thereof and Borrowers shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. Each Borrower agrees that if amounts outstanding under this Loan Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Loan Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Lender the proceeds thereof. For the avoidance of doubt, any amounts that are set-off pursuant to the foregoing shall pay, prepay, repay, discharge or otherwise satisfy the obligations owed to the applicable Participant and Lender by the Borrowers in an amount equal to the amount of such set-off.

(c) Lender may furnish any information concerning a Borrower or any of its Subsidiaries in the possession of Lender from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Borrowers in writing and securing signed confidentiality statements and only for the sole purpose of evaluating assignments or participations and for no other purpose. For the avoidance of doubt, no signed confidentiality statements shall be required in the event information concerning a Borrower or any of its Subsidiaries in the possession of Lender from time to time is furnished to the Federal Reserve Bank in connection with a repledge or rehypothecation or other financing of Advances to the Federal Reserve Bank.

(d) Each Borrower agrees to reasonably cooperate with Lender in connection with any such assignment and/or participation, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation, with any related expenses incurred by each Borrower prior to the continuance of an Event of Default to be paid by Lender.

14.07 Platform; Access to Information.

(a) Platform. Lender (and any designee of Lender, including potential assignees and participants), each Relevant Party and Diligence Agent shall each be granted access to the data platform (the “Platform”) established by Borrowers at with Box, Inc. at Box.com. Lender shall have no liability for any use made of the Platform or for any inability of any Relevant Party and Diligence Agent to access the Platform at any time or from time to time. The cost of establishing and maintaining the Platform shall be paid by Borrowers. Borrowers will and will cause the other Relevant Parties and their respective representatives to comply with all procedures established by the Lender from time to time for the delivery, maintenance and use of documents to Platform. Without limitation of the foregoing, no Relevant Party shall modify, alter or remove any document or information previously delivered to the Platform except to the extent necessary to correct any error or omission, or to remove any confidential information erroneously delivered to the Platform, in each case with the consent of the Lender. Borrower shall have no authority to terminate or restrict access (except as provided herein) to the Platform.

(b) Access to Information. Concurrently with the delivery of any notice, report, valuation, inspection and Property File, Notice of Borrowing and Pledge, certification, document or other deliverable under this Loan Agreement (including, but not limited to any certifications, documents or other deliverables delivered pursuant to Sections 5.01 and 5.02 hereof) or any other Loan Document, the party required to provide such notice or deliver such deliverable, including, without limitation, Borrowers, Asset Managers, Lender and Diligence Agent, shall post the same to the Platform. Subject to the foregoing, any notice or deliverable required to be delivered under this Loan Agreement or any other Loan Document shall be deemed to be delivered on the date such notice or deliverable is posted to the Platform if posted prior to 4:00PM New York time on such date.

(c) Platform Unavailability. If the Platform is not available or not functioning for any reason, each party hereto agrees that, until the Platform is available, if such party is the party required to provide any notice, report, valuation, inspection and Property File, Notice of Borrowing and Pledge, certification, document or other deliverable under this Loan Agreement or any other Loan Document, such party shall deliver such notice or deliverable to each party to which the same is required to be delivered pursuant to the terms of this Loan Agreement by electronic mail and each such notice or deliverable shall be deemed posted to the Platform upon receipt of email confirmation of receipt by addressee of such electronic mail and, promptly after the Platform becomes available for use, post each such notice or deliverable that such party has delivered by electronic mail to the Platform.

14.08 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

14.09 Counterparts; Electronic Signatures. This Loan Agreement and any other Loan Document shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party to this Loan Agreement or any Loan Document shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party (whether such signature is with respect to this Loan Agreement or any Loan Document, as applicable, or any notice, officer’s certificate or other ancillary document delivered pursuant to or in connection with this Loan Agreement or any Loan Document) and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Loan Agreement and any Loan Document may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.

14.10 Severability. If any provision of any Loan Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Loan Documents, and each Loan Document shall be enforced to the fullest extent permitted by law.

14.11 GOVERNING LAW. THIS LOAN AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

14.12 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

14.13 WAIVER OF JURY TRIAL. RELEVANT PARTIES, EACH AGENT AND LENDER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY ANY REQUIREMENTS OF LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.14 Acknowledgments. Borrowers hereby acknowledge that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents to which it is a party;

(b) Lender has no fiduciary relationship to Borrowers, and the relationship between Borrowers and Lender is solely that of debtor and creditor; and

(c) no joint venture exists among or between Lender and Borrowers.

14.15 Hypothecation or Pledge of Collateral. Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude Lender from engaging in repurchase transactions with the Collateral or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Collateral. Nothing contained in this Loan Agreement shall obligate Lender to segregate any Collateral delivered to Lender by Borrowers.

14.16 Confidentiality. The Loan Documents and their respective terms, provisions, supplements and amendments, and transactions and notices thereunder, are proprietary to Lender and shall be held by Borrowers and Agents in strict confidence and shall not be disclosed to any third party without the consent of Lender except for (i) disclosure to Borrowers’ or Agents’ Affiliates, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) upon prior written notice to Lender (to the extent permitted under any Requirements of Law), disclosure required by law, rule, regulation or order of a Governmental Authority, court or other regulatory body or (iii) when circumstances reasonably permit, any disclosures or filing required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of disclosure by any party pursuant to the foregoing clauses (ii) and (iii), each Borrower shall take reasonable actions to provide Lender with prior written notice; provided further that in the case of (iii) such Borrower shall not file any of the Loan Documents other than the Loan Agreement with the SEC or state securities office unless such Borrowers shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to Lender. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Loan Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Loan Agreement.

14.17 Asset Management.

(a) Borrowers covenant to maintain or cause the asset management of the Contributed Properties to be maintained in conformity with the Asset Management Standard. In the event that the preceding language is interpreted as constituting one or more servicing or asset management contracts, each such servicing or asset management contract shall terminate automatically upon the earliest of (i) an Event of Default, or (ii) the date on which all the Secured Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by Lender.

(b) Borrowers agree that Lender has a first priority perfected security interest in all servicing or asset management records, including but not limited to any and all servicing or asset management agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals and any other records relating to or evidencing the servicing of the Contributed Properties (the “Servicing Records”), and (ii) Borrowers grants Lender a security interest in all rights relating to the Contributed Properties and all Servicing Records to secure the obligation of Borrowers or their designee to service in conformity with this section and any other obligation of Borrowers to Lender. Borrowers covenant to safeguard such Servicing Records and to deliver them promptly to Lender or its designee (including Diligence Agent) at Lender’s request.

(c) Borrowers agree that upon the occurrence of a default by any Asset Manager, Lender may, in accordance with the terms of the applicable Asset Management Agreement, terminate such Asset Manager in its capacity as manager and terminate such Asset Management Agreement or any subservicing arrangement and transfer such servicing to Lender or its designee, at no cost or expense to Lender. In addition, Lender may direct that collections with respect to the Contributed Properties be remitted in accordance with Lender’s instructions. Borrowers agree to cooperate and to cause Asset Manager to cooperate with Lender in connection with the transfer of servicing.

(d) During the period any Contributed Properties are subject to this Loan Agreement, Borrowers agree that (i) Lender is the pledgee of the related Asset Management Rights and all Property Files and (ii) each Asset Manager shall service and manage the Contributed Properties for the benefit of Lender.

(e) Borrowers, on Lender’s behalf, shall contract with Asset Managers under the Asset Management Agreements to manage the Contributed Properties consistent with the Asset Management Standard. Borrowers shall not surrender any Asset Management Agreement, consent to the assignment by any Asset Manager of its respective interest under such Asset Management Agreement, terminate or cancel such Asset Management Agreement, or modify, change, supplement, alter or amend such Asset Management Agreement, in any material respect without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed). Borrowers shall not permit any Asset Manager to sub-contract any or all of its management responsibilities under any Asset Management Agreement to a third-party except as otherwise expressly permitted in such Asset Management Agreement. Borrowers shall promptly notify Lender of any default by any Asset Manager in the performance or observance of any of its obligations under any Asset Management Agreement or Assignment of Asset Management Agreement. Borrowers shall cause each Asset Manager to (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing and management responsibilities hereunder, under the related Asset Management Agreement and the related Assignment of Asset Management Agreement and (iii) not impair the rights of Lender in any Contributed Properties or any payment thereunder. Lender shall have the right to terminate any Affiliated Asset Manager (as applicable) in accordance with Section 14.17(c) hereof.

(f) Borrowers shall ensure that each Asset Manager has full power and authority to do any and all things in connection with the management, conservation, protection and operations of the Contributed Properties as are consistent with the Asset Management Standard and, consistent therewith, each Asset Manager shall make protective advances or other advances necessary for the proper operation, management, maintenance and disposition of such Contributed Property. Each Borrower shall assure that at all times the operating trust accounts funded by Borrowers is funded at a level not less than the minimum amount required under the related Asset Management Agreement to permit such advances to be made and shall otherwise assure that funds are provided to Asset Managers to permit such protective advances to be made. Furthermore, an Asset Manager shall not make any such protective advances unless such Asset Manager determines, in accordance with the Asset Management Standard, that a prudent property manager would not make such advance or if the related the operating trust account of such Asset Manager funded by the applicable Borrower does not have contain the necessary reserve funds to make such advances.

(g) Borrowers shall cause each Asset Manager to deposit all Income received by such Asset Manager in respect of the Contributed Properties into the Concentration Account in accordance with Section 7.30 hereof.

(h) As a condition precedent to Lender funding any Advance hereunder and following the termination of an Asset Manager pursuant to the terms hereof and upon the appointment of any successor asset manager, Borrowers shall provide promptly to Lender an Assignment of Asset Management Agreement executed by the successor asset manager, advising such successor asset manager of such matters as Lender may reasonably request, including, without limitation, (i) recognition by such successor asset manager of Lender’s interests in such Contributed Properties and the Asset Management Agreement(s), (ii) agreement by such successor asset manager to comply with the Asset Management Standards, and (iii) that upon receipt of written notice of an Event of Default from Lender, such successor asset manager will follow the instructions of Lender with respect to the Contributed Properties and any related Income with respect thereto.

(i) Upon the occurrence of an Asset Manager Termination Event, Lender shall have the right to immediately terminate such Asset Manager’s right to service and manage the Contributed Properties without payment of any penalty or termination fee. The respective Borrower and Asset Manager, as applicable, shall cooperate in transferring the servicing and/or managing of the Contributed Properties to Lender or its designee, at no cost or expense to Lender, it being agreed that Borrowers will pay any fees and expenses required to terminate the related Asset Management Agreement and transfer servicing and asset management.

(j) Borrowers shall cause any Asset Manager that is an Affiliate of a Borrower to permit Lender and its agents to inspect upon reasonable prior written notice at a mutually convenient time, Asset Manager’s property management facilities for the purpose of satisfying Lender that Asset Manager has the ability to service or manage the Contributed Properties as provided in this Loan Agreement. In addition, at any time that Asset Manager is not an Affiliate of a Borrower, Borrowers shall use their reasonable best efforts to enable Lender to inspect the servicing facilities of the property management facilities of Asset Manager and to cause Asset Manager to cooperate with Lender and/or its designees in connection with any due diligence performed by Lender and/or such designees in accordance with this Section 14.17. Borrowers and Lender further agree that all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any due diligence or inspection performed pursuant to this Section 14.17 shall be paid by Borrowers.

(k) All fees and expenses of Asset Managers shall, except to the extent borne by Asset Managers under the applicable Asset Management Agreements, be borne solely by Borrowers, and Lender shall have no responsibility for payment of such fees and expenses.

14.18 Periodic Due Diligence Review. Borrowers acknowledge that Lender has the right to perform continuing Due Diligence Reviews with respect to the Contributed Properties (including conducting lien searches), Parent SPE, Guarantor, Borrowers, Asset Managers and the Pledged Equity, for purposes of obtaining BPO Values, reviewing and confirming receipts for Capital Expenditures, reviewing insurance, verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrowers agree that upon reasonable prior notice to Borrowers, or at any time upon the occurrence of a Default or Event of Default, Lender or its authorized representatives (including any third-party diligence providers contracted by Lender) will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Property Files and any and all documents, records, agreements, instruments or information relating to such Contributed Properties in the possession, or under the control, of Borrowers, Asset Manager and/or Diligence Agent. Borrowers shall also make available to Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Property Files and the Contributed Properties. Without limiting the generality of the foregoing, Borrowers acknowledge that Lender shall make Advances to Borrowers based solely upon the information provided by Borrowers to Lender in the representations, warranties and covenants contained herein, and that Lender, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Pledged Equity securing such Advances and/or any Contributed Properties, including, without limitation, ordering new appraisals on the related Contributed Properties. In addition, Lender has the right to perform continuing Due Diligence Reviews of Borrowers, Asset Manager and their respective Affiliates, directors, officers, employees and significant shareholders. Borrowers and Lender further agree that all reasonable out-of-pocket costs and expenses incurred by Lender in connection with Lender’s activities pursuant to this Section 14.18, including, but not limited to the reasonable out-of-pocket costs and expenses arising out of any diligence review conducted by third-party diligence providers contracted by Lender, shall be paid by Borrowers except as expressly contemplated otherwise by this Loan Agreement.

14.19 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, Lender shall have the right, without prior notice to Borrowers, any such notice being expressly waived by Borrowers to the extent permitted by any Requirements of Law, upon any amount becoming due and payable by Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrowers. Lender may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by Lender or its Affiliates to Borrowers against all of Borrowers’ obligations to Lender or its Affiliates, whether under this Loan Agreement or under any other agreement between the parties or between Borrowers and any affiliate of Lender, or otherwise, whether or not such obligations are then due, without prejudice to Lender’s or its Affiliate’s right to recover any deficiency. Lender agrees promptly to notify Borrowers after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.20 Restructuring of Agreement. If the introduction of or any change in or in the interpretation by any Governmental Authority of any Requirement of Law or (ii) compliance by Lender with (x) any directive or request from any central bank or other Governmental Authority (whether or not having the force of law) imposed after the date hereof or (y) with the requirements of, whether such compliance is commenced prior to or after the date hereof, any of (a) Basel III or (b) the Dodd-Frank Act, or any existing rules, regulations, guidance, interpretations or directives from the United States bank regulatory agencies relating to Basel III or the Dodd-Frank Act, so requires and solely to the extent required, the parties hereto hereby agree that Lender shall have the right to request that this Loan Agreement be restructured and replaced with a similar facility on terms with substantially the same economic effects as those provided herein, to provide for the financing of Properties, which may be in the form of a master repurchase facility or other document structure. Upon Lender’s notification to Borrowers of its election to proceed with such restructuring and replacement, the parties agree to use commercially reasonable efforts to negotiate in good faith the terms of such replacement facility, and to cause such restructuring and replacement to take effect within forty-five (45) days of such notice, or such other reasonable time period as may be agreed upon between Lender and Borrowers provided, that Borrowers shall not be required to enter into any such repurchase facility or other document structure that would have the effect of adding material additional conditions to loan funding, or making covenants or events of default more restrictive, or increasing interest rates or other charges payable under the Loan Documents, or restricting or imposing conditions or penalties on prepayments or cancellations of commitments. In the event that Lender elects to restructure this Loan Agreement pursuant to this Section 14.20, Lender shall pay the reasonable out of pocket legal fees and expenses of Borrowers in connection with such negotiations and such restructuring.

14.21 Borrowers to Remain Liable. Lender and Borrowers agree that the grant of a security interest under this Loan Agreement shall not constitute or result in the creation or assumption by Lender of any Retained Interest or other obligation of Borrowers or any other Person in connection with any Pledged Equity or Contributed Property, whether or not Lender exercises any right with respect thereto. Borrowers shall remain liable under the Pledged Equity, Contributed Properties and Property Documents to perform all of Borrowers’ duties and obligations thereunder to the same extent as if the Loan Documents had not been executed.

14.22 USA Patriot Act. The parties hereto acknowledge that in accordance with requirements established under the USA Patriot Act, Calculation Agent and Paying Agent, in order to help fight the funding of terrorism and money laundering, are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Calculation Agent and Paying Agent. Each party hereby agrees that it shall provide Calculation Agent and Paying Agent with such information in its possession as Calculation Agent or Paying Agent may reasonably request from time to time in order to comply with any applicable requirements of the USA Patriot Act.

14.23 Actions and Events Outside of Lenders’ and Agents’ Control. None of the Lender, Paying Agent, Calculation Agent or the Diligence Agent shall be liable in any way to any Relevant Party, to each other, or any third party for any such party’s failure to perform or delay in performing such party’s obligations under the Loan Documents if such failure to perform or delay in performing results directly or indirectly from, or is based upon, any force majeure event, including, without limitation, acts of God, strikes, lockouts, boycotts, blockades, riots, acts of war, terrorism, rebellion, insurrection, epidemics, fire, communication line failures, computer viruses, power failures, earthquakes or any other similar cause or event beyond such party’s control.

14.24 Erroneous Payments.

(a)

(i)

If Lender notifies Borrower, Participant, assignee of any party hereto or other recipient that Lender has determined in its sole discretion that any funds received by such recipient from Lender or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such recipient (whether or not known to such recipient) (any such funds whether as a payment, prepayment or repayment of principal, interest, fees or other amounts; a distribution or otherwise; individually and collectively, a “Payment” and any such recipient, an “Unintended Recipient”) and demands the return of such Payment (or a portion thereof), such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to Lender the amount of any such Payment (or portion thereof) as to which such a demand was made, in immediately available funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Unintended Recipient to the date such amount is repaid to Lender in immediately available funds at the greater of the Pricing Rate and a rate determined by Lender in accordance with banking industry rules on interbank compensation from time to time in effect. Any Payment shall at all times remain the property of Lender and shall be held in trust by the applicable Unintended Recipient for the benefit of Lender until repaid to Lender pursuant to this Section 14.24(a)(i).

(ii)

To the extent permitted by applicable law, neither Borrower nor any other party hereto (other than Lender) shall assert any right or claim to a Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Lender for the return of any Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(iii)	A notice of Lender to any Unintended Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) If an Unintended Recipient receives a Payment from Lender (or any of its Affiliates)

(i)

that is in a different amount than, or on a different date from, that specified in a notice of payment or calculation statement sent by Lender(or any of its Affiliates) with respect to such Payment (a “Payment Notice”),

(ii)	that was not preceded or accompanied by a Payment Notice, or

(iii)

that such Unintended Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) or any Payment is otherwise inconsistent with such recipient’s or market expectations, in each case, an error shall be presumed to have been made with respect to such Payment absent written confirmation from Lender to the contrary. Upon demand from Lender, such Unintended Recipient shall promptly, but in no event later than one Business Day thereafter, return to Lender the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c) Borrowers hereby agree that the receipt by an Unintended Recipient of a Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed to such Unintended Recipient by Borrowers.

(d) Without prejudice to the survival of any other agreement of Borrower hereunder, the covenants and obligations of Borrower contained in this Section 14.24 shall survive the termination of this Loan Agreement, any assignment permitted hereunder, and/or the satisfaction and discharge of all Obligations (or any portion thereof) under any Loan Document.

14.25 Entire Agreement. This Loan Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing by a duly authorized representative of each party hereto.

14.26 Amendment and Restatement. This Loan Agreement amends and restates that certain second amended and restated master loan and security agreement, dated as of June 23, 2021 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Loan Agreement”), by and among the parties hereto, in its entirety. This Loan Agreement is not intended to constitute a novation of the Original Loan Agreement. Upon the effectiveness of this Loan Agreement, each reference to the Original Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Loan Agreement.

14.27 Joint and Several Liability. Borrowers hereby acknowledge and agree that they are jointly and severally liable to Lender for all representations, warranties, covenants, obligations and liabilities of each of the Borrowers hereunder. Borrowers hereby further acknowledge and agree that (a) a Default or an Event of Default by any Borrower is hereby considered a Default or Event of Default by each Borrower, (b) any breach of a representation, warranty or covenant by a Borrower under this Loan Agreement is hereby considered a breach of such representation, warranty or covenant by each Borrower, and (c) Lender shall have no obligation to proceed against one Borrower before proceeding against any other Borrower. Borrowers hereby waive any defense of their obligations under this Loan Agreement or any other Loan Document based upon or arising out of the disability or other defense or cessation of liability of one Borrower versus any other Borrower. A Borrower’s subrogation claim arising from payments to Lender shall constitute a capital investment in another Borrower (1) subordinated to any claims of Lender, and (2) equal to a ratable share of the equity interests in such Borrower.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

OP SPE BORROWER PARENT, LLC, as Parent Borrower

By:	/s/ Michael Burnett
Name:	Michael Burnett
Title:	Chief Financial Officer

Address for Notices:

c/o OfferPad, LLC
2150 E. Germann Rd.
Suite 1
Chandler, AZ 85286
Attn: Benjamin Aronovich

With a copy (which shall not constitute Notice) to:

c/o Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, California 90067
Attn: Stephen Blevit
Email: sblevit@sidley.com

[THIRD A&R MASTER LOAN AND SECURITY AGREEMENT (CITI-OFFERPAD)]

OP SPE PHX1, LLC, as a Borrower

By:	/s/ Michael Burnett
Name:	Michael Burnett
Title:	Chief Financial Officer

Address for Notices:

c/o OfferPad, LLC
2150 E. Germann Rd.
Suite 1
Chandler, AZ 85286
Attn: Benjamin Aronovich

With a copy (which shall not constitute Notice) to:

c/o Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, California 90067
Attn: Stephen Blevit
Email: sblevit@sidley.com

[THIRD A&R MASTER LOAN AND SECURITY AGREEMENT (CITI-OFFERPAD)]

OP SPE TPA1, LLC as a Borrower

By:	/s/ Michael Burnett
Name:	Michael Burnett
Title:	Chief Financial Officer

Address for Notices:

c/o OfferPad, LLC
2150 E. Germann Rd.
Suite 1
Chandler, AZ 85286
Attn: Benjamin Aronovich

With a copy (which shall not constitute Notice) to:

c/o Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, California 90067
Attn: Stephen Blevit
Email: sblevit@sidley.com

CITIBANK, N.A., as Lender

By:	/s/ Arunthathi Theivakumran
Name:	Arunthathi Theivakumaran
Title:	Vice President

Address for Notices:
Citibank, N.A.
388 Greenwich Street Trading, 6th Floor
New York, New York 10013
Attention: Bobbie Theivakumaran
Telephone No.: (212) 723-6753
Telecopier No.: (646) 291-3799

w/ cc to: james.kessler@citi.com

Master Loan and Security Agreement

WELLS FARGO BANK, N.A., as Calculation Agent and Paying Agent

By: COMPUTERSHARE TRUST COMPANY, N.A., as Attorney in Fact

By:	/s/ Jessica Wuornos
Name:	Jessica Wuornos
Title:	Vice President

Address for Notices:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager – CITIOP2018
Email: CTSSFR@wellsfargo.com

Master Loan and Security Agreement

acknowledged as of the date first above written:

OP SPE HOLDCO, LLC, as Parent SPE

By:	/s/ Michael Burnett
Name:	Michael Burnett
Title:	Chief Financial Officer

Address for Notices:

c/o OfferPad, LLC
2150 E. Germann Rd.
Suite 1
Chandler, AZ 85286
Attn: Benjamin Aronovich

With a copy (which shall not constitute Notice) to:

c/o Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, California 90067
Attn: Stephen Blevit
Email: sblevit@sidley.com

Master Loan and Security Agreement